Exhibit 10.29

EXECUTION COPY

MERGER AGREEMENT

among

AMERIGROUP FLORIDA, INC.
(“Buyer”)

and

AMERIGROUP CORPORATION
(“Parent”)

and

THE PERSONS LISTED ON EXHIBIT A
(collectively, “Shareholders”)

and

PHP HOLDINGS, INC.
(“Company”)

Dated as of August 21, 2002

Disclosure Schedule

Exhibits:

A	Shareholders

B	Escrow Agreement – [OMITTED]

C	License Agreement – [OMITTED]

D	Plan of Merger – [OMITTED]

E	Executive and Newco Group Non-Competition Agreements – [OMITTED]

F	Company’s Legal Opinion – [OMITTED]

G	Buyer’s Legal Opinion – [OMITTED]

H	Acknowledgment and Release – [OMITTED]

I	Separation Agreement – [OMITTED]

J	PHP Group and Buyer Non-Competition Agreement – [OMITTED]

K	Letter of Credit – [OMITTED]

L	Administrative Services Agreement – [OMITTED]

M	Redemption Agreement – [OMITTED]

N	HSC Health and Wellness, Inc. Agreement – [OMITTED]

O	Provider Agreement with CarePlus Medical Centers, LLC – [OMITTED]

P	Assignment and Assumption Agreement– [OMITTED]

Q	Novation Agreement – [OMITTED]

R	Notice of Termination – [OMITTED]

S	Atlantic Dental Ancillary Care Agreement – [OMITTED]

The Company will provide the omitted schedules and exhibits to the Commission upon request.

MERGER AGREEMENT

This MERGER AGREEMENT (this “Agreement”), dated as of August 21, 2002, is entered into by and among the Persons listed on Exhibit A hereto (each a “Shareholder” and collectively, the “Shareholders”), PHP HOLDINGS, INC., a Florida corporation (the “Company”), AMERIGROUP Florida, Inc., a Florida corporation (“Buyer”) and AMERIGROUP Corporation, a Delaware corporation (“Parent”).

W I T N E S S E T H:

WHEREAS, Shareholders and the Dissenting Shareholders, if any, are the record and beneficial owners of 997,121.5 shares of the issued and outstanding shares of common stock (the “Outstanding Common Shares”), and options to acquire 953,187 shares of common stock (the “Options”) (collectively, the Outstanding Common Shares, and the common stock to be issued upon exercise of the Options are the “Shares”), representing 100% of the issued and outstanding shares of common stock and options to acquire common stock of the Company;

WHEREAS, Physicians Healthcare Plans, Inc. (“PHPI”), a wholly owned subsidiary of the Company conducts a health maintenance organization (“HMO”) business currently licensed and operating in the State of Florida and has entered into the 2002 – 2003 Medicaid HMO Contract, Contract Number FA309, dated July 1, 2002, as amended (the “Medicaid Contract”), with the Florida Agency for Health Care Administration (“AHCA”); the FHK Contracts; and a Contract to Provide Services, Contract No. 2001 – 03, dated July 1, 2001 (the “Summit Contract”) with the Florida Department of Elder Affairs (“FEA”) and AHCA (the Medicaid Contract, the FHK Contracts and the Summit Contract, collectively, the “Payor Contracts”);

WHEREAS, under the Medicaid Contract, PHPI is licensed to arrange for the provision of comprehensive health services to Medicaid beneficiaries enrolled through AHCA in PHPI’s health plan (each, a “Medicaid Member” and collectively, “Medicaid Members”) and has established, throughout the enrollment area authorized by AHCA, a network of healthcare providers (each, a “Medicaid Provider” and collectively, “Medicaid Providers”) (as described, the “Medicaid Business”);

WHEREAS, in addition to the Medicaid Business, PHPI operates a Summit Care business in Palm Beach County, Florida pursuant to the Summit Contract (the “Summit Business”), and a Florida Healthy Kids Care business pursuant to the FHK Contracts (the “FHK Business”)(the Medicaid Business, the Summit Business and the FHK Business, collectively, the “Business”);

WHEREAS, the Boards of Directors of Parent, Buyer and the Company have each approved this Agreement and the transactions contemplated hereby and determined that it is in the best interests of their respective shareholders for Buyer to merge with and into the Company upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Corporation Code so that the Company continues as the surviving corporation. As a result of the Merger, the Shareholders will receive the consideration set forth in this Agreement; and

WHEREAS, prior to the Merger, those assets and liabilities relating to the Excluded Business (as hereinafter defined) shall be directly or indirectly distributed to the shareholders of the Company (such distribution is hereinafter referred to as the “Spin Off Transaction”) in accordance with the Separation Agreement (as hereinafter defined) with the intention that, except as provided in this Agreement or the Separation Agreement, all remaining assets and liabilities shall remain in the PHP Group (as hereinafter defined).

NOW, THEREFORE, in consideration of the respective representations, warranties, covenants, agreements and conditions set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1     Certain Defined Terms.    Unless the context otherwise specifies or requires, the following terms have the meanings specified below:

“Actual Deficit” has the meaning set forth in Section 2.3(g).

“Actual Excess” has the meaning set forth in Section 2.3(g).

“Actuary” means the Atlanta office of Tillinghast-Towers Perrin.

“Affiliate” means (i) any Person directly or indirectly controlling, controlled by or under common control with another Person; (ii) any Person owning or controlling ten percent (10%) or more of the outstanding voting securities of such other Person; and (iii) any officer, director, member or partner of such Person.

“Agent” means Miguel B. Fernandez.

“Aggregate Consideration” has the meaning set forth in Section 2.3(b).

“Agreement” has the meaning set forth in the preface.

“AHCA” has the meaning set forth in the Recitals.

“Allocated Closing Cash Amount” has the meaning set forth in Section 2.3(c).

“Allocated Deficit” has the meaning set forth in Section 2.3(c).

“Allocated Escrow Amount” has the meaning set forth in Section 2.3(c).

“Allocated Excess” has the meaning set forth in Section 2.3(c).

“Allocated Membership Cash Consideration” has the meaning set forth in Section 2.3(c).

“Allocated Negative Non-Medical True Up Amount” has the meaning set forth in Section 2.3(c).

“Allocated Negative True Up Amount” has the meaning set forth in Section 2.3(c).

“Allocated Positive Non-Medical True Up Amount” has the meaning set forth in Section 2.3(c).

“Allocated Positive True Up Amount” has the meaning set forth in Section 2.3(c).

“Ancillary Agreements” has the meaning set forth in Section 3.2.

“Asserted Liability” has the meaning set forth in Section 6.1(d).

“Assets” has the meaning set forth in Section 2.1.

“Assumed Liabilities” has the meaning set forth in Section 2.2(a).

“Bankruptcy” means with respect to any Person: (i) the filing of an application by such Person for, or its consent to, the appointment of a trustee, receiver or custodian of its assets; (ii) the entry of an order for relief with respect to such Person in proceedings under the United States Bankruptcy Code, as amended or superseded from time to time; (iii) the making by such Person of a general assignment for the benefit of creditors; (iv) the entry of an order, judgment or decree by any court of competent jurisdiction appointing a trustee, receiver or custodian of the assets of such Person; or (v) the failure by such Person generally to pay its debts as the debts become due within the meaning of Section 303(h)(1) of the United States Bankruptcy Code or the admission in writing of its inability to pay its debts as they become due.

“Base Membership” has the meaning set forth in Section 2.3(f).

“Basket” has the meaning set forth in Section 6.1(c).

“Benefit Plan” has the meaning set forth in Section 3.9(a).

“Business” has the meaning set forth in the Recitals.

“Business Day” means a day, other than a Saturday or Sunday, on which banking institutions in the City of New York and the State of Florida are open.

“Buyer” has the meaning set forth in the preface.

“Buyer Contest” has the meaning set forth in Section 5.3(j).

“Buyer Indemnified Parties” has the meaning set forth in Section 6.1(a).

“Buyer’s Tax Period” has the meaning set forth in Section 5.3(g).

“Buyout-Amount” has the meaning set forth in Section 5.21.

“CarePlus Health Plans” means CarePlus Health Plans, Inc., f/k/a Florida 1st Health Plans, Inc., a Florida corporation.

“CarePlus Medicaid Contract” has the meaning set forth in Section 5.20.

“Closing” has the meaning set forth in Section 2.4(a).

“Closing Balance Sheet” means the specific listing of assets, assumed liabilities and net book value as determined in the definition of “Closing Book Value” included in this Section 1.1.

“Closing Book Value” means (A) the PHP Group’s net book value of all of the Assets minus the Assumed Liabilities required to be disclosed on a balance sheet in accordance with GAAP, as of the Closing Date (whether or not positive), as determined on a consolidated basis in accordance with GAAP (specifically including unpaid Taxes, if any, attributable to the period on and before the Closing Date) minus (B) Taxes receivable, goodwill and other intangible assets (other than Receivables, marketable investment securities, deferred tax assets calculated as set forth below and other current assets reflected on the PHP Group’s statutory financial statements) and any nonadmitted asset (determined in accordance with Florida law) other than equipment and furniture purchased or leased by the PHP Group after June 30, 2001 and described in Section 5.1(h)(ii) and Schedule 1.1 [OMITTED] and, in the case of any equipment and furniture purchased or leased after the date hereof, subject to the limitations of such Section 5.1(h)(ii), the net book value of which shall be included in Closing Book Value, and other than deferred tax assets calculated as set forth below, which shall also be included in determining Closing Book Value, appearing on the PHP Group’s books and included in Assets under clause (A) above. Closing Book Value shall be determined at the end of the Closing Date and after the Spin Off Transaction and all other transactions occurring at or before Closing. Each of the cash, cash equivalents, stocks, bonds and securities to be included in Assets and reflected on the Preliminary Closing Balance Sheet shall be shown at no more than the fair market value of such Assets on the Closing Date. Deferred tax assets included in Assets under clause (A) above shall be limited to what would be admitted deferred tax assets calculated in accordance with statutory accounting principles applicable in Florida with respect to HMOs but without applying the 10 percent of statutory capital and surplus limit but shall only include deferred tax assets relating to accrued expenses expected to be realized within one year and prepaid income.

“Closing Cash Amount” has the meaning set forth in Section 2.3(b).

“Closing Date” has the meaning set forth in Section 2.4(a).

“Closing Date Financial Statements” has the meaning set forth in Section 2.3(g).

“COBRA” means the Consolidated Omnibus Reconciliation Act of 1985.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preface.

“Company’s Knowledge” means the actual knowledge of the Executives, Velma Lewis, Michael Roney, Tracie Fahy, Daisy Gomez, Vicky Camero, JoAnne Dutcher, Darlene Diaz, Michael Postlethwaite, Jean McDade and Maureen Parker after making reasonable inquiry (except as otherwise indicated in this Agreement) and exercising reasonable diligence with respect to the matters at hand.

“Company’s Tax Period” has the meaning set forth in Section 5.3(g).

“Confidentiality Agreement” has the meaning set forth in Section 5.2(a).

“Consolidated Group” has the meaning set forth in Section 3.7.

“Contract Forms” means the electronic versions of the contract forms, including hospital Provider Agreements, primary care Provider Agreements, specialist Provider Agreements and ancillary care Provider Agreements, developed and/or utilized by the Company and whose rights to use (if any) are being retained by the Company as part of the Business.

“Contract Schedules” has the meaning set forth in Section 2.1(l).

“Contracts” means any unexpired written agreement, arrangement, commitment or understanding or oral agreement, arrangement, commitment or understanding in excess of $50,000 or not terminable on 30 days’ notice, expressed or implied, primarily relating to the operation of the Business to which the PHP Group is a party or is bound, including, without limitation, those described in the Contract Schedules (but only those contracts listed on such Schedules that are primarily related to the Business), Provider Agreements, Multi-Party Provider Agreements, leases for real property and tangible personal property and Payor Contracts.

“Corporation Code” has the meaning set forth in Section 2.3(a).

“Current Liabilities” has the meaning set forth in Section 2.2(a).

“Deficit” has the meaning set forth in Section 2.3(e).

“Defined benefit plan” has the meaning set forth in Section 3.9(b).

“Department of State” has the meaning set forth in Section 2.3(c).

“Designated Employees” has the meaning set forth in Section 5.15(a).

“Disclosure Schedule” has the meaning set forth in Article III.

“Dissenter’s Allocable Consideration” has the meaning set forth in Section 2.3(d).

“Dissenting Shareholders” has the meaning set forth in Section 2.3(d).

“Dissenting Shares” has the meaning set forth in Section 2.3(d).

“DOI” means the Florida Department of Insurance.

“DOL” means the United States Department of Labor.

“Effective Time” means 12:01 A.M., E.S.T., on the calendar day immediately following the Closing Date.

“Employee pension plans” has the meaning set forth in Section 3.9(b).

“Environmental, Health and Safety Requirements” means all federal, state, local and foreign statutes, regulations, and ordinances and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, and all common law concerning pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls or radiation.

“ERISA” has the meaning set forth in Section 3.9(a).

“Escrow Agent” means SunTrust Bank, N.A.

“Escrow Agreement” means the Escrow Agreement by and among Buyer, Shareholders and Escrow Agent entered into at the Closing in the form of Exhibit B [OMITTED] attached hereto.

“Escrow Amount” has the meaning set forth in Section 2.3(b).

“Excess” has the meaning set forth in Section 2.3(e).

“Exchange Act” has the meaning set forth in Section 5.4.

“Excluded Assets” has the meaning set forth in the Separation Agreement.

“Excluded Business” means a business conducted by the Company or a Subsidiary of the Company such as the Medicare HMO and commercial healthcare insurance business, to the extent it is not the Medicaid Business, Summit Business or the FHK Business.

“Excluded Liabilities” has the meaning set forth in the Separation Agreement as modified by Section 2.2(b).

“Excluded Subsidiaries” means the direct and indirect wholly owned subsidiaries of the Company other than PHPI, which include CarePlus Holdings, Inc., and its wholly owned Subsidiaries, CarePlus Medical Centers, LLC, CarePlus Transportation, LLC and CarePlus Pharmacies, LLC, CarePlus Health Plans, and upon their formation, CPHP Holdings, Inc. and CarePlus Holdings, LLLP.

“Excluded Termination Claims” has the meaning set forth in Section 6.1(a).

“Executives” means the Agent, Peter Jimenez, Dr. Barbara Cowley, Frederick W. Brown and Joseph Abood.

“FEA” has the meaning set forth in the Recitals.

“FHK Business” has the meaning set forth in the Recitals.

“FHK Contracts” means, collectively, (i) a Medical Services Contract for the period July 1, 2001 through September 30, 2003 for Hillsborough County with Kids Corporation; (ii) a Medical Services Contract for the period January 1, 1999 through September 30, 2001 for Orange, Osceola and Seminole Counties with Kids Corporation; (iii) a Medical Services Contract for the period October 1, 1999 through September 30, 2001 for Palm Beach County with Kids Corporation; (iv) a Medical Services Contract for the period October 1, 2002 through September 30, 2004 for Pasco and Polk Counties with Kids Corporation; (v) a Medical Services Contract for the period February 1, 2000 through September 30, 2001 for Pinellas County with Kids Corporation; and (vi) any other contracts between the PHP Group and Kids Corporation.

“Financial Information” has the meaning set forth in Section 3.7.

“Generally accepted accounting principles” or “GAAP” means principles, consistently applied with past practices of the PHP Group, which are consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, in effect on the date of the applicable financial statement.

“Governmental Entity” means any court, legislative, executive or regulatory authority or agency.

“HIPAA” means the provisions of the Code and ERISA enacted by the Health Insurance Portability and Accountability Act of 1996.

“HMO” has the meaning set forth in the Recitals.

“Holdback Escrow Collateral” means the Escrow Amount deposited with the Escrow Agent at the Closing, and held and disbursed by the Escrow Agent pursuant to the terms of this Agreement and the Escrow Agreement.

“IBNR” means incurred but not reported claims.

“Improvements” has the meaning set forth in Section 3.15(d).

“Income Tax Return” means any Tax Return relating to Income Taxes.

“Income Taxes” means any Federal, state, local or foreign income or other similar Tax.

“Indemnifying Party” has the meaning set forth in Section 6.1(d).

“Indemnitee” has the meaning set forth in Section 6.1(d).

“IRS” has the meaning set forth in Section 3.9(b).

“Intellectual Property” means all patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, brand names and brand name rights, inventions, processes, formulae, copyrights and copyright rights, trade dress, business and product names, logos, slogans, designs, trade secrets, industrial models, proprietary data, operating procedures and methodologies, computer programs and software (excluding any source code not owned or licensed by the PHP Group) and related documentation, technical information, manufacturing, engineering and technical drawings, operations manuals, quality assurance manuals, HIPAA compliance programs and manuals, programs preapproved by the DOI for the provision of Medicaid insurance, contract forms (including, without limitation, hospital provider agreement forms, primary care provider agreement forms, specialty care provider agreement forms and ancillary care provider agreement forms), inventions, works of authorship, management information systems, and all pending applications for and registrations of patents, trademarks, service marks and copyrights used in connection with the operation of the Business by the PHP Group, including all forms (e.g., electronic media, computer disks, etc.) in which such items are recorded.

“Kids Corporation” means the Florida Healthy Kids Corporation.

“KPMG” has the meaning set forth in Section 2.3(g).

“Liability Cap” has the meaning set forth in Section 6.1(a).

“Loss” or “Losses” has the meaning set forth in Section 6.1(a).

“Material Adverse Effect” means any material and adverse effect (but excluding any adverse effect attributable to changes in, or resulting from, general economic conditions or the healthcare or HMO industry in general, the transactions contemplated by this Agreement or the announcement thereof, any actions taken at Buyer’s request, or Buyer’s operation of the Business) on the assets, liabilities, financial condition, revenues, operating income, business or operations of a party to this Agreement or the Business.

“Material Agreement(s)” means each agreement or contract to which the PHP Group is a party or is bound in connection with the Business that (i) obligates the PHP Group to pay or receive an amount in excess of $50,000 in any 12-month period beginning after June 30, 2001 (other than Provider Agreements or Multi-Party Provider Agreements); (ii) provides for a guaranty by the PHP Group of obligations of others in excess of $50,000; (iii) constitutes a written employment agreement; (iv) constitutes a personal service contract terminable on more than 30 days’ notice (other than Provider Agreements or Multi-Party Provider Agreements); (v) expressly limits in any material respect the ability of the PHP Group to engage in any business, compete with any Person or expand the nature or geographic scope of its Business; (vi) is a Payor Contract; or (vii) is a Provider Agreement or a Multi-Party Provider Agreement that (x) the PHP Group paid an amount in excess of $250,000 in the 12-month period ending June 30, 2002, or if entered into after June 30, 2001, the PHP Group reasonably expects to pay an amount in excess of $250,000 in the first 12 months of the Contract, (y) is capitated covering more than 500 Members as of the date hereof or (z) is with a hospital Provider.

“Material Provider Agreement” means a Provider Agreement or a Multi-Party Provider Agreement that (i) the PHP Group paid an amount in excess of $250,000 in the 12-month period ending June 30, 2002, or if entered into after June 30, 2001, the PHP Group reasonably expects to pay an amount in excess of $250,000 in the first 12-month period of the Contract, (ii) is capitated covering more than 500 Members as of the date of execution of such agreement or (iii) is with a hospital Provider.

“Medicaid Business” has the meaning set forth in the Recitals.

“Medicaid Contract” has the meaning set forth in the Recitals.

“Medicaid Member” has the meaning set forth in the Recitals.

“Medicaid Provider” has the meaning set forth in the Recitals.

“Medical Claims” means (i) any and all medical claim liabilities of the PHP Group for services to Members related to periods on and before the Closing Date, including, without limitation, IBNR and (ii) any and all claims for inpatient facility services rendered to Members who are admitted to the facility before the Effective Time.

“Member” means an individual enrolled in any of PHPI’s health plans comprising the Medicaid Business, the Summit Business and the FHK Business, including those acquired through CarePlus Health Plans.

“Membership Cash Consideration” has the meaning set forth in Section 2.3(f).

“Merger” has the meaning set forth in Section 2.3(a).

“Merger Consideration” has the meaning set forth in Section 2.3(c).

“Multi-Party Provider Agreement” means a Provider Agreement by and among PHPI, one or more third parties and one or more of the Company’s Affiliates other than PHPI or a Provider Agreement which relates to both the Business and any Excluded Business.

“Negative True Up Amount” has the meaning set forth in Section 2.3(h).

“Net Worth Adjustment” has the meaning set forth in Section 2.3(g).

“Newco Group” means CPHP Holdings, Inc., CarePlus Health Plans, CarePlus Holdings, Inc., CarePlus Holdings, LLLP, which are parties to the Separation Agreement and CarePlus Medical Centers, LLC, CarePlus Pharmacies, LLC and CarePlus Transportation, LLC and shall include any entity to which the Excluded Assets are transferred after the Effective Time. Whenever the term Newco Group is used in this Agreement, it shall refer to CPHP Holdings, Inc., CarePlus Holdings, LLLP, CarePlus Health Plans, CarePlus Medical Centers, LLC, CarePlus Pharmacies, LLC, CarePlus Transportation, LLC and CarePlus Holdings, Inc., individually and any two or more of them together.

“Noncompliant Provider Agreements” has the meaning set forth in Section 5.11(b).

“Non-Medical Claims” has the meaning set forth in Section 2.3(i).

“Non-Medical Claims Negative True Up Amount” has the meaning set forth in Section 2.3(i).

“Non-Medical Claims Positive True Up Amount” has the meaning set forth in Section 2.3(i).

“Non-Medical Claims Review Period” has the meaning set forth in Section 2.3(i).

“Non-Medical Claims True Up Period” has the meaning set forth in Section 2.3(i).

“Options” has the meaning set forth in the Recitals.

“Ordinary Course of Business Claims” means claims that arose in the ordinary course of business primarily in connection with the operation of the Business on or before the Closing Date but not including any claims for Taxes, any claims for severance pay and benefits, with respect to one or more current or former Affiliates or employees whose employment is not continued by Buyer after Closing, any claims by any employees for bonuses or in any pending litigation or pending before a Governmental Entity, any claims related to any employee benefit or retirement plans, any claims by a Payor or Governmental Entity, any claims with respect to an Excluded Asset, Excluded Business or Excluded Liability, any claims by any consultants primarily engaged in connection with the Excluded Business or any claims resulting from the breach of a covenant of the Company or Shareholders under this Agreement, and not including any such claim which is reserved for on the Closing Balance Sheet or adjusted for in the true up provisions of Section 2.3(h) or Section 2.3(i).

“Outstanding Common Shares” has the meaning set forth in the Recitals.

“Parent” has the meaning set forth in the preface.

“Payor Contracts” has the meaning set forth in the Recitals.

“Payors” means AHCA, FEA and Kids Corporation.

“Permits” has the meaning set forth in Section 3.12(a).

“Person” means any individual, corporation, partnership, limited liability partnership, limited partnership, limited liability company and any other legal entity or Governmental Entity.

“PHP Group” means the Company and PHPI, and specifically excludes Newco Group, the Excluded Business and the Excluded Subsidiaries. Whenever the term “PHP Group” is used in this Agreement, it shall refer to the Company and PHPI, individually, and the Company and PHPI, together.

“PHPI” has the meaning set forth in the Recitals.

“PIP regulation” has the meaning set forth in Section 3.18(f).

“Plan of Merger” has the meaning set forth in Section 2.3(a).

“Positive True Up Amount” has the meaning set forth in Section 2.3(h).

“Post-Closing Tax Period” has the meaning set forth in Section 5.3(d).

“Pre-Closing Basket” has the meaning set forth in Section 7.2(a).

“Preliminary Closing Balance Sheet” has the meaning set forth in Section 2.3(e).

“Preferred Shares” means 116,278.5 issued and outstanding shares of Preferred Stock, Series B.

“Provider” means any physician, hospital, pharmacy or other health care professional, facility or supplier that has contracted to provide services, prescription drugs or supplies pursuant to a Provider Agreement.

“Provider Agreements” has the meaning set forth in Section 3.18(b).

“Real Property” has the meaning set forth in Section 3.15(b).

“Real Property Laws” has the meaning set forth in Section 3.15(e).

“Receivables” has the meaning set forth in Section 2.1(f).

“Redemption” has the meaning set forth in Section 5.1(c).

“Regulatory Statements” has the meaning set forth in Section 3.7.

“Required Net Worth” means the amount expressed in terms of dollars by which the net book value of the Assets must exceed the amount of Assumed Liabilities, as reflected on the Closing Balance Sheet, pursuant to Florida Statutes 409.912(14) and 641.225 as currently in effect, subject only to a guarantee by the Company and the insolvency insurance, which is currently in force.

“Review Period” has the meaning set forth in Section 2.3(h).

“SEC” means the Securities and Exchange Commission.

“Second Accountants” has the meaning set forth in Section 2.3(g).

“Securities Filings” has the meaning set forth in Section 5.4.

“Security Interests” means all mortgages, liens, deeds of trust, security interests, pledges, prior assignments and encumbrances of any kind or type whatsoever except: (i) mechanic’s, materialmen’s and similar liens, (ii) liens for Income Taxes or other Taxes not yet due and payable or for Income Taxes or other Taxes that the taxpayer is contesting in good faith, (iii) purchase money liens and liens securing rental payments under capital lease arrangements, (iv) rights of licensors under licenses, and (v) other liens arising in the ordinary course of business.

“Separation Agreement” has the meaning set forth in Section 7.2(r).

“Shareholder” has the meaning set forth in the preface.

“Shareholder Contest” has the meaning set forth in Section 5.3(k).

“Shareholder Distribution” has the meaning set forth in Section 5.1(c).

“Shareholder Indemnified Parties” has the meaning set forth in Section 6.1(b).

“Shareholders’ Adjustment Certificate” has the meaning set forth in Section 2.3(e).

“Shares” has the meaning set forth in the Recitals.

“Spin Off Transaction” has the meaning set forth in the Recitals.

“Spin Off Tax Liability” means any Income Tax Liability arising as a result of the Spin Off Transaction.

“Standstill Agreement” has the meaning set forth in Section 8.3.

“Statutory Effective Time” means the time that the Merger shall become effective under Section 607.1109(f) of the Corporation Code.

“Straddle Period” has the meaning set forth in Section 5.3(c).

“Subsidiary” means any entity with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or other equity interests or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors or other managing body.

“Summit Business” has the meaning set forth in the Recitals.

“Summit Contract” has the meaning set forth in the Recitals.

“Survival Period” has the meaning set forth in Section 6.1(c).

“Tangible Personal Property” has the meaning set forth in Section 2.1(e).

“Target Membership” has the meaning set forth in Section 2.3(f).

“Taxes” means any and all income, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, service, service use, value added, license, net worth, payroll, franchise, Documentary Stamp taxes, taxes on intangibles, transfer and recording taxes, fees, levies, charges and other assessments, imposed by the IRS, the Florida Department of Revenue, or any taxing authority (whether domestic or foreign) including, without limitation, any state, local or foreign government or any subdivision or taxing agency thereof (including a United States possession), whether computed on separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments.

“Tax Return” means any annual escheat report to the State of Florida, report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) by the PHP Group with respect to Taxes, including any schedule or attachment thereto or amendment thereof.

“True Up Period” has the meaning set forth in Section 2.3(h).

“True Up Report” has the meaning set forth in Section 2.3(h).

“WARN Act” means the Worker Adjustment and Retraining Notification Act, 29 U.S.C., section 2101, et seq.

Section 1.2     Accounting Terms.    All terms of an accounting nature not specifically defined herein shall have the respective meanings given to them under generally accepted accounting principles.

ARTICLE II
THE TRANSACTION

Section 2.1     Assets.    Upon the terms and subject to the conditions set forth in this Agreement, Buyer is consummating the Merger with the Company with the understanding that PHPI will be wholly-owned by the Company on the Closing Date and with the understanding that the PHP Group owns or leases and will own or lease the properties and assets, real, personal and mixed, tangible and intangible, of every type and description, wherever located currently owned or leased by the PHP Group (except for the Excluded Assets), which are primarily used in the operation of the Business, including, without limitation, the property and assets (except the Excluded Assets) which are acquired between the date hereof and the Closing Date and are primarily used in the operation of the Business (collectively, the “Assets”). Without limiting the foregoing, the Assets shall include the following:

(a)    Rights with Respect to Medicaid Contract Members. The rights of the PHP Group to provide AHCA authorized health benefits to the Medicaid Members, Kids Corporation authorized benefits to FHK Members and FEA authorized benefits to Summit Members under the Medicaid Contract, the FHK Contracts, the Summit Contract and/or other contracts and receive the corresponding premium revenues payable by AHCA, FEA, Kids Corporation and other Persons, if any, with respect to such benefits provided by the PHP Group after the Closing Date;

(b)    Provider Records and Contracts. All Provider Agreements and Multi-Party Provider Agreements and the benefits of any Multi-Party Provider Agreements in the name of an Affiliate of the PHP Group, and all lists (in any media used by the PHP Group) of all Providers related to the Business and copies (in all media used by the PHP Group) of all books and records maintained for such Providers;

(c)    Claims and Rights. Claims and rights of every kind relating primarily to the Assets and/or the ownership of the Business, whether arising before, on or after the Closing Date, including deposits, prepayments, refunds (other than Tax refunds related to periods prior to the Closing Date which shall be deemed an Excluded Asset, except to the extent booked as an asset on the Closing Balance Sheet), causes of action, choses in action, rights of recovery, rights of setoff, and rights of recoupment, except to the extent such claims relate to any Excluded Liability, Excluded Business or Excluded Asset;

(d)    Cash, Investments. All cash, cash equivalents and other short-term investments in the Company or PHPI; provided that such cash, cash equivalents and other short-term investments shall be sufficient (i) to attain statutory net worth, including, without limitation, deposits required of the PHP Group by the State of Florida or otherwise required by Florida statute and regulation or the Medicaid Contract, the Summit Contract or the FHK Contracts to be owned by the PHP Group, (ii) to attain a Closing Book Value of the Required Net Worth and (iii) to equal or exceed the accrued expenses, payables and other current liabilities as reflected on the Closing Balance Sheet (all without duplication);

(e)    Tangible Personal Property. The equipment, office materials and supplies, tools, vehicles, software, computers, fixtures, leasehold improvements, and furniture (and other tangible personal property) primarily used in the conduct of the Business including, without limitation, that listed in Schedule 2.1(e) [OMITTED] attached (the “Tangible Personal Property”); provided, that the Computer Science Corporation computer system and the Echo computer system, and their related subsystems, derivatives and software are to be Excluded Assets and the right to use such systems and software will be licensed back for an agreed upon time to the PHP Group after Closing pursuant to the Administrative Services Agreement;

(f)    Receivables. All of the trade receivables owed to the PHP Group by AHCA, FEA and Kids Corporation and relating to the Business (“Receivables”);

(g)    Franchises, Licenses. All franchises, approvals, licenses, orders, registrations, certificates, variances and similar rights obtained from any federal, state or local government or authority or any subdivision or agency primarily related to the Business including, without limitation those included on Schedule 2.1(g) [OMITTED];

(h)    Goodwill. All goodwill, going concern and similar intangibles primarily related to the Business;

(i)    Other Intangibles. All Intellectual Property and other intangible rights owned or licensed and primarily used or primarily held for use by the PHP Group in connection with the Business as of the date of this Agreement, including, without limitation, all those listed and described in attached Schedule 2.1(i) [OMITTED] and those acquired by the PHP Group and any Affiliate thereof and primarily relating to the Business between the date hereof and the Closing Date;

(j)    Books, Records and Other Assets. All books and records now owned by the PHP Group or those otherwise primarily used in the Business, as such books, records and other assets may change in the ordinary course of the Business through the Closing Date, including without limitation lists of all Members enrolled under the PHP Group’s plans related to the Business containing names, addresses, identification numbers, provider selections, coordination of benefits information, if known, and copies (in all media used by the PHP Group) of all books and records maintained for such Persons, and copies of same related to the Excluded Business;

(k)    Real Property. Certain real property and any interests therein, including, without limitation, land, easements, air rights, rights of way and fee ownership, buildings, structures, fixtures and improvements owned by the PHP Group and listed and described on Schedule 2.1(k) [OMITTED] and the interests of the PHP Group in certain leases, licenses, leased rights of way and other interests of every kind and description in and to all the real property, buildings and improvements thereon as listed and described on Schedule 2.1(k) [OMITTED], and any additions, improvements and alterations thereto made between the date of this Agreement and the Closing Date but only to the extent such real property interest is primarily used in the operation of the Business;

(l)    Other Contracts.    All Contracts as described in Schedule 3.17 [OMITTED] or Schedule 3.18(a) [OMITTED] (the “Contract Schedules”), together with all such Contracts and amendments and extensions of such Contracts that have been or will be entered into in connection with the Business between the date of this Agreement and the Closing Date; provided, however, at Buyer’s option, by written notice to Agent, Shareholders shall cause Newco Group to assume, jointly and severally, any and all liability under any Contract existing as of the date of this Agreement which is not listed and described in the Contract Schedules (or which is listed but is not primarily related to the operation of the Business) and which Buyer elects not to have the Company continue or to terminate such Contract; and

(m)    Insurance.    All insurance policies owned by or benefiting the PHP Group as described in Schedule 3.21 [OMITTED].

Section 2.2     Liabilities.

(a)    Assumed Liabilities.    The PHP Group represents and warrants, at the Closing, the PHP Group and the Assets shall be free and clear of all Security Interests, claims, charges, liabilities and obligations except: (i) for state, federal or local income taxes and other taxes not yet due and payable, accruing on or before the Effective Time which will be reserved for as liabilities on the Closing Balance Sheet but only to the extent of such reserve; (ii) for the obligations of the PHP Group under the Contracts described in Section 3.17 which have accrued through the Closing Date and are reserved for as liabilities on the Closing Balance Sheet but only to the extent of such reserve; (iii) claims and accounts payable, including, without limitation, those Medical Claims and accrued expenses of the PHP Group primarily relating to the operation of the Business through the Closing Date (each determined in accordance with GAAP), provided such claims, accounts payable and accrued expenses are reserved for as liabilities on the Closing Balance Sheet and only to the extent of such reserve (collectively, the “Current Liabilities”); (iv) those obligations of the PHP Group which are reserved as liabilities on the Closing Balance Sheet but only to the extent of the reserve; (v) the PHP Group’s obligations accruing after the Closing Date under all Contracts; (vi) the loss, cost or expense relating to any litigation; (vii) the liens set forth on Schedule 2.2(a)(vii) [OMITTED]; (viii) all Ordinary Course of Business Claims up to $100,000 in Losses per claim or series of related claims by the same Person, provided, that if the Loss from any such Claim exceeds $100,000, the Claim shall not constitute an Assumed Liability. One series of Ordinary Course of Business Claims that are intended by the parties as one claim include, by way of example, and not in limitation, a claim by one hospital Provider for the same type of billing, course of dealing or conduct, issues with respect to one or more Members. The obligations associated with the liabilities referred to (x) in this Section 2.2(a)(i) through (iv), inclusive, but only to the extent of the reserve therefor on the Closing Balance Sheet, (y) described in Section 2.2(a)(v), and in Section 2.2(a)(vi) relating to the litigation described in Schedule 2.2(a)(y) [OMITTED], (z) in Section 2.2(a)(viii) that, to Company’s Knowledge, do not exist as of the Closing Date and which are not reserved for on the Closing Balance Sheet or covered by the true up pursuant to Sections 2.3(h) or 2.3(i), and (zz) Excluded Termination Claims shall be collectively referred to as the “Assumed Liabilities.” Buyer covenants to timely pay and discharge the Assumed Liabilities.

(b)    Excluded Liabilities.    Either (i) the PHP Group shall pay on or before the Closing Date or (ii) after the Closing Date, the PHP Group and Buyer shall not assume or be liable for and Newco Group, jointly and severally, shall pay and hold the PHP Group and Buyer harmless from the Excluded Liabilities. The Excluded Liabilities shall include any Medicare and commercial business related litigation, and claims and those matters which are described in Schedule 6.1(a) [OMITTED], the EEOC, discrimination and other civil rights claims and any related litigation hereafter brought by those employees and ex-employees listed in Schedule 6.1(a) [OMITTED], and the guarantees listed as items 1, 2 and 3 on Schedule 3.31 [OMITTED], and the CMS penalty and the investigations and other matters described in Schedule 6.1(a) [OMITTED].

Section 2.3     Merger; Consideration.

(a)    Basic Transaction.    Upon the terms and conditions of this Agreement and in accordance with the Florida Business Corporation Act, as amended (the “Corporation Code”), at the Statutory Effective Time, Buyer will be merged with and into the Company (the “Merger”) pursuant to the Plan of Merger attached substantially in the form as Exhibit D [OMITTED] (the “Plan of Merger”). The terms and conditions of the Plan of Merger are incorporated herein by reference as if fully set forth herein. As a result of the Merger, the separate corporate existence of Buyer shall cease and the Company shall continue as the surviving corporation.

(b)    Aggregate Consideration.    The aggregate consideration payable to the holders of the Shares shall be equal to the sum of: (i) Ninety-Nine Million Five Hundred Thousand Dollars ($99,500,000), subject to the adjustments provided in Sections 5.15(a) and 5.21, if applicable (the “Closing Cash Amount”); (ii) Fifteen Million Dollars ($15,000,000) (the “Escrow Amount”); (iii) the Membership Cash Consideration, as calculated pursuant to Section 2.3(f) below, which shall be in an amount of up to Six Million Dollars ($6,000,000); (iv) plus (or minus) the Excess or (Deficit) as adjusted by the Net Worth Adjustment, which may be positive or negative; (v) plus (or minus) the Positive True Up Amount (or the Negative True Up Amount); and (vi) plus (or minus) the Non-Medical Claims Positive True Up Amount (or the Non-Medical Claims Negative True Up Amount) (the “Aggregate Consideration”). The Aggregate Consideration shall be paid according to the terms and conditions hereof.

(c)    Consummation and Effect of Merger.    The parties shall cause the Merger to be consummated by filing duly executed Articles of Merger (with the completed Plan of Merger annexed thereto) with the Department of State of the State of Florida (the “Department of State”), in such form as Buyer and Agent reasonably determine is required by, and is in accordance with, the relevant provisions of the Corporation Code. The Merger shall become effective at the Statutory Effective Time and the Merger shall have the effect set forth in the Corporation Code. The Company may, at any time after the Statutory Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either the Company or Buyer in order to carry out and effectuate the transactions contemplated by this Agreement. At the Statutory Effective Time by virtue of the Merger and without any action on the part of the Company, Buyer, or the Shareholders, the following actions will occur:

  (i)    each issued and outstanding share of common stock of Buyer shall be converted into one share of the Company (which will be the surviving entity of the Merger);

(ii)    subject to the provisions of Article IX, each issued and outstanding Share immediately prior to the Statutory Effective Time (except for certificates representing Dissenting Shares) shall automatically be cancelled and cease to exist and shall be converted into the right to receive, in cash, an amount equal to the sum of:

(1)	an amount equal to the Closing Cash Amount divided by the number of Shares outstanding on the Closing Date (the “Allocated Closing Cash Amount”);

(2)	an amount equal to the Escrow Amount divided by the number of Shares outstanding on the Closing Date (the “Allocated Escrow Amount”);

(3)
an amount equal to a portion of the Membership Cash Consideration, if any, calculated by dividing the amount of the Membership Cash Consideration by the number of Shares outstanding on the Closing Date (the “Allocated Membership Cash Consideration”);

(4)
plus an amount equal to a portion of the Excess calculated by dividing the amount of the Excess, if any, by the number of Shares outstanding on the Closing Date (the “Allocated Excess”) or minus an amount equal to a portion of the Deficit, if any, calculated by dividing the Deficit by the number of Shares outstanding on the Closing Date (the “Allocated Deficit”);

(5)
plus an amount equal to a portion of the Positive True Up Amount, if any, calculated by dividing the Positive True Up Amount by the number of Shares outstanding on the Closing Date (the “Allocated Positive True Up Amount”) or minus an amount equal to a portion of the Negative True Up Amount, if any, calculated by dividing the Negative True Up Amount by the number of Shares outstanding on the Closing Date (the “Allocated Negative True Up Amount”), as applicable; and

(6)
plus an amount equal to a portion of the Non-Medical Claims Positive True Up Amount, if any, calculated by dividing the Non-Medical Claims Positive True Up Amount by the number of Shares outstanding on the Closing Date (the “Allocated Positive Non-Medical True Up Amount”) or minus an amount equal to a portion of the Non-Medical Claims Negative True Up Amount, if any, calculated by dividing the Non-Medical Claims Negative True Up Amount by the number of Shares outstanding on the Closing Date (the “Allocated Negative Non-Medical True Up Amount”), as applicable;

          in each case rounded to the nearest whole cent (the “Merger Consideration”); and

(iii)    each share of the Company’s capital stock held in the treasury of the Company or by a subsidiary of the Company immediately prior to the Statutory Effective Time shall, by virtue of the Merger and without any action on the part of the holders thereof, be canceled and cease to exist and no payment shall be made with respect thereto.

(d)    Dissenting Shares; Waiver of Dissenter’s Rights.    Notwithstanding any other provision of this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Statutory Effective Time and which are (i) held by shareholders who shall have not voted in favor of the Merger or consented thereto in writing, and (ii) who shall have delivered a written notice of intent to demand payment for such shares in accordance with Section 607.1320(3) of the Corporation Code and otherwise perfected their rights under Section 607.1320 of the Corporation Code (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive any portion of the Aggregate Consideration and shall be deemed cancelled. Such shareholders (the “Dissenting Shareholders”) shall be entitled to only receive payment of the value of such shares of the Shares held by them in accordance with the provisions of the Corporation Code, except that all Dissenting Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Shares pursuant to relevant provisions of the Corporation Code, shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Statutory Effective Time, for the right to receive, without any interest thereon, such shareholder’s allocated share of the Aggregate Consideration. The Company shall comply with Section 607 of the Corporation Code. The Agent shall hold such portion of the Aggregate Consideration that would have been allocable to the Dissenting Shareholders if such shareholders had not dissented as provided above (“Dissenter’s Allocable Consideration”) until such time as the final, unappealable amount of payment is determined for the Dissenting Shareholder’s shares under the Corporation Code, at which time Agent shall distribute such Dissenter’s Allocable Consideration in accordance with the Corporation Code. Each of the Shareholders hereby waives his, her or its dissenter’s rights under the Corporation Code with respect to the Merger to the extent permitted by law, and agrees to execute to the extent permitted by law, prior to Closing such documents or instruments as may be reasonably requested by the Company or the Buyer to evidence or further effect such waiver.

(e)    Estimated Closing Book Value.    Not less than two Business Days before the Closing Date, Agent shall prepare and deliver to Buyer (i) the estimated amount of the Closing Book Value in the form of a consolidated balance sheet as of the Closing Date (the “Preliminary Closing Balance Sheet”) prepared from the books and records of the PHP Group in accordance with GAAP (as modified herein) and (ii) a certificate (the “Shareholders’ Adjustment Certificate”) certifying, to the best of his knowledge, that the Preliminary Closing Balance Sheet fairly represents the Closing Book Value in accordance with GAAP (as modified in accordance with the definition of Closing Book Value and as otherwise specifically provided herein). If the Shareholders’ Adjustment Certificate shows a Closing Book Value of less than the Required Net

Worth, then the Closing Cash Amount to be delivered at Closing shall be reduced by an amount equal to the difference between the Required Net Worth and the Closing Book Value (the “Deficit”). If the Shareholders’ Adjustment Certificate shows a Closing Book Value of more than the Required Net Worth, then the Closing Cash Amount to be delivered at Closing shall increase by the excess of the Closing Book Value over the Required Net Worth (the “Excess”).

(f)    Membership Cash Consideration.    If the Business has enrolled at least 190,000 Members to be provided healthcare services on the Closing Date (the “Target Membership”), as determined from the State of Florida enrollment reports, and as verified by Buyer and Agent prior to Closing, Shareholders shall be entitled to receive an additional Six Million Dollars ($6,000,000) in the aggregate. If, on the Closing Date, the Business has more than 168,022 Members (the “Base Membership”) enrolled to be provided healthcare services, but less than the Target Membership, Shareholders shall be entitled to receive an amount in the aggregate equal to Six Million Dollars ($6,000,000) multiplied by a fraction (i) the numerator of which is the number of Members enrolled to be provided with healthcare services by the Business as of the Closing Date as determined from the State of Florida enrollment reports and as verified by Buyer and Agent minus the Base Membership and (ii) the denominator of which is the Target Membership minus the Base Membership. The amount that Shareholders are entitled to pursuant to this Section 2.3(f) is referred to herein as the “Membership Cash Consideration.”

(g)    Audit.    Within 60 days after the Closing, Buyer will cause KPMG LLP/Norfolk (“KPMG”) to prepare and deliver to Agent and Buyer, at the expense of Buyer and Shareholders (provided that Shareholders shall not pay in excess of $75,000 in the aggregate under this Section 2.3(g) and Section 5.4), an audit report containing consolidated financial statements of the PHP Group for the interim period from January 1, 2002 through the Closing Date, including, a balance sheet as of the Closing Date, an income statement for the period from January 1, 2002 through the Closing Date and related footnotes prepared in accordance with GAAP (the “Closing Date Financial Statements”) including, among other statements and schedules, KPMG’s unqualified opinion thereon. The Actuary shall be utilized to provide the actuarial services required to prepare the Closing Balance Sheet. In preparing the Closing Date Financial Statements, the Company and KPMG shall consider all Medical Claims, accrued expenses and other payables and claims primarily relating to the Business, including, without limitation, those falling within the definition of Ordinary Course of Business Claims. The actual amount of the Closing Book Value, as well as the resulting Closing Balance Sheet, shall be set forth in a schedule prepared by KPMG (“Closing Book Value Schedule”) to be included within the Closing Date Financial Statements. KPMG shall then issue a report on this Closing Book Value Schedule. KPMG shall forward a copy of the Closing Book Value Schedule to the parties with its report thereon with the Closing Date Financial Statements. Any disagreement between Buyer and Agent regarding the Closing Date Financial Statements, the Closing Book Value Schedule or the Closing Balance Sheet will be resolved by Agent and Buyer selecting an independent firm of certified public accountants of national reputation (“Second Accountants”) to resolve the dispute. If Agent and Buyer are unable to agree on the choice of Second Accountants, they will select a “Big 4” accounting firm by lot (after excluding KPMG) as Second Accountants. The parties shall have an opportunity to present their position to the Second Accountants and shall cooperate with the Second Accountants in making available to them any records or work papers requested by the Second Accountants. After review of all necessary records, work papers and presentations, the Second Accountants will adopt and approve, either with or without modification, the Closing Date Financial Statements, the Closing Book Value Schedule and the Closing Balance Sheet with such modifications, if any will for all purposes be deemed to be the Closing Date Financial Statements, the Closing Book Value Schedule and the Closing Balance Sheet, as applicable. The decision of the Second Accountants shall be set forth in writing and will be conclusive and binding on the parties and subject to judicial enforcement. Each party shall bear one-half of the cost of the Second Accountants. If the Closing Balance Sheet shows a Closing Book Value of less than the Required Net Worth, then the difference between such amounts shall be referred to as the “Actual Deficit.” If the Closing Balance Sheet shows a Closing Book Value of more than the Required Net Worth, then the difference between such amounts shall be referred to as the “Actual Excess.” Within five Business Days after delivery of the final Closing Balance Sheet, the following payments (“Net Worth Adjustment”) shall be made: (i) if there is an Actual Excess, and (x) if the amount of the Actual Excess exceeded the Excess or there was a Deficit, then the difference between the Actual Excess and the Excess or Deficit shall be paid immediately by Buyer by wire transfer to Agent on behalf of Shareholders or (y) if the amount of the Actual Excess was less than the Excess then the difference between the Actual Excess and the Excess shall be paid immediately by Escrow Agent out of the Escrowed Amount to Buyer by wire transfer; and (ii) if there is an Actual Deficit, and (x) if the amount of the Actual Deficit exceeded the Deficit or there was an Excess, then the difference between the Actual Deficit and the Deficit or the Excess shall be paid immediately by Escrow Agent out of the Escrowed Amount to Buyer by wire transfer or (y) if the amount of the Actual Deficit was less than the Deficit, then the difference shall be paid immediately by Buyer by wire transfer to Agent on behalf of Shareholders. Further, unless otherwise provided for in this Agreement, Newco Group otherwise shall be responsible for completion of any required plan audit, and the preparation and filing of any required Annual Report (IRS Form 5500 and any related audit report) for Benefit Plans assumed by Newco Group prior to Closing. Otherwise, the proper maintenance, operation, funding, auditing and reporting of any Benefit Plan assumed by Newco Group shall be Newco Group’s responsibility, both for Plan Years arising prior to Closing and subsequent years (except as to those plan contributions required from the Company for periods prior to Closing).

(h)    True Up of Medical Claims.    As required in Section 5.12, beginning on the sixth month anniversary of the Effective Time and continuing until the next six-month anniversary thereof, Agent shall cause Newco Group to recalculate the Medical Claims as of the Effective Time (but considering the experience of the PHP Group with such Medical Claims after the Effective Time, regardless of whether any such claim is an Ordinary Course of Business Claim, and through each such anniversary date) (each six-month period is hereafter called a “True Up Period”). With respect to each True Up Period, Agent shall cause Newco Group to send to Buyer within 60 days of the end of each six-month anniversary date its computation as to the amount of Medical Claims as of the Effective Time, together with its work papers used to compute the amount of Medical Claims (the “True Up Report”). In preparing the True Up Report, Newco Group shall make such determinations consistent with the past practices of the Company and shall consider all Medical Claims, including, without limitation, those falling within the definition of Ordinary Course of Business Claims. Within 30 days of receipt of such report (the “Review Period”), Buyer will either accept the True Up Report or provide Agent with written objections to such report. If Buyer accepts the True Up Report as presented, then at the end of the Review Period, the Report will be deemed final and binding on the parties and will be subject only to the indemnification provisions of Article VI. Any disagreement between Buyer and Agent that cannot be resolved by the parties within 30 days after receipt of Buyer’s written objections, will be resolved by KPMG. The parties shall have an opportunity to present their position to KPMG and shall cooperate with KPMG in making available to them any records or work papers requested by KPMG. The decision of KPMG shall be set forth in writing and will be conclusive and binding on the parties and subject to judicial enforcement. Each party shall bear one-half of the cost of KPMG. Within five Business Days after such report becomes final, Agent shall authorize the Escrow Agent to pay Buyer from the Holdback Escrow Collateral the amount of Medical Claims as set forth in the True Up Report in excess of the amount of Medical Claims, for which reserves are reflected on the Closing Balance Sheet in the case of the first True Up Report, plus any payment made by Shareholders during the first True Up Period under the following sentence, and the amount of Medical Claims in the preceding True Up Report, in the case of the second True Up Report, plus any payment made by Shareholders during the second True Up Period under the following sentence (collectively, the “Negative True Up Amount”). Notwithstanding the foregoing, in the event that at any time prior to the one-year anniversary of the Effective Time, the payments of Medical Claims for which Shareholders are responsible for hereunder exceeds the final amount determined as the applicable reserve thereof on the Closing Balance Sheet, then the Shareholders shall, within five business days of written demand by Buyer to Agent, pay to Buyer an amount equal to such deficit. Likewise, Buyer shall pay the Agent within five Business Days after such report becomes final for the benefit of Shareholders the amount by which the Medical Claims, for which reserves are reflected on the Closing Balance Sheet in the case of the first True Up Report, or the previous True Up Report, in the case of the second True Up Report, exceed the amount of Medical Claims in the subject True Up Report (collectively, the “Positive True Up Amount”).

(i)    True Up of Non-Medical Claims.    As required in Section 5.12, as of the sixth month anniversary of the Effective Time, Agent shall cause Newco Group to recalculate all claims primarily relating to the Business against the PHP Group as of the Effective Time other than Medical Claims and Taxes (the “Non-Medical Claims”) as of the Effective Time (but considering the experience of the PHP Group with such Non-Medical Claims after the Effective Time and regardless of whether any such claim is an Ordinary Course of Business Claim) and through such six-month anniversary date (the “Non-Medical Claims True Up Period”). With respect to the Non-Medical True Up Period, Agent shall cause Newco Group to send to Buyer within 60 days of the end of such six-month anniversary date its computation as to the amount of Non-Medical Claims as of the Effective Time, together with its work papers used to compute the amount of Non-Medical Claims (the “Non-Medical Claims True Up Report”). In preparing the Non-Medical Claims True Up Report, the Company and KPMG shall consider all Non-Medical Claims, including, without limitation, those falling within the definition of Ordinary Course of Business Claims. Within 30 days of receipt of such report (the “Non-Medical Claims Review Period”), Buyer will either accept the Non-Medical Claims True Up Report or provide Agent with written objections to such report. If Buyer accepts the Non-Medical Claim True Up Report as presented, then at the end of the Non-Medical Claims Review Period, such report will be deemed final and binding on the parties and will be subject only to the indemnification provisions of Article VI. Any disagreement between Buyer and Agent that cannot be resolved by the parties within 30 days after receipt of Buyer’s written objections, will be resolved by

KPMG. The parties shall have the opportunity to present their positions to KPMG and shall cooperate with KPMG in making available to them any records or work papers requested by KPMG. The decision of KPMG shall be set forth in writing and will be conclusive and binding on the parties subject to judicial enforcement. Each party shall bear one-half of the cost of KPMG. Within five Business Days after such report becomes final, Agent shall authorize the Escrow Agent to pay Buyer from the Holdback Escrow Collateral the amount of Non-Medical Claims as set forth in the Non-Medical Claims True Up Report in excess of the amount of Non-Medical Claims, for which reserves are reflected on the Closing Balance Sheet (the “Non-Medical Claims Negative True Up Amount”). Likewise, Buyer shall pay the Agent for the benefit of Shareholders within five Business Days after such report becomes final the amount by which the Non-Medical Claims for which there are reserves reflected on the Closing Balance Sheet exceed the amount of Non-Medical Claims in the Non-Medical Claims True Up Report (collectively, the “Non-Medical Claims Positive True Up Amount”).

(j)    Adjustments to Merger Consideration.    In the event of any reclassification, stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into shares of Company capital stock, reorganization, recapitalization or other like change with respect to shares of Company capital stock occurring (or for which a record date is established) after the date hereof and prior to the Statutory Effective Time, the Merger Consideration shall be proportionately adjusted to reflect fully such event.

(k)    No Further Ownership Rights in Stock.    The Aggregate Consideration paid to Shareholders upon the surrender for exchange of certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company capital stock, and from and after the Statutory Effective Time there shall be no further registration of transfers on the stock transfer books of Company of the shares of Company capital stock which were outstanding immediately prior to the Statutory Effective Time. If, after the Statutory Effective Time, certificates are presented to Company or the Agent for any reason, they shall be cancelled and such Shareholder shall receive his, hers or its allocated share of the Aggregate Consideration.

Section 2.4     Closing.

(a)    Upon the terms and conditions of this Agreement, the consummation of the Merger (the “Closing”) shall take place on the calendar day in which the Statutory Effective Time shall occur at the offices of Akerman, Senterfitt & Eidson, P.A., SunTrust International Center, One Southeast Third Avenue, 28th Floor, Miami, Florida 33131 which shall be on the last day of the calendar month which is at least five Business Days following the satisfaction or waiver of the last to occur of the conditions to the obligations of the parties set forth in Article VII, or at such other location or on such other date as is mutually agreeable to Buyer and Agent. The date of the Closing is herein referred to as the “Closing Date.” All actions with respect to the Closing shall be deemed to take place simultaneously.

(b)    At the Closing, Agent shall, subject to the satisfaction of the conditions set forth in Article VII, deliver or cause to be delivered to Buyer: (i) stock certificates evidencing the Shares, duly endorsed in blank by Shareholders or accompanied by stock powers duly executed in blank by Shareholders (except for certificates representing Dissenting Shares); (ii) all other documents and certificates required under Article VII of this Agreement to be delivered by Shareholders, the Company or Newco Group to Buyer at or before the Closing Date in connection with the transactions contemplated hereby; and (iii) such consents required under other Contracts to the change of control of the PHP Group, including landlord estoppels, as the Company is able to obtain using commercially reasonable efforts to obtain same with the assistance of Buyer. Obtaining the consents and landlord estoppels referenced in Section 2.4(b)(iii) is not a condition to Closing nor shall it give rise to any liability on the part of Shareholders or the Company whatsoever. No interest will be paid or accrued on any sums payable to holders of certificates. Until surrendered in accordance with the provisions of this Section 2.4(b), each stock certificate evidencing the Shares (other than certificates representing Dissenting Shares) shall represent for all purposes only the right to receive the Aggregate Consideration provided for by this Agreement, without interest. Other than the payment to Agent as provided in Section 2.4(c) below, Buyer shall have no liability or obligation whatsoever with respect to the payment to holders of the Shares for such holder’s allocated share of the Aggregate Consideration.

(c)    At Closing, Buyer shall, subject to the satisfaction of the conditions set forth in Article VII: (i) deliver and pay cash to Agent for the benefit of Shareholders the sum of the Closing Cash Amount, the Membership Cash Consideration plus the Excess or minus the Deficit, as the case may be; (ii) deliver to the Escrow Agent cash in an amount equal to the Escrow Amount, which shall secure the payment of Shareholders’ indemnification obligations hereunder and which shall be held in escrow and disbursed in accordance with the terms of the Escrow Agreement; and (iii) deliver all other documents and certificates required under Article VII of this Agreement to be delivered by Buyer or Parent to Shareholders at or before the Closing Date in connection with the transactions contemplated hereby.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS

To induce the parties to enter into this Agreement, Shareholders and the Company hereby warrant (and Shareholders with respect to Section 3.1 only), that the statements contained in this Article III are correct and complete as of the date of this Agreement and will be correct and complete on the Closing Date as provided in Section 5.11 (as though made then and as though the Closing Date were substituted for the date of this Agreement through this Article III), except as set forth in the disclosure schedule delivered by Shareholders to Buyer on the date hereof (the “Disclosure Schedule”). The Disclosure Schedule will be arranged in paragraphs corresponding to the numbered Sections in this Article III.

Section 3.1     Shareholder Representations.    Each Shareholder severally (but not jointly) represents and warrants to Buyer that the statements contained in this Section 3.1 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date as provided in Section 5.11 with respect to himself, herself or itself:

(a)    Organization of Certain Shareholders.    If such Shareholder is an entity, Shareholder is duly organized or incorporated, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or organization, as applicable.

(b)    Authorization of Transaction.    Such Shareholder has full power and authority (including, if Shareholder is an entity, full company power and authority) to execute and deliver this Agreement and to perform his, her or its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of such Shareholder, enforceable in accordance with its terms and conditions except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally; and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Such Shareholder need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Entity in order to consummate the transactions contemplated by this Agreement.

(c)    Non-contravention.    Neither the execution and the delivery of this Agreement, nor the consummation of the Merger and the transactions contemplated hereby, will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Shareholder is subject or, if Shareholder is an entity, any provision of its charter, bylaws or other governing documents.

(d)    Brokers’ Fees.    Except for fees payable to Goldsmith-Agio-Helms & Lynner, LLC, whose fees the Company covenants shall be paid solely by Shareholders or the Company prior to Closing, such Shareholder has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.

(e)    Shares.    Shareholder holds of record and owns beneficially the number of Shares set forth next to his, hers or its name on Schedule 3.1 [OMITTED], free and clear of any restrictions on transfer, Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Except as set forth on Schedule 3.1 [OMITTED], such Shareholder is not a party to any option, warrant, purchase right, or other contract or commitment that could require Shareholder to sell, transfer, or otherwise dispose of any capital stock of the Company (other than this Agreement). Except as set forth on Schedule 3.1 [OMITTED], such Shareholder is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Company. Shareholder is conveying all right, title and interest in and to his or its Shares to Buyer pursuant to this Agreement.

(f)    Disqualifying Background.    If such Shareholder owns at least 2% of the Shares, such Shareholder is not currently, nor has he, she or it been at any time, debarred, suspended, or otherwise excluded from participating in any state or federally funded healthcare program in a manner that would have an adverse effect on the Business after Closing.

Shareholder is not party to any agreement, judgment, order, consent, or equitable relief, written or oral, that would limit or restrict the PHP Group in any manner from conducting the Business after the Closing.

Section 3.2     Organization.   Each of the Company and PHPI is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has all requisite corporate power and authority to own, lease and operate its properties and to carry on the Business as it is now being conducted. Each of the Company and PHPI is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. The Company has made available to Buyer a complete and correct copy of the articles of incorporation and bylaws of the Company, and PHPI, as currently in effect. The Company has full corporate power and authority and has taken all required corporate action necessary to permit it to execute and deliver this Agreement, the Articles of Merger and all other documents or instruments required to be executed and delivered by it by this Agreement (the “Ancillary Agreements”), and to carry out the terms of this Agreement and of all such Ancillary Agreements.

Section 3.3     PHPI and the Excluded Subsidiaries.   PHPI and the Excluded Subsidiaries are the only Subsidiaries of the Company. Schedule 3.3 [OMITTED] sets forth for PHPI and each Excluded Subsidiary (i) its name and jurisdiction of incorporation or organization, (ii) the number of shares of authorized capital stock of each class of its capital stock or membership interests, (iii) the number of issued and outstanding shares or interests of each class of its capital stock or membership interests, the names of the holders thereof, and the number of shares held by each such holder, and (iv) the number of shares of its capital stock or membership interests held in treasury. All of the issued and outstanding shares of capital stock or membership interests of PHPI and each Excluded Subsidiary have been duly authorized and are validly issued, fully paid, and nonassessable. One of the Company, PHPI and the Excluded Subsidiaries holds of record and owns beneficially all of the outstanding shares or membership interests of PHPI and each Excluded Subsidiary, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Except as set forth on Schedule 3.3 [OMITTED], there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company, PHPI or any Excluded Subsidiary to sell, transfer, or otherwise dispose of any capital stock of any of PHPI or the Excluded Subsidiaries or that could require PHPI or any Excluded Subsidiary to issue, sell, or otherwise cause to become outstanding any of its own capital stock or membership interests. There are no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to PHPI or any Excluded Subsidiary. Except as set forth on Schedule 3.3 [OMITTED], there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock or membership interests of PHPI or any Excluded Subsidiary. None of the Company, PHPI and Excluded Subsidiaries controls directly or indirectly or has any direct or indirect equity participation in any corporation, partnership, trust, or other business association that is not PHPI or an Excluded Subsidiary.

Section 3.4     Capitalization.   The authorized capital stock of the Company consists of 10,000,000 shares of common stock, par value $0.01 per share and 393,600 shares of preferred stock, par value $1.00 per share of which 177,500 are designated Series A, 127,500 are designated Series B and 88,600 are designated Series C. There are 997,121.5 shares of common stock, 116,278.5 shares of Series B Preferred Stock and options to purchase 953,187 shares of common stock issued and outstanding. The Shares that Shareholders have agreed to sell to Buyer pursuant to this Agreement along with any Dissenting Shares will constitute 100% of the issued and outstanding shares of capital stock of the Company at the Closing Date. The Series B Preferred Stock will be redeemed and retired by the Company on or before the Closing Date. All the outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and are owned by Shareholders and any Dissenting Shareholders. Except as set forth on Schedule 3.4 [OMITTED], there are no existing (i) options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating Shareholders or the Company to issue, purchase, transfer or sell any shares of capital stock or other equity interests in the Company or securities convertible into or exchangeable for such shares or equity interests; (ii) contractual obligations of Shareholders or the Company to repurchase, redeem or otherwise acquire any capital stock of the Company; or (iii) voting trusts or similar agreements to which any of the Shareholders or the Company is a party with respect to the voting of the capital stock of the Company.

Section 3.5     Authorization; Validity of Agreement.   The Company has the corporate power and authority to execute, deliver and perform this Agreement and each of the documents and instruments required to be entered into pursuant to this Agreement (including without limitation the Articles of Merger and Plan of Merger), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and each of the documents and instruments required to be entered into pursuant to this Agreement, and the consummation by the Company of the Merger and the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action and such authorization has not been withdrawn or amended in any manner. In this regard, the requisite approval of the Company’s Board of Directors was obtained at a Board of Directors meeting held August 15, 2002 and the requisite approval of Shareholders was obtained by the receipt of written consents from Shareholders on August 21, 2002. This Agreement has been duly executed and delivered by the Company. Assuming due and valid authorization, execution and delivery of this Agreement by Buyer, this Agreement is or will be the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally; and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 3.6     Consents and Approvals; No Violations.   Except as set forth on Schedule 3.6 [OMITTED] and except for (a) requirements under corporation or “blue sky” laws of various states, if any, and (b) matters specifically described in this Agreement, neither the execution, delivery or performance of this Agreement and each of the other agreements and instruments required to be entered into pursuant to this Agreement by the Company and Shareholders nor the consummation by the Company and Shareholders of the Merger and the transactions contemplated hereby and thereby will (i) violate or conflict with any provision of the articles of incorporation or bylaws of the Company or PHPI; (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any Material Agreement; (iii) violate or conflict with any order, writ, judgment, injunction,decree, law, statute, rule or regulation that is applicable to the PHP Group or any of their material properties or assets; or (iv) require on the part of the PHP Group any material filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity, except in the case of clauses (ii) through (iv) for such violations, breaches or defaults which, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to obtain, would become applicable as a result of the business or activities in which Buyer is or proposes to be engaged to the extent such businesses or activities are materially different than those conducted by the PHP Group or as a result of any acts or omissions by, or the status of any facts pertaining to, Buyer. This Agreement will not result in the creation of any Security Interest upon the Assets, except as may be created by Buyer. The PHP Group is not a party to any contract which limits the rights of the PHP Group to engage in, or to compete with any Person in, the Business, or which contains exclusivity provisions restricting the geographical area in which, or the method by which, the Business may be conducted.

Section 3.7     Financial Information.   Agent has delivered to Buyer the consolidated audited balance sheets of the Company, PHPI and the Excluded Subsidiaries (other than CarePlus Health Plans for which no financial information is furnished under this Agreement) (the “Consolidated Group”), as of December 31, 2001, December 31, 2000, and December 31, 1999 and an unaudited consolidated balance sheet of the Consolidated Group, the PHP Group and the Business as of June 30, 2002, as well as the related consolidated audited statements of income and cash flow and related footnotes and supporting schedules for the 12-month periods ended December 31, 2001, December 31, 2000 and December 31, 1999 and unaudited consolidated statements of income and cash flow of the Consolidated Group, PHP Group and the Business, for the six-month period ended June 30, 2002 (collectively, the “Financial Information”). The balance sheets included in the Financial Information present fairly, in all material respects, the financial position of the Consolidated Group, PHP Group and the Business, as of the respective dates thereof, and the related statements of income included in the Financial Information present fairly, in all material respects, the results of operations of the Consolidated Group, PHP Group and the Business as the case may be for the respective periods or as of the respective dates set forth therein, in each case in accordance with GAAP, except for the absence of footnote disclosures, statements of cash flow and statements of changes in stockholders’ equity in the unaudited Financial Information as required under GAAP. Agent also has delivered to Buyer copies of the PHPI’s quarterly and annual reports as filed with DOI (the “Regulatory Statements”) dated March 31, 2002, and as of December 31, 2001, December 31, 2000 and December 31, 1999. The Regulatory Statements have been prepared, in all material respects, in accordance with statutory accounting principles consistently applied.

Section 3.8     No Undisclosed Liabilities.   Except as set forth on Schedule 3.8 [OMITTED] and except for (a) liabilities and obligations incurred in the ordinary course of business after December 31, 2001 (none of which results from, arises out of, relates to, is in the nature of, or was caused by any malpractice, infringement or violation of law), (b) liabilities and obligations specifically disclosed in, reflected by, or covered by the Financial Information, and (c) liabilities and obligations incurred in connection with the transactions contemplated hereby since December 31, 2001, no member of the PHP Group has incurred any material liabilities, claims or obligations, including any penalty, acceleration or forfeiture clauses of any Provider Agreements, related to Tax or non-Tax matters, as of the date of this Agreement, due or not yet due, liquidated or unliquidated, fixed, contingent or otherwise that would be required to be reflected or reserved against in a consolidated balance sheet of the PHP Group prepared in accordance with GAAP. Notwithstanding any other provision of this Article III to the contrary, there are no liabilities or obligations, of any nature whatsoever, of the Consolidated Group except the Assumed Liabilities and the Excluded Liabilities.

Section 3.9     Employee Benefit Plans; ERISA.

(a)      Except as set forth on Schedule 3.9 [OMITTED], no member of the PHP Group maintains, sponsors or contributes to any “employee benefit plan” (within the meaning of Section 3(3) the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”), or any profit sharing plan, deferred compensation plan, stock option or stock bonus plan, savings plan, welfare plan or other benefit plan or arrangement, policy, practice, procedure or contract concerning employee benefits or fringe benefits of any kind, whether or not governed by ERISA, relating to or covering any of its employees (a “Benefit Plan”). The Company has made available to Buyer true, complete and accurate copies of all summary plan descriptions of the PHP Group’s current Benefit Plans.

(b)      Each of the Benefit Plans is in compliance in all material respects with all applicable requirements of ERISA, the Code and other applicable law. Each of the Benefit Plans has been administered in all material respects in accordance with its terms and with applicable legal requirements. With respect to each Benefit Plan intended to qualify under Code Section 401(a) or 403(a), (i) the Internal Revenue Service has issued a favorable determination letter, which has not been revoked, that any such plan is tax-qualified and each trust created thereunder has been determined by the Internal Revenue Service (“IRS”) to be exempt from federal income tax under Code Section 501(a) and (ii) no action or proceeding has been instituted or, to the Company’s Knowledge, threatened which would affect the qualification of any pension plan of the PHP Group. The PHP Group does not sponsor any “defined benefit plans” (within the meaning of Section 3(35) of ERISA). To the knowledge of the Company there has not been any reportable event with respect to any pension plan of the Company. To the knowledge of the Company no member of the PHP Group has engaged in a “prohibited transaction” or breach of fiduciary responsibility with respect to any Benefit Plan.

(c)      No member of the PHP Group has ever contributed to a multi-employer pension plan.

(d)      Each Benefit Plan of the Company or its ERISA Affiliates that is a “group health plan” (as defined in ERISA Section 607(1) or Code section 5001(b)(1)) has been operated at all times in material compliance with the provisions of COBRA, HIPAA and any applicable, similar state law, including HIPAA medical privacy rules.

Section 3.10     Environmental, Health and Safety Matters.

(a)    Each member of the PHP Group and its predecessors has complied and is in compliance, in each case in all material respects, with all Environmental, Health, and Safety Requirements.

(b)    Without limiting the generality of the foregoing, each member of the PHP Group has obtained, has complied, and is in compliance with all material permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business. A list of all such material permits, licenses and other authorizations is set forth on Schedule 3.10 [OMITTED].

(c)    No member of the PHP Group or its predecessors has received any written notice or report regarding any actual or alleged material violation of Environmental, Health, and Safety Requirements, or any material liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any material investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental, Health, and Safety Requirements.

(d)    To the Company’s Knowledge (without independent inquiry), none of the following exists at any Real Property: (i) underground storage tanks, (ii) asbestos-containing material in any form or condition, (iii) materials or equipment containing polychlorinated biphenyls, or (iv) landfills, surface impoundments, or disposal areas.

(e)    No member of the PHP Group or any of its predecessors has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to material liabilities on the PHP Group, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended or the Solid Waste Disposal Act, as amended or any other Environmental, Health, and Safety Requirements.

Section 3.11     Litigation.

(a)    Except as set forth on Schedule 3.11 [OMITTED], there is no material claim and there is no counterclaim, administrative action, suit, proceeding or, to the Company’s Knowledge, any Governmental Entity investigation pending or threatened (in each case that could be reasonably expected to result in a liability of $50,000 or more to the PHP Group), against the PHP Group or any Shareholder or Affiliate of the PHP Group with respect to the Business or any property of the PHP Group, by or before any Governmental Entity or by any third party, and there are no unsatisfied judgments against any member the PHP Group.

(b)    Except as set forth on Schedule 3.11 [OMITTED], no Shareholder or any member of the PHP Group is subject to (i) any continuing order of, consent decree, material settlement agreement, or other similar material written agreement with, or, to the Company’s Knowledge, continuing investigation by, any Governmental Entity, or (ii) any judgment, order, writ, injunction, decree, or award of any Governmental Entity, court or arbitrator, including, without limitation, cease-and-desist or other orders, in each case with respect to the Business.

(c)    The PHP Group has not been notified or threatened in writing of any assessment in excess of $25,000 against any HMO or guarantee fund.

Section 3.12     No Default; Compliance with Applicable Laws.

(a)    No member of the PHP Group is in default or violation of any term, condition or provision of (i) its articles of incorporation or bylaws or similar organizational documents; (ii) any regulatory requirement or any material statute, law, rule, regulation, judgment, decree, order, consumer privacy notice requirements or arbitration award or material licenses, permits, consents, approvals and other authorizations of any Governmental Entity (“Permits”) applicable to the PHP Group or the Business. Except as set forth on Schedule 3.12(a) [OMITTED], no member of the PHP Group has received any written notice since January 1, 2002 from any Federal or state regulatory authority alleging any material violation described in clause (ii), or directing any member the PHP Group to take any remedial action with respect to such law, ordinance or regulation relating to the Business. No person presently serving as an officer or director of the PHP Group is currently, nor has he, she or it been at any time, debarred, suspended, or otherwise excluded from participating in any state or federally funded healthcare program. Except as set forth on Schedule 3.12(a) [OMITTED], to the Company’s Knowledge, no person employed by or serving as an officer or director of the PHP Group is party to any agreement, judgment, order, consent, or equitable relief, written or oral, that would limit or restrict the PHP Group in any manner from conducting the Business.

(b)    Schedule 3.12(b) [OMITTED] contains a true and complete list of all Permits of any member of the PHP Group. The PHP Group, collectively, has any and all Permits necessary to conduct the Business in the manner and in the areas in which it is presently being conducted by the PHP Group, and all such Permits are valid and in full force and effect. Except as set forth on Schedule 3.12(b) [OMITTED], there are no material applications, complaints or proceedings pending or, to the Company’s Knowledge, threatened by or against the PHP Group or relating to the Business as of the date hereof before any Governmental Entity other than applications, complaints or proceedings of general applicability that may affect the industry as a whole.
(c)    Except as set forth on Schedule 3.12(c) [OMITTED], the PHP Group is currently in material compliance with the medical privacy provisions and electronic data transmission standards of HIPAA.

Section 3.13     No Bankruptcy.  The PHP Group is not the subject of Bankruptcy or any similar proceeding naming it as debtor.

Section 3.14     Taxes.

(a)    Except as set forth on Schedule 3.14(a) [OMITTED], the PHP Group, the Excluded Subsidiaries, and Newco Group, when organized, have (i) timely filed all Tax Returns required to be filed by any of them, and all such Tax Returns are true, correct and complete in all material respects, (ii) in all material respects, all revenues, gains and income are properly reported and all expenses, deductions and losses claimed on any such return are deductible, and (iii) paid all Taxes, whether or not shown on such Tax Return, other than such Taxes that are being contested in good faith by a member of the PHP Group, an Excluded Subsidiary or Newco Group.
(b)    There is no material dispute or claim concerning any Tax liability of the PHP Group, Newco Group or any Excluded Subsidiary either (A) claimed or raised by any authority in writing or (B) based upon personal contact with any agent of such authority, nor to the Company’s Knowledge is there any reasonable basis for a dispute or claim, except as provided in Schedule 3.14(b) [OMITTED].
(c)    Schedule 3.14(c) [OMITTED] indicates all Tax Returns which include the PHP Group that have been audited and indicates all Tax Returns for taxable periods ended on or after December 31, 1996 that currently are the subject of audit. The Company has delivered to Buyer correct and complete copies of all of the Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by the PHP Group for taxable periods ended on or after December 31, 1996. The PHP Group has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
(d)    The PHP Group has not filed a consent under Code §341(f) concerning collapsible corporations. The PHP Group has not made any material payments, is not obligated to make any material payments, and is not a party to any agreement that under certain circumstances could obligate it to make any material payments that will not be deductible under Code §280G. The PHP Group has not been a United States real property holding corporation within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii). Except as provided in Section 5.3(b), the PHP Group is not a party to any tax allocation or sharing agreement. The PHP Group (A) has not been a member of an affiliated group filing a consolidated federal Income Tax Return (other than a group the common parent of which was the Company) and (B) has no liability for the Taxes of any Person (other than the Company or any of the PHPI) under Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise. The limited liability companies which are indirect Subsidiaries of the Company are disregarded entities for federal income tax purposes.
(e)    There are no Tax liens on the assets of the PHP Group.

Section 3.15     Real Property.

(a)    No member of the PHP Group owns any real property.

(b)    Schedule 3.15(b) [OMITTED] sets forth the address of each parcel of real property leased by any member of the PHP Group (“Real Property”), and a true and complete list of all leases for each such Real Property. The Company has delivered to Buyer a true and complete copy of each such lease. Except as set forth on Schedule 3.15(b) [OMITTED], with respect to each of the leases:

(i)        such lease is legal, valid, binding, enforceable by and against the PHP Group and in full force and effect;

(ii)       the transaction contemplated by this Agreement does not require the consent of any other party to such lease (except for those leases for which consents are obtained), will not result in a breach of or default under such lease, and will not otherwise cause such lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;

(iii)      the member of the PHP Group which leases any Real Property is in possession and quiet enjoyment of such Real Property under such lease has not been disturbed and there are no disputes with respect to such lease;

(iv)      neither the member of the PHP Group which leases any Real Property nor, to the Company’s Knowledge, any other party to the lease is in material breach or default under such lease and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such lease by lessor;

(v)       no security deposit or portion thereof deposited with respect to such lease has been applied in respect of a breach or default under such lease which has not been redeposited in full;

(vi)      no member of the PHP Group owes, or will owe in the future, any brokerage commissions or finder’s fees with respect to such lease;

(vii)     the other party to such lease is not an Affiliate of, and otherwise does not have any economic interest in, either member of the PHP Group;

(viii)    no member of the PHP Group has subleased, licensed or otherwise granted any Person the right to use or occupy such Real Property or any portion thereof; and

(ix)      no member of the PHP Group has collaterally assigned or granted any other security interest in such lease or any interest therein.

(c)    The Real Property comprises all of the real property used in the Business of the PHP Group, and the PHP Group is not a party to any agreement or option to purchase any real property or interest therein.

(d)    All buildings, structures, fixtures and building systems, and all components thereof, included in the Real Property (the “Improvements”) are, taken as a whole, in reasonably good condition and repair and sufficient for the operation of the Business of the PHP Group. To the Company’s Knowledge, there are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements or any portion thereof in the operation of the Business of the PHP Group taken as a whole as currently conducted thereon.
(e)    To the Company’s Knowledge (without independent inquiry), the Real Property is in material compliance with all applicable building, zoning, subdivision, health and safety and other land use laws, including The Americans with Disabilities Act of 1990, as amended, and all insurance requirements affecting the Real Property (collectively, the “Real Property Laws”). No member of the PHP Group has received any written notice of material violation of any Real Property Law and, to the Company’s Knowledge (without independent inquiry), there is no reasonable basis for the issuance of any such notice or the taking of any action for such violation.

Section 3.16     Intellectual Property.

(a)    Schedule 3.16 [OMITTED] identifies:

(i)      each patent or registration that has been issued to any member of the PHP Group with respect to any of its Intellectual Property;

(ii)     each pending patent application or application for registration which the PHP Group has made with respect to any of its Intellectual Property;
(iii)    each material license, agreement, or other permission that the PHP Group has granted to any third party with respect to any of its owned Intellectual Property (together with any exceptions); and
(iv)    each trade name, trademark, service mark, franchise, jingle, slogan, logotype, Contract Form (to be licensed to Newco Group after Closing pursuant to Section 5.19) or other intangible right owned or used by the PHP Group.
(b)    The Company has delivered to Buyer correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date). Schedule 3.16 [OMITTED] also identifies each material trade name or unregistered trademark used by the PHP Group in connection with the Business. Except as set forth on Schedule 3.16 [OMITTED], with respect to each item of Intellectual Property required to be identified in Schedule 3.16 [OMITTED]:

(i)      the PHP Group possesses all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction;

(ii)     the item is not subject to any outstanding injunction, judgment, order, decree or ruling;
(iii)    no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Company’s Knowledge, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and
(iv)    the PHP Group has never agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

(c)    Schedule 3.16 [OMITTED] identifies each material item of Intellectual Property that any third party owns and that the PHP Group uses pursuant to license, sublicense, agreement, or permission. The Company has delivered to Buyer correct and complete copies of all such material licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Schedule 3.16 [OMITTED]:

(i)      the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable on the PHP Group, and in full force and effect in all material respects;
(ii)     the PHP Group is not in material breach or default to the license, sublicense or agreement, and no event has occurred which with notice or lapse of time would constitute a material breach or default on the part of the PHP Group or permit termination, modification, or acceleration thereunder by the other party thereto;
(iii)    the PHP Group has not received any written communications from any other party to the license, sublicense, agreement, or permission repudiating any material provision thereof; and
(iv)    the PHP Group has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

(d)    To the Company’s Knowledge, the PHP Group has not interfered with, infringed upon, misappropriated, or violated any material Intellectual Property rights of third parties in any material respect, and no member of the PHP Group has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that a member of the PHP Group or any such person must license or refrain from using any Intellectual Property rights of any third party). To the Company’s Knowledge, no third party has interfered with, infringed upon, misappropriated, or violated any material Intellectual Property rights of the PHP Group in any material respect.
(e)    The PHP Group owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary for the operation of the Business of the PHP Group as presently conducted and as presently proposed to be conducted.

The PHP Group has taken all commercially reasonable action to maintain and protect each material item of Intellectual Property that it owns or uses.

(f)    To the Company’s Knowledge, the PHP Group will not materially interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its businesses as presently conducted and as presently proposed to be conducted.

Section 3.17     Material Agreements.

(a)    Schedule 3.17 [OMITTED] contains a true and complete list of all Contracts, noting which ones are Material Agreements and all amendments thereto. Except as set forth on Schedule 3.17 [OMITTED], all Material Agreements are terminable on 60 days’ notice and none of the Contracts require that the PHP Group exclusively purchase the type of goods or services covered by such Contract. Except for those written Contracts which shall be terminated or assigned to Newco Group or an Excluded Subsidiary pursuant to the Separation Agreement before the Closing, which Contracts are described in the Separation Agreement, the Company has delivered or made available to Buyer complete copies of all written Contracts, including all amendments thereto. Each Material Agreement and other Contract is in full force and effect and is a valid and binding obligation of the member or members of the PHP Group which entered into such Contract, enforceable by and against the PHP Group in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Except as provided on Schedule 3.17 [OMITTED], the PHP Group has not received a notice of termination from a Payor or Material Provider that has not been withdrawn or satisfied to Buyer’s written satisfaction. The PHP Group is not in default or breach in the observance or the performance of any term or obligation to be performed by it under any Material Agreement except for such defaults or breaches the effect of which, individually or in the aggregate, would not have a Material Adverse Effect. To the Company’s Knowledge, no other Person is in material default or breach in the observance or the performance of any term or obligation to be performed by it under any Material Agreement. The PHP Group is not a party to any contract which limits the rights of the PHP Group to engage in, or to compete with any Person in, the Business, or which contains exclusivity provisions restricting the geographical area in which the Business may be conducted. Except as set forth on Schedule 3.17 [OMITTED], the other party to each Contract to which the PHP Group is a party is not an Affiliate or shareholder of either member of the PHP Group.

(b)    Except as set forth on Schedule 3.17 [OMITTED], the Payor Contracts include the Medicaid Contract, the Summit Contract and the FHK Contracts, none of which have been amended.

Section 3.18     Providers and Provider Agreements.

(a)    Schedule 3.18(a) [OMITTED] sets forth a list of the physicians, hospitals, ancillary service providers or other health care service providers that participate in the Business as Providers and describes the following with respect to each Provider Agreement: the contracting parties including the provider’s name, type of provider, contract form number or type, the compensation form used.

(b)    A true and complete copy of each of the contracts of the PHP Group relating to the Business with Providers (“Provider Agreements”), including all amendments, for each hospital and ancillary provider, the form of physician or physician group provider agreements, and any physician or physician group provider agreement that differ from the form have been made available to Buyer. There are no contracts with any physician, hospital, ancillary service provider or other health care service provider for the provision of services to Members except the Provider Agreements.

(c)    Except as set forth on Schedule 3.18(c) [OMITTED], none of the Provider Agreements (i) has a term of more than one year (with respect to Material Provider Agreements only), (ii) obligates the PHP Group to purchase reinsurance for the provider or otherwise adjusts the compensation payable to such provider based on claims experience, (iii) requires the PHP Group to pay the provider on a most-favored provider basis, (iv) obligates the PHP Group to pay access or administrative fees, (v) has a profit-sharing or risk sharing component, (vi) delegates to the provider medical management duties, (vii) requires the PHP Group to provide stop loss protection to a Provider, or (viii) includes any provision for rate escalation based upon the consumer price index, inflation rates or other economic indicators.

(d)    The PHP Group has compensated and currently compensates each Provider for services to Members in accordance with the rates and fees set forth in the applicable Provider Agreement and in a timely manner given the requirements of such contract and applicable law.

(e)    Schedule 3.18(e) [OMITTED] describes each complaint referred to the PHP Group’s risk management division or should have been referred to the PHP Group’s risk management division in accordance with the past practices of the PHP Group and any written complaint received by the PHP Group from a Material Provider concerning any aspect of the Business since January 1, 2001 and generally describes the nature and disposition of such complaint.

(f)    To the Company’s Knowledge, none of the Providers who or which is a “physician” or “physician group” (as such terms are defined at 42 C.F.R. § 418.479 et seq. (the “PIP Regulation”)) are placed at “substantial financial risk” (as also defined by the PIP Regulation).

Section 3.19     Absence of Certain Changes or Events.    Except as set forth in Schedule 3.19 [OMITTED] contemplated by this Agreement or the transactions contemplated hereby, since

December 31, 2001, the PHP Group has conducted the Business only in the ordinary course and has not:

(a)    suffered (involuntarily or voluntarily), any material adverse changes in financial condition, results of operations, earnings, properties, business or membership (including, without limitation, any change in its premium or other revenues, claims or other costs including IBNR, or relations with governmental authorities, Members, Providers, or any of its employees, agents or underwriters);

(b)    incurred any indebtedness or obligation or other liability in excess of $250,000 or $500,000 in the aggregate (contingent or otherwise), except in the ordinary course of its business consistent with its past practice;

(c)    failed to pay any medical claim liability or indebtedness relating to the Business when due (unless contested in good faith) except in compliance with applicable law and where such failure could not be reasonably expected to lead to materially adverse relations with a hospital Provider;

(d)    created, permitted or allowed any Security Interest with respect to the Assets that are material to the PHP Group (except Security Interests which Shareholders and the PHP Group will cause to be discharged and released as of the Closing Date);

(e)    made or granted any increase in the rates payable or to become payable by the PHP Group to any hospital Provider and an increase in rates of more than 10% for all other Providers, except as may be included in writing in any Provider Agreement;

(f)    executed, amended, or terminated any Material Agreement to which it is or was a party or by which any material portion of the Assets are bound or affected; amended, terminated or waived any of its material rights thereunder; or received notice of termination, amendment, or waiver of any Material Agreement or any material rights thereunder;

(g)    instituted, settled, or agreed to settle, any material litigation, action, or proceeding before any court or governmental body;

(h)    entered into any agreement or made any commitment to take any of the types of action described in subsections 3.19(a) through 3.19(g) above;

(i)    received any adverse written communications or reports or any written notifications regarding a material plan change from any Payor except to the extent provided by Payors to all similar participants.

Section 3.20     Labor Matters.    The PHP Group is not a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with any labor union or labor organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the Company’s Knowledge, threatened against the PHP Group. There is no strike, picketing, slowdown or work stoppage by the employees of the PHP Group pending against or involving the PHP Group. To the Company’s Knowledge, no representation question is pending or threatened respecting any of the employees of the PHP Group.

Section 3.21     Insurance.    Set forth on Schedule 3.21 [OMITTED] is a complete and correct list of insurance policies, including, without limitation, insolvency insurance, that the PHP Group maintains with respect to the Business and Assets, specifying policy limit, type of coverage and expiration date for each of such policies. Such policies are in full force and effect.

Section 3.22     Employees.    Schedule 3.22 [OMITTED] lists the names and job titles of all employees of the PHP Group as of August 1, 2002, the current salary, compensation, bonuses, commissions, pay rate or hourly rate for each, per diem and other allowances and vacation, sick days for each (or paid days off in lieu thereof) assuming no vacation has been taken and the actual days off taken by each employee through August 1, 2002 and all anticipated increases (other than in the ordinary course of business consistent with past practices) in any of the foregoing; provided, that any increase of more than 10% for any Designated Employee shall require the prior written approval of Buyer. Each employee’s length of service, employment commencement date and all relevant terms of their employment, including, without limitation, whether the employee is full or part time, salaried or hourly paid and the benefits received by such employee are set forth on Schedule 3.22 [OMITTED]. Except as set forth on Schedule 3.22 [OMITTED], the PHP Group is not subject to any written employment agreement with any employee.

Section 3.23     Independent Contractors.    Since January 1, 1999, all individuals performing material services for the PHP Group as independent contractors were not employees of the PHP Group at the time such services were performed under tax, workers’ compensation and other Federal or State of Florida law and regulations. All Contracts with consultants of the PHP Group are listed on Schedule 3.23 [OMITTED] and true and correct copies of such Contracts have been provided to Buyer.

Section 3.24     Relations and Members.    Schedule 3.24 [OMITTED] describes each written complaint involving more than $50,000 received by the PHP Group concerning any aspect of the Business from a Member since January 1, 2002 and generally describes the nature and disposition of such complaint.

Section 3.25     Books and Records.    Except as set forth on Schedule 3.25 [OMITTED], the minute books and stock books of the PHP Group, as previously made available to Buyer and its representatives, contain accurate records of all meetings of and all corporate actions or written consents by the shareholder(s) of the PHP Group and the Board of Directors of the PHP Group.

Section 3.26     Title to Assets.    Except as set forth on Schedule 3.26 [OMITTED], the PHP Group has good and marketable title to the Assets, free and clear of any Security Interest, and on the Closing Date, the PHP Group shall have good and marketable title to the Assets, free and clear of all Security Interests except for Security Interests created by Buyer. Each of the stocks, bonds and securities included in Assets and reflected in the Financial Information were reflected in such information at no more than the fair market value of such Asset as of the date of each statement. If the fair market value of such Assets exceeds their book value, an appropriate tax accrual has been made.

Section 3.27     Tangible Assets. The buildings, machinery, equipment, and other tangible assets, taken as a whole, that the PHP Group owns and leases are free from material defects (patent and latent), have been maintained in accordance with normal industry practice, and are in good operating condition and repair (subject to normal wear and tear).

Section 3.28     Brokers or Finders. Except for Goldsmith-Agio-Helms & Lynner, P.C., whose fees the Company covenants will be paid by Shareholders or the Company before the Closing, no agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement for which Buyer shall have any liability as a result of any action by any Shareholder, the Company or any of their Affiliates or agents.

Section 3.29     Business Operations. The only business that the PHP Group has conducted since its formation is the Business, a Medicare HMO business, and the other Excluded Businesses described in Schedule 3.29 [OMITTED]. The Excluded Business, or the Excluded Subsidiaries owning any businesses other than the Business, will be transferred out of the PHP Group pursuant to the Spin Off Transaction and not conducted by the PHP Group at Closing. Schedule 3.29 [OMITTED] lists all business addresses, trade names and names of predecessor entities used by the PHP Group since January 1, 1996. Except as set forth on Schedule 3.29 [OMITTED], the PHP Group has not been a party to a merger, consolidation, liquidation, recapitalization or other business combination since January 1, 1996.

Section 3.30     Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the PHP Group.

Section 3.31     Guarantees. Except as set forth on Schedule 3.31 [OMITTED], the PHP Group is not a guarantor or otherwise responsible for any liability or obligation (including indebtedness) of any other Person and is not a party to a letter of credit agreement or a contract of suretyship.

Section 3.32     Receivables. All Receivables of the PHP Group:

(i)       Are properly reflected on the books and records of the PHP Group;

(ii)      Are valid receivables subject to no setoffs, defenses or counterclaims;

(iii)    Are current and collectible;

(iv)     Have arisen from bona fide transactions in the ordinary course of business; and

(v)      Are properly billed to AHCA or other Payor or Person in accordance with Federal and state law and the applicable Payor Contract or other Contract.

Section 3.33   Banks and Depositories.  Schedule 3.33 [OMITTED] sets forth:

(i)  A true and complete list of the name and address of each bank, savings and loan or other financial institution in which the PHP Group has an account or safe deposit bank;

(ii)  The identity of each such account or safe deposit box;

(iii)  The names of all persons authorized to draw on each account and to have access to each safe deposit box; and

(iv)  The number of signatures required for any withdrawals therefrom.

Section 3.34   Limitation on Use of Funds.

(a)  Pursuant to 31 U.S.C. 1352 and 45 CFR Part 93, no federal appropriated funds have been paid or will be paid (before the Closing Date) to any Person by or on behalf of the PHP Group for the purpose of influencing or attempting to influence an officer or employee of any agency, a member of Congress, an officer or employee of Congress, or an employee of a member of Congress in connection with the award of any federal contract, the making of any federal grant, the making of any federal loan, the entering into of any cooperative contract, or the extension, continuation, renewal, amendment, or modification of any federal contract, grant loan, or cooperative contract in violation of such provision.

(b)  If any funds other than federal appropriated funds have been paid by the PHP Group to any Person for the purpose of influencing or attempting to influence an officer or employee of any agency, a member of Congress, an officer or employee of Congress, or an employee of a member of Congress in connection with the award of any federal contract, the making of any federal grant, the making of any federal loan, the entering into of any cooperative contract, or the extension, continuation, renewal, amendment, or modification of any federal contract, grant, loan, or cooperative contract, and the contract exceeds $100,000, such Person has completed and submitted Standard Form LLL, “Disclosure of Lobbying Activities”, in accordance with its instructions, a copy of which is attached hereto as Schedule 3.34(b) [OMITTED].

Section 3.35   Terrorism Compliance.  The Company is in compliance with (i) Executive Order 13224 (66 FR 49079), Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism and all rules and regulations promulgated thereunder and (ii) United States Public Law No. 107-56, Uniting and Strengthening America by Providing Appropriate Tools required to Intercept and Obstruct Terrorism of 2001 and all rules and regulations promulgated thereunder.

Section 3.36   CarePlus Health Plan Assignment.  PHPI is duly accredited and licensed to operate a Medicaid HMO in the State of Florida, it is not in material violation of any of the provisions of § 641.52 of the 2001 Florida Statutes, as amended, and it has been in good standing with AHCA for at least the most recent 12-month period. To the Company’s Knowledge, upon due investigation, CarePlus Health Plans is duly accredited and licensed to operate a Medicaid HMO in the State of Florida, it is not in material violation of any of the provisions of § 641.52 of the 2001 Florida Statutes, as amended, and it has been in good standing with AHCA for at least the most recent 12-month period.

Section 3.37   Misstatements and Omissions.  No representation or warranty made by Shareholders or the Company in this Agreement, or in any statement, certificate, exhibit, schedule, or other document furnished to Buyer pursuant hereto contains any untrue statement of material fact or omits to state a material fact necessary to make the representation or warranty contained herein or therein not misleading. Buyer is not relying on any representations or warranties made by Shareholders or the Company (specifically including, without limitation, those representations and warranties contained in the Confidential Memorandum prepared by Goldsmith-Agio-Helms & Lynner, P.C.) except for the representations and warranties expressly set forth in this Agreement and the attached Exhibits and Schedules.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Shareholders as follows:

Section 4.1   Organization.  Each of Parent and Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as is now being conducted. Buyer is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary.

Section 4.2   Authorization; Validity of Agreement; Necessary Action.  Each of Buyer and Parent has the corporate power and authority to execute, deliver and perform this Agreement and each of the documents and instruments required to be entered into pursuant to this Agreement and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each of Buyer and Parent of this Agreement, and each of the documents and instruments required to be entered into pursuant to this Agreement, and the consummation of the Merger and the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate proceedings (including, without limitation, the approval of each Board of Directors) and such authorization has not been withdrawn or amended in any manner. This Agreement has been, and each of the documents and instruments required to be entered into pursuant to this Agreement will be, duly executed and delivered by each of Buyer and Parent and, assuming due and valid authorization, execution and delivery hereof and thereof by Shareholders and the Company, are or will be legal, valid and binding obligations of Buyer and Parent, enforceable against each in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally; and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.3   Consents and Approvals; No Violations.  Except as disclosed on Schedule 4.3 [OMITTED] and except for matters specifically described in this Agreement, neither the execution, delivery or performance of this Agreement and each of the other agreements and instruments required to be entered into pursuant to this Agreement by Buyer or Parent nor the consummation by Buyer or Parent of the transactions contemplated hereby and thereby will (i) violate or conflict with any provision of the articles of incorporation, bylaws or other organizational documents of Buyer or Parent; (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Buyer or Parent is a party or by which any of them or any of their properties or assets may be bound; (iii) violate or conflict with any order, writ, judgment, injunction, decree, law, statute, rule or regulation applicable to Buyer or Parent, if any, or any of their respective properties or assets; or (iv) require on the part of Buyer or Parent any filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity.

Section 4.4   Acquisition for Investment.  Buyer is acquiring the Shares solely for its own account and not with a view to any distribution or other disposition of such Shares in violation of any laws or regulations of any Governmental Entity.

Section 4.5   Brokers or Finders.  Buyer represents with respect to itself, its Subsidiaries and its Affiliates but not with respect to Shareholders, any Excluded Subsidiary, Newco Group or the PHP Group, that no agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by the Agreement for which Shareholders shall have any liability as a result of any action by Buyer or any of Buyer’s Affiliates or agents.

Section 4.6   No Bankruptcy.  Buyer is not subject to Bankruptcy or any similar proceeding.

Section 4.7   Misstatements and Omissions.  No representation or warranty made by Buyer in this Agreement, or in any statement, certificate, exhibit, Schedule, or other document furnished to Shareholders or the Company pursuant hereto contains any untrue statement of material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

Section 4.8   Sufficient Funds.  Buyer presently has, and will have as of the Closing Date, sufficient funds (or sufficient funds available under existing bank loans or lines of credit) to pay the Aggregate Consideration.

ARTICLE V
COVENANTS

Section 5.1   Interim Operations of the Company and the PHP Group.  The Company covenants and agrees that, except (i) as contemplated by this Agreement and the transactions contemplated by this Agreement, (ii) as disclosed on Schedule 5.1 [OMITTED], or (iii) with the prior written consent of Buyer (which consent shall not be unreasonably withheld), after the date hereof and before the Closing Date, the PHP Group:

(a)  shall conduct the Business in the ordinary course, consistent with past practice;

(b)  will not amend the PHP Group’s articles of incorporation or bylaws or organizing and governing documents;

(c)  shall not (i) split, combine or reclassify the Shares or the shares of PHPI; (ii) issue or sell any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, the Shares or the shares of PHPI; or (iii) redeem, purchase or otherwise acquire, directly or indirectly, any of the Shares or the shares of PHPI, other than in connection with the Spin Off Transaction; provided, however, that notwithstanding the provisions of this Section 5.1(c), the Company may seek, and upon obtaining any required regulatory approval, shall make, a distribution to shareholders and other equity holders of Newco Group which shall acquire only the Excluded Assets and assume the Excluded Liabilities either directly or through the Merger with or acquisition of the shares of one or more of the Excluded Subsidiaries or otherwise (a “Shareholder Distribution”) and redeem and retire the Preferred Shares (the “Redemption”);

(d)  shall not (i) adopt any new employee benefit plan or amend any existing benefit plan to enhance or otherwise modify any benefit (other than to 100% vest the employees hired/retained by the Company or PHPI who thereby are deemed separated from employment for purposes of any benefit plan transferred to or assumed by Newco Group) or (ii) increase any compensation (except in the ordinary course of business consistent with past practices; provided that any increase of more than 10% for any Designated Employee shall require the prior written consent of Buyer) or enter into or amend any employment, severance, termination or similar agreement with any of its present or future officers, directors or employees, except for those required under existing plans or programs; provided, however that nothing contained herein shall prohibit the PHP Group from granting and paying its officers, directors or employees bonuses prior to the Closing Date except that no bonuses shall be paid to Agent and provided that such payments are in compliance with Code Section 280G;

(e)  shall not, except as may be permitted by this Agreement, acquire, sell, lease or dispose of any Assets if any such action would result in a material adverse change to the Closing Balance Sheet or regulatory non-compliance by the PHP Group;

(f)  except as provided in Section 7.2(c), shall not amend, supplement or otherwise alter, other than in the ordinary course, any Material Agreement with AHCA, Kids

Corporation, or FEA, except as required by such Payors and with prompt prior written notice of such to Buyer, and any hospital Providers or other third parties, except for the termination or transfer to Newco Group of those contracts included in the Excluded Assets;

(g)  shall not (i) incur or assume any long-term or short-term debt or issue any debt securities that cannot be prepaid at or before Closing; (ii) assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any unaffiliated third party; (iii) make any loans, advances or capital contributions to, or investments in, any unaffiliated third party; or (iv) pledge or otherwise encumber the Shares, any equity interest in PHPI, or any of the Assets, or create any Security Interest with respect to any Asset;

(h)  shall not (i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein; or (ii) other than capital expenditures identified on Schedule 5.1(h) [OMITTED], authorize any new capital expenditure or expenditures for assets to be included on the Closing Balance Sheet which, individually, is in excess of $50,000, or in the aggregate, are in excess of $100,000;

(i)  shall not adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization unless required by law or administrative order;

(j)  shall not change any of the accounting methods used by it unless required by GAAP or applicable law;

(k)  shall not have failed to pay any material medical claim liability or indebtedness relating to the Business when due, except in compliance with applicable law and where such failure could not be reasonably expected to lead to adverse relations with a hospital Provider, unless contested in good faith;

(l)  shall not have instituted, settled, or agreed to settle, any material litigation, action, or proceeding before any court or governmental body relating to the Business;

(m)  shall use its best efforts to keep in full force and effect insurance covering the PHP Group and the Assets comparable in amount and scope of coverage to that currently maintained;

(n)  shall not permit Newco Group or any Excluded Subsidiary to acquire any business which is in competition with the Business or acquire any asset or contract right or conduct any business except as may be transferred to Newco Group pursuant to this Agreement, or with the written consent of Buyer; and

(o)  shall not have entered into any agreement or commitment to take any of the actions described in Section 5.1(a)-(n) above.

Section 5.2     Access to Information.

(a)    The Company shall, and Executives shall cause the PHP Group to, afford Buyer’s officers, employees, accountants, counsel and other authorized representatives reasonable access during normal business hours throughout the period before the Closing Date or the date of termination of this Agreement and upon reasonable notice, to the PHP Group’s Contracts, commitments, books and records, officers, directors, employees, accountants, Providers, and Payors; provided, however, that any utilization of such access shall be made in a manner which will not disrupt the normal business operations of the Company and its Subsidiaries and provided, further that all such requests for access shall be directed to, and shall be approved by the Company; provided, still further, that nothing herein shall require Shareholders, the Company or its Affiliates to disclose any information to Buyer if such disclosure would violate applicable laws or regulations of any Governmental Entity or the provisions of any confidentiality agreement to which Shareholders or the Company or its Affiliates is a party. Within 25 days of the end of each calendar month, the Company shall provide to Buyer a copy of the Consolidated Group’s, the PHP Group’s and the Business’ consolidated unaudited interim financial statement for such month, including a balance sheet as of the end of such month and an income and expense statement for such month and year to date, with comparative information for the same period of 2001 (or 2002 for any statement with respect to any period in 2003). Unless otherwise required by law, Buyer will hold any such information which is nonpublic in confidence in accordance with the provisions of the Confidentiality Agreement between the Company, Physicians Healthcare Plans, Inc. and Parent, dated as of June 12, 1998 (the “Confidentiality Agreement”). Prior to the Closing Date, Buyer may contact or otherwise communicate with any Provider or Member of the Company or its Affiliates so long as it obtains the prior written consent of Agent, which shall not be unreasonably withheld or denied.

(b)    For a period of five years after Closing, Buyer and Shareholders shall, and shall cause their Affiliates to, maintain and make available to the other party, on such other party’s reasonable request, copies of any and all information, books and records related to the other party’s business and machine readable files and records, to the extent required by Governmental Entities or related to litigation matters. Any information obtained pursuant to this Section shall be kept confidential by the parties, unless and only to the extent that disclosure is required by law, legal process or regulatory authority. Newco Group covenants to cooperate, on a timely basis, with the PHP Group and to provide its employees, directors, and officers, as reasonably required, or as required by a Governmental Entity, to reasonably assist, or assist as required by a Governmental Entity, the PHP Group (at the expense of the PHP Group for all out-of-pocket expenses reasonably incurred by Newco Group) in developing the case, serve as witnesses, etc. with respect to any matter occurring before the Effective Time that is subject to litigation or investigation by a Governmental Entity, including, without limitation, those matters described on Schedule 6.1(a) [OMITTED].

Section 5.3     Tax Matters.

(a)    Transfer Taxes.  All documentary or other similar Taxes, charges or fees imposed by any Governmental Entity with respect to the sale or transfer of the Shares or this transaction shall be shared equally by Shareholders and Buyer.

(b)    Tax Sharing Agreements.  Any Tax Sharing Agreement between the Company, PHPI or any other member of the PHP Group shall be terminated as of the Closing Date and will have no further effect for any subsequent taxable year.

(c)    Shareholders’ Indemnification.  Shareholders shall protect and indemnify Buyer Indemnified Parties from and against (i) all Taxes of the PHP Group with respect to all Tax periods ending on or before the Closing Date (a “Pre-Closing Tax Period”), including, without limitation, any Taxes resulting from any audit by the IRS or any other Tax Authority of Tax Returns for any such period; (ii) all Taxes of the PHP Group with respect to any Tax period beginning before the Closing Date and ending after the Closing Date (a “Straddle Period”), but only with respect to the portion of such period up to and including the Closing Date, and (iii) all losses or damages from the breach of any representation and warranty contained in Section 3.14. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, Shareholders shall not be liable for any Taxes to the extent of the amount of Taxes that have been reserved for or appear as a liability on the Closing Balance Sheet in computing Closing Book Value. Shareholders shall be entitled to any refunds of Taxes (including interest) with respect to the Tax periods described in clauses (i) and (ii) of this Section 5.3(c), except to the extent that refunds of Taxes are reflected as an Asset (including in deferred tax assets) on the Closing Balance Sheet.

(d)    Buyer Indemnification.  Buyer and Parent shall protect and indemnify Shareholders from and against (i) all Taxes of the PHP Group or any successor with respect to all Tax periods beginning after the Closing Date (a “Post-Closing Tax Period”), (ii) all Taxes of the PHP Group or any successor with respect to any Straddle Period but only with respect to the portion of such Tax period beginning the day after the Closing Date, and (iii) all Taxes for which Shareholders have no liability in accordance with Section 5.3(c) above, including Taxes appearing as a liability on the Closing Balance Sheet. Company shall be entitled to any refunds of Taxes (including interest) with respect to the periods described in clauses (i) and (ii) of this Section 5.3(d), and any Taxes (and interest thereon) reflected as an Asset (including in deferred tax assets) in the Closing Balance Sheet in computing Closing Book Value.

(e)    Pre-Closing Tax Periods.  Agent shall prepare and cause the Company and any other member of the PHP Group to file on a timely basis all Tax Returns of the Company and such members due on or before the Closing Date or due thereafter with respect to a Pre-Closing Tax Period. In accordance with Treasury Regulation Section 1.1502-76(b)(1)(ii), the taxable year of the members of the PHP Group shall end at the end of the Closing Date, and the federal consolidated income Tax Return for such Pre-Closing Tax Period shall include all items for events which may occur on such Closing Date including, but not limited to, the Spin-Off Transaction. Buyer covenants and agrees that Buyer will not cause the Company or PHPI to take any action on the Closing Date after the Closing, which is not an action or transaction conducted in the ordinary course of business. If the Closing Date does not occur on December 31, the Agent may not make an election described in Treasury Regulation Section 1.1502-76(b)(2)(iii) without the consent of Buyer. The Tax Returns of the Company and any other member of the PHP Group with respect to a Pre-Closing Tax Period including, but not limited to, the federal consolidated income Tax Return of the PHP Group for the Tax period ending on the Closing Date, shall be prepared and filed on a basis that is consistent with the Tax Returns of such Group or member prepared and filed for Tax Periods of the Group or member ending prior to the Closing Date. Shareholders shall be responsible for all costs and expenses incurred in connection with preparing and filing the Tax Returns described in this Section 5.3(e) in excess of amounts accrued for such costs and expenses in the Closing Balance Sheet, and Buyer shall be responsible for all such costs and expenses to the extent they are accrued for in the Closing Balance Sheet.

(f)    Post-Closing Tax Periods.  The Buyer shall be responsible for the timely preparation and filing of all Tax Returns of the Company for any Post-Closing Tax Period.

(g)    Straddle Periods.  In the case of a Straddle Period, the parties hereto will, to the extent permitted by applicable law, elect with the relevant governmental authority to treat (i) the portion of the Straddle Period ending on the Closing Date (hereinafter referred to as the “Company’s Tax Period”) for all purposes as a short taxable period ending as of the close of the Closing Date and such short taxable period shall be treated as a Pre-Closing Tax Period for purposes of this Agreement and (ii) the portion of the Straddle Period after the Closing Date (hereafter referred to as the “Buyer’s Tax Period”) shall be treated as a Post-Closing Tax Period for purposes of this Agreement. In any case where applicable laws do not permit such an election to be made, then, for purposes of this Agreement, Taxes for the Straddle Period shall be allocated between the Company’s Tax Period and the Buyer’s Tax Period using an interim-closing-of-the-books method assuming that the Company’s Tax Period is taxable period ending at the close of business on the Closing Date. In the case of any real property, personal property or other ad valorem Tax, the amount of such Tax allocated to Company’s Tax Period shall be the amount of that Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable period.

(h)    Straddle Period Returns.  The Buyer shall cause the Company to prepare and file all Tax Returns and pay all Taxes due, if any, by the Company with respect to any Straddle Period for which it is responsible to pay Taxes in whole or in part; provided, however, that the Agent shall have a reasonable opportunity to review all such Tax Returns and amendments thereto prior to the filing thereof by the Buyer. Upon fifteen (15) days notice from the Buyer, the Shareholders shall pay to the Buyer the Taxes attributable to the Company’s Tax Period to the extent such Taxes are not reflected as liabilities on the Closing Balance Sheet on or before the second business day prior to the due date for the payment of such Taxes by wire transfer of immediately available funds to the account designated by the Buyer.

(i)    Cooperation.  The Agent and the Parent shall make available to the other, as reasonably requested, all information, records or documents in their possession relating to Tax liabilities of the Company for all Tax periods of the Company ending on, prior to or including the Closing Date and shall preserve all such information, records and documents until the later of five years from the Closing Date or the expiration of any applicable Tax statute of limitations or extensions thereof; provided, however, that if a proceeding has been instituted for which the information, records or documents is required prior to the expiration of the applicable statute of limitations, such information, records or documents shall be retained until there is a final determination with respect to such proceeding. After the end of such five-year period, the expiration of the applicable Tax statute of limitations or final determination, as applicable, Buyer and Agent on behalf of Shareholders, may dispose of such information, books and records and documents but before their disposition, a party shall give the other party the opportunity to take possession of them. Any information obtained in accordance with this Section 5.3(i) shall be kept confidential by the parties, unless and only to the extent that disclosure is required by law, legal process or regulatory authority. Whenever a Tax authority begins a Tax audit, asserts a claim, makes an assessment or otherwise disputes the amount of Tax for which a party is or may be liable to the other party under this Section 5.3, that other party shall promptly inform the party so liable.

(j)    Buyer Contest.  After the Closing Date, the Buyer and the Company shall have exclusive control over and responsibility to represent the Company’s interests in any Tax audit or administrative or court proceeding (a “ Buyer Contest”) with respect to all Post-Closing Tax Periods and Straddle Periods of the Company (or Straddle Period pertaining to a Buyer’s Tax Period) and to employ counsel of its choice at its expense; provided that, the Buyer may not agree to any settlement or compromise of any such Buyer Contest if such settlement or compromise will give rise to an indemnification obligation of the Shareholders or would affect a Pre-Closing Tax Period or Company’s Tax Period, without the prior consent of the Agent which consent will not be unreasonably withheld or delayed. The Company and the Buyer and the Shareholders agree to cooperate fully with each other with respect to defending or answering any Buyer Contest and to provide each other with all materials, information and documents as reasonably requested by the other. The Shareholders and the Buyer covenant to negotiate and defend any Buyer Contest in good faith.

(k)    Shareholder Contest.  After the Closing Date, the Shareholders through the Agent shall have exclusive control over and responsibility to represent the Company’s interests in any Tax audit or administrative or court proceeding (a “Shareholder Contest”) with respect to all Pre-Closing Tax Periods and to employ counsel of its choice at its expense; provided that, the Agent may not agree to any settlement or compromise of any such Shareholder Contest if such settlement or compromise will give rise to an indemnification obligation of the Buyer and Parent, will result in a Tax liability that will be ultimately borne by Buyer or Parent under Section 5.3(o) because the adjustment would have resulted in a deferred tax asset on the Closing Balance Sheet or would affect a Post-Closing Tax Period or Buyer Tax Period without the prior consent of Buyer, which consent will not be unreasonably withheld or delayed. The Company and the Buyer and the Shareholders agree to cooperate fully with each other with respect to defending or answering any Shareholder Contest and to provide each other with all materials, information and documents as reasonably requested by the other. The Shareholders and the Buyer covenant to negotiate and defend any Shareholder Contest in good faith.

(l)    Refunds.

(i)    To the extent requested by Agent and at the sole expense of Shareholders, Buyer will (or cause the Company to) as promptly as practicable claim any refund relating to Taxes paid by the Company or any member of the PHP Group with respect to a Pre-Closing Tax Period or Company Tax Period or that appeared as a liability on the Closing Balance Sheet or for which Shareholders are responsible under Section 5.3(c) and which were paid to a Buyer Indemnified Party in connection with a claim for indemnification under Section 5.3(c). If, after the Closing Date, the Shareholders receive any refund relating to Taxes for which Buyer and the Company are responsible under Section 5.3(d) and which were paid to Shareholders in connection with a claim for indemnification under Section 5.3(d), the Shareholders shall promptly transfer the amount of such refund to Buyer. If, after the Closing Date, Buyer or Company receives any refund of Taxes (a) that were paid by the Company or any member of the PHP Group with respect to a Pre-Closing Tax Period or Company Tax Period, or (b) that appeared as a liability on the Closing Balance Sheet, or (c) for which Shareholders are responsible under Section 5.3(c) and which were paid to a Buyer Indemnified Party in connection with a claim for indemnification under Section 5.3(c), then the Buyer or the Company shall promptly transfer the amount of such Tax refund to the Shareholders without setoffs or counterclaims. For purposes of this Section 5.3, refunds of Tax include refunds of estimated Tax and tentative refunds of Tax under Section 6411 of the Code.

(ii)    Buyer and Shareholders will equitably apportion any refund or credit with respect to Taxes (and related expenses) for any Straddle Period in accordance with the principles of Section 5.3(g) only if the Company reflected a portion of such Taxes as a liability or reserve (other than for deferred Taxes) on the Closing Balance Sheet, or if the Shareholders paid such refunded or credited Tax to a Buyer Indemnified Party in connection with a claim for indemnification under Section 5.3(g) or (h).

(iii)    Except as expressly set forth in Section 5.3(c), 5.3(l)(i) or (ii), Buyer and the Company shall be entitled to receive and retain any refunds relating to Taxes attributable to the Company for any Pre-Closing Tax Period or Straddle Period. If requested by Buyer or Company and at the sole expense of Buyer or Company, Shareholders shall cooperate with Buyer or Company and, if applicable, claim any refund relating to such Taxes and promptly transfer the amount thereof to Buyer or Company upon receipt thereof. Notwithstanding this Section 5.3(l)(iii) to the contrary, Buyer may not carry-back a Tax attribute from a Post-Closing Tax Period to a Pre-Closing Tax Period without the consent of Agent.

(iv)    It is the intention of the parties in Section 5.3(l)(i) and (ii) and Section 5.3(c) that the Shareholders shall be entitled to refunds of Tax with respect to a Pre-Closing Tax Period to the extent such Tax was previously paid under a claim for indemnification, the Tax was taken into account as a liability in the Closing Balance Sheet in computing Closing Book Value or the Tax was not reflected as an Asset (including in deferred tax assets) on such Closing Balance Sheet. It is not the intention of the parties that the Shareholders shall be effectively paid twice for the same Asset. For example, if a refund is received as a result of an adjustment to accrued expenses on a return for a Pre-Closing Tax Period and such accrued expenses gave rise to a deferred tax asset on the Closing Balance Sheet, the Shareholders shall not be entitled to such refund because the refund was previously credited to the Shareholders in the calculation of the Aggregate Consideration in accordance with Sections 2.3(b), (e) and (g).

(m)    Shareholder Liability.  Each Shareholder shall be responsible for a share of the total liability to a Buyer Indemnified Party under Section 5.3(c) equal to the percentage of the total Shares owned by such Shareholder on the Closing Date multiplied by the amount of such total liability provided, however, that in no event shall the amount exceed the Purchase Price actually received by such Shareholder. Agent guarantees payment of the liability of each other Shareholder hereunder and a Buyer Indemnified Party may recover from Agent any liability of Shareholders to the Buyer Indemnified Party under Section 5.3(c) without first proceeding against particular Shareholders.

(n)    Buyer Liability.  The Company, PHPI and Buyer shall be jointly and severally liable for any indemnification obligation of Buyer to Shareholders under Section 5.3(d) and obligations to pay Tax refunds to Shareholders under Section 5.3(c), 5.3(l)(i) or (ii).

(o)    Tax Benefit or Detriment.  Any payment by Shareholders to a Buyer Indemnified Party under Section 5.3(c) shall be decreased by any Tax benefit realized by the Buyer Indemnified Party from payment of the Taxes or other items with respect to which the payment is made and increased by any Tax detriment of the Buyer Indemnified Party, the PHP Group or Buyer arising from receipt of the indemnity payment. If any adjustment, event or circumstance giving rise to a payment under Section 5.3(c) also gives rise to a Tax benefit to the Buyer Indemnified Party, except as provided herein, the payment by Shareholders to the Buyer Indemnified Party under Section 5.3(c) shall be reduced by such Tax benefit. For example, payments to Buyer for interest on any Tax deficiency shall be net of any Tax benefit to the PHP Group after the Closing Date attributable to the deductibility of such interest. In further example, if a deduction in a Pre-Closing Tax Period is disallowed as a result of a Shareholder Contest but is instead allowed as a deduction to Buyer or the PHP Group in a Post-Closing Tax Period or Buyer Tax Period, the Shareholders’ liability to Buyer under Section 5.3(c) shall be reduced by the Tax benefit to Buyer or the PHP Group. For purposes of this Section 5.3(o), the Tax benefit realized by the Buyer Indemnified Party or the PHP Group shall be presumed to equal the product of (i) the amount of the Tax or other item or adjustment allowed as a deduction to Parent or the PHP Group, and (ii) the combined maximum federal and state corporate income tax rate (taking into account the deductibility such taxes) with the state rate presumed to be the rate in the State of Florida. Notwithstanding anything to the contrary in this Section 5.3(o), a Tax or other item or adjustment (other than interest on a Tax deficiency) shall be considered to give rise to a Tax benefit of zero unless the entire Tax or other item or adjustment is deductible or recoverable within 12 months after the Closing Date on a Tax Return of the Company, Buyer. or the PHP Group in a Post-Closing Tax Period and would have given rise to a deferred tax asset in calculating Closing Book Value included on the Closing Balance Sheet. For example, if a Tax item that was deducted in a Pre-Closing Tax Period is required to be capitalized and deducted or amortized in a Post-Closing Tax Period by the Company, the PHP Group or Parent over a period exceeding 12 months following the Closing Date, the Tax benefit shall be presumed to be zero for the entire Tax item. Notwithstanding the preceding two sentences to the contrary, if a Tax or other item or adjustment would be deductible or recoverable within 12 months after the Closing Date without regard to Section 481 of the Code but the item is deductible or recoverable over more than 12 months by reason of Section 481, the Tax benefit to the Buyer Indemnified Party shall be the present value of such Tax benefit with the discount rate equal to Parent’s average cost of funds in the first Post-Closing Tax Period of Buyer following the Closing Date.

(p)    Procedure.  Neither the Buyer, the Company nor PHPI, nor the successors or assigns of any of such corporations, will extend the applicable Tax statute of limitations for any Pre-Closing Tax Period without the express written consent of Agent. After the Closing Date, neither the Buyer nor the Company without the prior, express written consent of Agent, will take any action which would cause the Company to cease to be the designated agent of the PHP Group within the meaning of Treasury Regulation Sections 1.1502-77 and 1.1502-77A for a Pre-Closing Tax Period, provided, however, that the Company may take such action if a substitute designated agent is selected by Agent and approved by IRS in accordance with such regulations and Revenue Procedure 2002-43 (or any applicable subsequent revenue procedure). Buyer and the Company agree to execute any documents reasonably requested by Agent in order for the Shareholders or Agent to carry out Section 5.3(e), (f), (l)(i) and this (p) including but not limited to Form 2848 (power of attorney) or other documents authorizing Agent (or designees of Agent) to execute Tax Returns, to receive Tax refunds or to represent the Company or PHPI in any Shareholder Contest.

(q)    Survival.  The obligations of the parties set forth in this Section 5.3 shall be unconditional and absolute and shall remain in effect until ninety (90) days after the expiration of the applicable Tax statute of limitations.

(r)    Effect of Payments.  Any additional payment made to Shareholders by or on behalf of Buyer under this Section 5.3 or under the other provisions of this Agreement, including Section 2.3(e), Section 5.10 and Section 6.1, are intended by the parties to be an adjustment to the purchase price. Any additional payment made to a Buyer Indemnified Party or the Company by Shareholders under this Section 5.3 or under the other provisions of this Agreement are intended to be a nontaxable reduction of the Buyer’s purchase price which does not constitute a Tax detriment under this Agreement. The parties agree to file all Tax Returns consistent with this Section 5.3(r).

Section 5.4     Audited Financial Information.  Shareholders acknowledge that Parent is a “reporting company” pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Parent may file or include in its filings with the SEC (the “Securities Filings”) the financial statements for the Company and its Subsidiaries on a consolidated basis to the extent required under the Exchange Act and the rules and regulations promulgated thereunder. At the reasonable request of Parent (or its successor in interest) at any time during the Parent’s three reporting years following the Closing, Agent shall use his commercially reasonable efforts to deliver promptly such assurances, representation letters and/or opinions of KPMG regarding the Financial Information as may be required by the rules and regulations of the SEC for the use of such statements in the Securities Filings. To the extent required under the applicable SEC rules and regulations, Agent shall use commercially reasonable efforts to prepare and to have audited (to the extent required under such SEC rules and regulations) any supplemental or revised special purpose reports that the SEC may require for the Company and its Subsidiaries on a consolidated basis. Such reports may include: (i) the Company’s and its Subsidiaries’ most recent fiscal year’s audited financial statements (accompanied by related footnotes and footnote disclosure which may require the segregation of the financial results of the Business and the Excluded Business), (ii) unless Closing occurs on December 31, 2002, the Company’s and its Subsidiaries’ unaudited financial statements for the period January 1 through the most recent fiscal quarter before Closing accompanied by the required footnotes and/or footnote disclosure, (iii) an audited consolidated balance sheet and statement of operations of the Company and its Subsidiaries for the period January 1 through the most recent fiscal quarter before Closing, and (iv) such other data from the books and records of the Company and its Subsidiaries on a consolidated basis and of the PHP Group as may be required by the SEC. Agent shall also provide to Buyer or KPMG such other representation letters, comfort letters, supporting schedules and such other documentation as may reasonably and customarily be required by accountants or by underwriters in connection with firm commitment offerings. All such information provided pursuant to this Section 5.4 shall be in form and substance reasonably satisfactory to KPMG, Buyer and such underwriters. Buyer shall make information in its possession pertaining to the Company and the Subsidiaries reasonably available to the Agent or KPMG or other representatives. Shareholders shall pay the fees and expenses of KPMG incurred in connection with the preparation and delivery of the information required by this Section 5.4 up to a maximum of $75,000 in the aggregate under this Section and Section 2.3(g); thereafter Parent shall be responsible for all such fees and expenses.

Section 5.5     Publicity.  Upon execution of this Agreement and at Closing, the parties will issue press releases in the form prepared by Buyer, subject to the written approval of Agent, which shall not be unreasonably withheld. Except as permitted in Section 5.04 above and this Section 5.5 and except as required by law, neither Shareholders, the Company, nor Buyer nor any of their respective Affiliates shall issue any press release or any other public statement or any correspondence or other communication with respect to the execution and Closing of this Agreement unless the other party shall have had the prior opportunity to review and comment thereon and such release or statement has been consented to by such party. Except as permitted in Section 5.4 above and this Section 5.5, neither Buyer, the Company nor Shareholders nor any of their respective Affiliates shall issue or cause the publication of any press release or any correspondence or other communication with respect to this Agreement or the transactions contemplated hereby without the prior agreement of the other party, except as may be required by law. In this regard, Shareholders acknowledge Parent’s reporting and disclosure obligations under the Exchange Act, other federal and state securities laws and case interpretations of such laws, whether as reported in its Securities Filings or in its everyday discussions with securities analysts, Shareholders and the press, but such requirements shall not release Parent from its obligations set forth in the preceding sentence.

Section 5.6     Approvals and Consents; Cooperation; Notification.

(a)    Buyer and the Company shall use (and the Company shall cause PHPI, the Excluded Subsidiaries and Newco Group to use) their commercially reasonable efforts to obtain as promptly as practicable (i) all consents of Governmental Entities and (ii) consents of all other third parties necessary to consummate the transactions contemplated by this Agreement. The Company shall use, and it shall cause PHPI, the Excluded Subsidiaries and Newco Group to use, commercially reasonable efforts, and Buyer agrees to cooperate fully with the Company, to obtain as promptly as practicable consents of Payors and other third parties under the Material Agreements to the change of control of the PHP Group.

(b)    Each of the parties shall give any notices to make any filings and use their respective best efforts to obtain any authorizations, approvals, consents or waivers, and to respond as promptly as practicable to any inquiries received from any Governmental Entity which are required to be given, made or obtained in connection with the consummation of the transactions contemplated by this Agreement. Within five days of the date hereof, each of the parties will file (and the Company will cause each member of the Consolidated Group to file) any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, will use their respective best efforts to obtain a waiver from the applicable waiting period, and will make any further filings pursuant thereto that may be necessary, proper, or advisable in connection therewith. Each of the parties shall bear its own costs and expenses in preparing such filings; provided that Buyer shall pay all filing fees in connection therewith. Within five days after the date of execution of this Agreement, Buyer shall, and the Company shall cause Newco Group to, make the required filings with the DOI with respect to the transactions contemplated hereby. Buyer and the Company shall promptly make any and all other filings and submissions of information which are required or requested in order to obtain the approvals required by any Governmental Entity to consummate the transactions contemplated hereby. Buyer and the Company shall keep each other fully apprised of their respective actions with respect to all filings and submissions and shall provide each other with copies of such filings and submissions prior to filing with the appropriate agency. Each of the parties shall bear its own costs and expenses in preparing such filings.

(c)    Buyer and Shareholders shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any requisite regulatory approval will not be obtained or that the receipt of any such approval will be materially delayed.

(d)    Each of Shareholders and Buyer shall give prompt notice to the other of the occurrence or failure to occur of an event that would, or, with the lapse of time would, cause any condition to the consummation of the transactions contemplated hereby not to be satisfied.

(e)    To facilitate an effective transition of the Business to Buyer’s control, the Parties agree that at all times before the Closing Date, the PHP Group shall:

(i)    use commercially reasonable efforts to orient, educate and otherwise train Buyer and permit Buyer’s employees to work with the employees of Company and its Subsidiaries after the execution of this Agreement and before Closing regarding (A) the PHP Group’s current operating policies and procedures (to facilitate continuity of administration), (B) the health plan benefits and services offered by the PHP Group to the Members including, without limitation, member services, member outreach and education, and preventative medicine programs, (C) the Providers and Provider Agreements, (D) the Payors and Payor Contracts and (E) the PHP Group’s medical management policies and procedures, (F) the operations of the Business and (G) the orientation and training of the Designated Employees on Buyer’s systems and procedures; provided Buyer’s employees do not disrupt, interfere with or adversely affect the Business or the Excluded Business; and

(ii)    grant Buyer reasonable access to and provide reasonable assistance to Buyer to allow Buyer to interface with the phone information network used by the PHP Group in connection with the Business and use commercially reasonable efforts to make available to Buyer, in all media reasonably available, such information as may reasonably prepare the PHP Group to continue to pay claims arising under the Provider Agreements after the Closing Date and otherwise operate the Business.

Section 5.7     Use of Names.  At Closing, Shareholders shall cause Newco Group and the Excluded Subsidiaries to cease using any and all trademarks, trade names, logotypes, trade dress and other intangible rights owned or used by the Company, its Subsidiaries and Affiliates primarily in the Business. At Closing, Shareholders shall cause the Excluded Subsidiaries to transfer and assign to PHPI any Intellectual Property and other intangibles owned or used by the Excluded Subsidiaries which is used primarily in the Business. Buyer shall cause the PHP Group to cease using any and all trade names, trademarks, logos and trade dress owned by the Company or its Affiliates and primarily used in the conduct of the Excluded Businesses conducted by the Excluded Subsidiaries.

Section 5.8     Further Assurances.  Each party agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including obtaining new signature cards for all of the PHP Group’s bank accounts.

Section 5.9     Conditions.  Buyer and the Company covenant and agree that, subject to the provisions of Articles VII and VIII hereof, if any event should occur, either within or without the control of any party hereto, that would prevent fulfillment of the conditions of any party to consummate the transactions contemplated by this Agreement, the parties shall each use all commercially reasonable efforts to cure the event as expeditiously as possible; provided, however, that in the case of such event, neither party shall have any obligation to take any action not specifically required by the terms of this Agreement to cure such event that is unduly burdensome or that would have a Material Adverse Effect on such party or the Business, taken as a whole.

Section 5.10      Collection of Receivables, Other Assets.

(a)    Buyer shall cause the PHP Group to use commercially reasonable efforts to collect the Receivables, which efforts shall not include a requirement to pay any attorney’s fees or out of pocket costs. In the event that the PHP Group shall not have collected the amount of Receivables, net of any reserve for bad debt, set forth on the Closing Balance Sheet by the 120th day after the Effective Time, Buyer at its option, may assign such uncollected Receivables to Shareholders and Shareholders shall cause Escrow Agent to distribute from the Escrow Amount to the PHP Group the difference between the amount of Receivables, net of any reserve for bad debts, on the Closing Balance Sheet, and the amount of Receivables collected by the PHP Group after Closing.

(b)    If Buyer or Parent collects any Excluded Assets from any third party after Closing, or if Shareholders, any Excluded Subsidiary or Newco Group collects any Assets from any third party after Closing, then Buyer or Parent (as the case may be) shall deliver to Agent or Newco Group, or vice versa as the case may be, such property as soon as reasonably practicable after receipt thereof.

Section 5.11      Revised Disclosure Schedule.

(a)    The Company shall deliver to Buyer such revised forms of the Disclosure Schedule or updated information for addition to or inclusion in the Disclosure Schedule as are necessary to reflect changes in such Disclosure Schedule as of the Closing Date. Except as provided in Section 5.11(b) below, in addition to changes that are permitted or contemplated by the terms of this Agreement, any changes in the Disclosure Schedule as so delivered by the Company will be binding on Buyer if Closing occurs.

(b)    The Company shall be entitled to add new Contracts or amendments and extensions of existing Contracts to the Disclosure Schedule to be continued by the PHP Group after the Closing, so long as such Contracts, amendments or extensions are consistent in all material respects with the PHP Group’s past practices. The Company will exercise good faith efforts to provide a monthly list of all new Contracts and new amendments and extensions to existing Contracts (and all copies requested by Buyer) to Buyer. All Contracts, amendments thereto and renewals thereof entered into in the ordinary course of business and consistent in all material respects with the past practices of the PHP Group, except as follows shall be deemed accepted by Buyer. The following Contracts executed by the PHP Group after the date hereof and on or before the Closing Date require the written consent of Buyer (which consent shall not be unreasonably withheld): (i) any new Material Agreements or amendments, renewals or extensions to existing Material Agreements (other than Provider Agreements or Multi-Party Provider Agreements), (ii) any new Provider Agreement that includes one or more of the provisions set forth in Section 3.18(c) or any amendments, renewals or extensions to existing Provider Agreements that violate one or more of the provisions set forth in Section 3.18(c) (both except with respect to Section 3.18(c)(v), which shall apply only for such Contracts with more than one thousand (1,000)) Members) (“Noncompliant Provider Agreements”), (iii) the bifurcation of any existing Multi-Party Provider Agreement into separate Provider Agreements pursuant to Section 5.13 which involve any rate change or change in material term for the

Business, (iv) any amendments, renewals or extensions to any existing Multi-Party Provider Agreement that involve any rate increases of more than 10% from the existing Multi-Party Provider Agreement, (v) any amendments, renewals or extensions of existing Material Provider Agreements that involve any rate increase of more than 10% from the existing Material Provider Agreement, and (vi) any new Material Provider Agreements that contain rates of more than 10% greater than the highest rate then in effect for any similar Provider. Buyer must provide Agent with written notice within five Business Days after receipt of a written notice from the Company regarding any such Contract which is proposed to be added to the Disclosure Schedule of its election to either consent or not to consent to such Contracts. If Buyer fails to timely notify Agent in writing of its election, Buyer shall be deemed to have made the election to consent to such Contract. If the additional cost to the PHP Group of all Contracts not consented to by Buyer (as required pursuant to this Section 5.11(b)) (but entered into by the PHP Group) equals or exceeds $1 million, Buyer shall have the right to terminate this Agreement. The Company shall have no liability with respect to the execution of such Contracts if the Closing occurs.

(c)    The Executive Committee of the PHP Group will be the governing body who is responsible for the review of Contracts entered into by the PHP Group. A representative of Buyer shall be entitled to participate, in a nonvoting capacity, in its review of new Contracts or renewals, amendments or terminations of any Contract (to the extent reviewed by the Executive Committee consistent with past practices) by the Executive Committee of the PHP Group and in all meetings, discussions and telephone conferences with respect to review of Contracts by such Committee before Closing.

Section 5.12     Runout.  Subject to the provisions hereof, Shareholders shall cause Newco Group for a period of 12 months after Closing to be responsible for administrating and paying all Medical Claims and Non-Medical Claims, including the provision of all services necessary to timely ascertain the correct amount of each such claim, and Newco Group shall pay each Medical Claim before the date required by Florida law or the applicable Payor Contract, subject to the provisions of Section 2.3(h) and other claims before the date required by the applicable Contract. Newco Group shall continue the administration and payment of runout Medical Claims for a period equal to the longer of the term granted by the applicable Payor Contract or Florida regulations and law regarding timely filing and timely appeals and the contractual provisions in force with the Provider for a period of 12 months. Newco Group shall continue the administration and payment of trade payables for a period of 12 months after Closing. Newco Group will provide Buyer with monthly detailed claims files no later than the fifth Business Day of the month following each claims processing period. Newco Group shall provide such detailed claims files in a format as agreed upon by both Newco Group and Buyer. Buyer will fund a designated bank account of PHPI in an amount equal to the payment of Medical Claims and Non-Medical Claims to be made by Newco Group from such bank account at least one business day before such payments are to be made, provided Newco Group e-mails or transmits by facsimile to Buyer the schedule of payments to be made detailing the check number, check date, payee and check amount by 5:00 PM at least one business day before the date of payment. Newco shall release all payments to vendors within one day of the check date indicated on the request for payment. Shareholders shall require Newco Group to pay runout Medical Claims and Non-Medical Claims, in accordance with established claims payment practices of the PHP Group prior to sale. Buyer reserves the right to reasonably monitor and review the administration of the runout Medical Claims and Non-Medical Claims. Shareholders shall cause Newco Group not to settle any material disputed Medical Claim or Non-Medical Claims without Buyer’s consent, which consent will not be unreasonably withheld or delayed. Newco Group shall furnish Buyer the necessary information in electronic files to allow Buyer to prepare 1099s and 1096s for all vendors of PHP Group paid by the Newco Group during the runout period. In the event that at any time prior to the one-year anniversary of the Effective Time, the payments of Medical Claims for which Shareholders are responsible for hereunder exceeds the final amount determined as the applicable reserve thereof on the Closing Balance Sheet, then the Shareholders shall, within five business days of written demand by Buyer to Agent, pay to Buyer an amount equal to such deficit. Such funds shall be delivered to PHPI to pay such Medical Claims in accordance with the provisions hereof.

Section 5.13      Assignment of Interests in Contracts.  At or before Closing, the Company shall use commercially reasonable efforts to cause the PHP Group to retain the benefits of each Contract after the Closing, including without limitation the Multi-Party Provider Agreements, related to the Business which are entered into by one or more Affiliates of the PHP Group, without the PHP Group being a party through the remainder of the stated term and extensions thereof agreed to by Buyer. In the case of Multi-Party Provider Agreements to which the PHP Group is a party, the PHP Group and Shareholders will act so Newco Group shall receive the benefits related to the Excluded Business of such contracts on the terms thereof on the Closing Date through the remainder of the stated term and extensions thereof agreed to by Newco Group after Closing. The Multi-Party Provider Agreements are set forth on Schedule 5.13 [OMITTED]. The Company and Buyer shall make a good faith effort to obtain the consent of third parties to Contracts requiring written consent of the Merger and, in any event, shall assign the benefit of any Contract requiring consent which is not obtained and all non-assignable Contracts to the PHP Group or its designee. With respect to Multi-Party Provider Agreements with Affiliates of the PHP Group, the Company will use commercially reasonable efforts to cause the PHP Group to negotiate and enter into before Closing, new contracts between PHPI and those Providers who are parties to Multi-Party Provider Agreements, so that each such Contract is between PHPI and a Provider and applicable to the Medicaid Business, the FHK Business and/or the Summit Business. Buyer agrees such new agreements shall not terminate or affect the obligations and benefits of the Company and PHPI under existing Multi-Party Provider Agreements. At Buyer’s option, Newco Group and/or the Excluded Subsidiaries shall enter into new Provider Agreements with Providers on identical terms to the provisions governing the Excluded Business portion of the Multi-Party Provider Agreement with respect to the Excluded Business so long as the PHP Group retains, enters into or amends such Multi-Party Provider Agreement to become a Provider Agreement applicable to the Provider and the PHP Group with respect to the Business exclusively.

Section 5.14      Transition.

(a)    Buyer intends to transition the Business to its systems and to take over provider relations, claims management and administration, member/provider services, enrollment, reporting and other services to conduct the Business after the Effective Time. Buyer shall use its commercially reasonable efforts in order to expand its operations and hire personnel sufficient to conduct the Business after the Effective Time, in as timely a manner as reasonably possible, and, in all events, will complete such expansion and hiring and notify Agent thereof by December 15, 2002.

(b)    Newco Group shall provide transition services to Buyer and the PHP Group after Closing (including TPA servicing) pursuant to the Administrative Services Agreement attached as Exhibit L [OMITTED].

Section 5.15      Employees; Benefit Plans.

(a)    Neither Shareholders, the Company nor any Subsidiary shall make any commitments to any of the PHP Group’s employees with respect to their continued employment by the PHP Group after the Closing Date. It is the intention of Buyer to interview the PHP Group employees listed on Schedule 5.15 [OMITTED] for continued employment with the PHP Group after Closing. The Company shall, upon Buyer’s request, assist Buyer as Buyer deems appropriate, in interviewing and retaining or rehiring any of such employees at or after the Closing Date. Buyer shall notify the Company by October 15, 2002 of those employees on Schedule 5.15 [OMITTED] that Buyer on behalf of the PHP Group will offer to retain after Closing (the “Designated Employees”). Any employees of the PHP Group which Buyer does not offer to retain or who do not accept such offer will be terminated by the PHP Group at or before Closing. All liabilities related to such terminations, except Excluded Termination Claims and claims with respect to terminations of any Designated Employees that Buyer elects not to have the PHP Group continue to employ after Closing Date, will be paid by the PHP Group before Closing or reserved for on the Closing Balance Sheet. The PHP Group shall make available to Buyer the Designated Employees for reasonable training purposes before Closing, as provided in Section 5.6(e)(i)(G). Without any increase in salaries or other compensation except increases and bonuses which the PHP Group elects to award before Closing as provided in Section 5.1, the PHP Group shall use its commercially reasonable efforts to retain the Designated Employees through the Closing. Buyer and the PHP Group shall co-manage the severance of all other employees of the PHP Group who are primarily employed in the Business and whose employment shall not be continued by the PHP Group after Closing. The PHP Group shall pay severance pay equal to one month’s salary to any such employee on the date of such employee’s termination of employment on or after the Closing Date provided that Buyer shall add the amount of such severance pay and related employment taxes and benefits payable by the PHP Group, reduced by the Tax benefit of such payments as determined under Section 5.3(o), to the Aggregate Consideration and Closing Cash Amount. Such severance pay shall be paid by the PHP Group on the condition that the employee to whom it is payable shall sign a release (and deliver same to the PHP Group) in a form acceptable to Buyer in its discretion.

(b)    Notwithstanding any provision of this Agreement to the contrary, the Company, PHPI or other sponsoring PHP Group employer shall terminate each and every PHP Group Benefit Plan prior to Closing (by formal Board action of the appropriate sponsoring PHP Group employer); provided, however that PHPI or any other sponsoring PHP Group employer shall not terminate any Benefit Plan providing health, medical or dental benefits to the employees of PHPI or other PHP Group employer until Buyer has implemented a Benefit Plan providing such benefits to the employees of PHPI or other PHP Group employer (which terminations shall be deemed effective as of the Closing Dates). With respect to each Benefit Plan that is terminated pursuant to this Section 5.15(b), the sponsoring PHP Group employer shall amend such Plan (by appropriate Board action of the sponsor before transfer) before

Closing to provide full vesting of all benefits accrued through the date such Benefit Plan is terminated.

Section 5.16     WARN Act.  Shareholders acknowledge that the PHP Group will offer continued employment to only the Designated Employees. Shareholders will cause Newco Group to either continue the employment of the remaining PHP Group employees or move such employees to one of the Excluded Subsidiaries or PHP Group shall terminate some or all of the excluded employees effective on the Closing Date. Shareholders shall cause the PHP Group to provide before Closing and in accordance with the WARN Act and all DOL Regulations and Florida law, any required notices to the PHP Group’s employees under the WARN Act, DOL Regulations and Florida law, including the giving of any notices to such employees of the Merger.

Section 5.17     Letter of Credit.  Notwithstanding anything to the contrary contained herein, at Closing, but not at any time after Closing, Agent shall be entitled to have a portion of the Holdback Escrow Collateral released to his possession for the benefit of one or more Shareholders, provided that Agent or any such Shareholder shall have provided Escrow Agent with an irrevocable clean standby letter of credit, in the form and on terms attached as Exhibit K [OMITTED], in the aggregate dollar amount of up to 88% of the Holdback Escrow Collateral requested by Agent to be released from escrow. Such standby letter of credit shall be from a United States bank or financial institution of AAA rating and shall serve as collateral for the indemnification obligations of Shareholders hereunder as a portion of the Holdback Escrow Collateral as provided in the Escrow Agreement.

Section 5.18     Regulatory Reporting.  Shareholders shall either cause Newco Group to prepare in time to allow for review and timely filing by the PHP Group all required year-end regulatory reports, acceptable to such applicable Governmental Entities, and cause the appropriate officer of the PHP Group as of the time immediately before Closing to sign all management representation letters for fiscal year ending December 31, 2002 of the PHP Group with applicable Governmental Entities or, at Buyer’s option, Shareholders will provide Buyer with all data necessary for such reports for the period through the Closing (including programs and related documentation), within a reasonable period of time before such reports are due to enable Buyer to prepare and file such reports. In this regard, the data for the period through the Closing Date will be furnished to Buyer in machine-readable format within 30 days before the applicable filing deadline. Newco Group shall assist Buyer, at Buyer’s cost, in appropriating such data into Buyer’s environment. Any filing fees associated with all such filings shall be accrued on the Closing Balance Sheet. Newco Group and Buyer shall split the cost for any accounting or audit fees relating to any such regulatory reports.

Section 5.19     License of Contract Forms.  The Company will grant to Newco Group a perpetual, non-exclusive, royalty-free license to reproduce and create derivative works of the Contract Forms for use by Newco Group in the State of Florida and solely for the support of the Excluded Business pursuant to the License Agreement (“License Agreement”) in the form attached as Exhibit C [OMITTED].

Section 5.20     CarePlus Health Plans Members.  Before the Closing Date, PHPI shall use commercially reasonable efforts to assume from CarePlus Health Plans, and CarePlus Health Plans shall assign and transfer to PHPI, that certain agreement dated as of July 1, 2002, by and between AHCA and CarePlus Health Plans (the “CarePlus Medicaid Contract”). PHPI shall use commercially reasonable efforts to secure all requisite regulatory approvals in connection therewith, including without limitation approval of AHCA pursuant to § 409.912 of the 2001 Florida Statutes, as amended, and approval of the DOI in accordance with § 628.4615 of the 2001 Florida Statutes, as amended. PHPI shall use commercially reasonable efforts to provide all required notices to the members and contracted providers of CarePlus Health Plans of the assignment of such CarePlus Medicaid Agreement as required by applicable law, including without limitation notice to providers of any changes to the addresses and telephone numbers for claims. PHPI shall use commercially reasonable efforts to keep intact as of the Closing Date the membership and provider network (or substantially equivalent) under the CarePlus Medicaid Contract. PHPI shall use commercially reasonable efforts to cause all Provider Agreements under the CarePlus Medicaid Contract to be assigned to PHPI from CarePlus Health Plans before the Closing Date, and shall forward to Buyer any written notices received from any contract provider of CarePlus Health Plans of such provider’s intent to terminate its provider agreement. In connection with the transfer of the CarePlus Medicaid Contract to PHPI, CarePlus Health Plans and PHPI shall send the required notices of transfer of the Medicaid Members of the CarePlus Health Plans to PHPI in time to allow such members to elect to opt out or to become a Medicaid Member of PHPI before the Closing Date. To the extent Medicaid members under the CarePlus Medicaid Contract have not transferred their membership to the Medicaid Business or any opt out period granted such members under Federal and State law shall not have expired by Closing Date, such members shall not be included in determining membership under Section 2.3(f). In the event CarePlus Health Plans shall be unable to assign the CarePlus Medicaid Contract and the membership and provider network under the CarePlus Medicaid Contract to PHPI before Closing (or such later date as shall be approved by Buyer, in its sole discretion, in writing), it shall terminate immediately the CarePlus Medicaid Contract and cease engaging in the Medicaid Business.

Section 5.21     Leases.  Before the Closing Date, Buyer shall have the right to negotiate with the landlords of the properties listed on Schedule 2.1(k) [OMITTED] with respect to the termination at or after Closing Date of any of the PHP Group’s leases relating thereto. If Buyer negotiates an early termination of any such leases, the PHP Group shall pay the landlord the cost of the termination (the “Buyout Amount”) at the Closing, in consideration of an agreement to terminate the subject lease with the landlord in a form acceptable to Buyer in its discretion. The Buyout Amount shall be added to the Aggregate Consideration and the Closing Cash Amount paid at Closing. The PHP Group will transfer the lease for the office space at 1408 N. Westshore Boulevard, Tampa, Florida to Newco Group before Closing. In the event the landlord does not consent to the assignment of such lease to Newco Group, the parties shall fully cooperate to provide the benefit of such lease to Newco Group and Newco Group shall pay the rent and indemnify and hold harmless the PHP Group from the tenant’s obligations under the lease. In the event the PHP Group derives a Tax benefit from using the Buyout Amount as a deduction on its Tax returns for the period ending the Closing Date, the Shareholders shall pay the amount of such Tax benefit as determined under Section 5.3(o) to the Buyer upon receipt of such amount in cash from the Internal Revenue Service and the State of Florida.

Section 5.22     Related Agreements.  Before Closing, the Company and Shareholders covenant and agree that the Group Agreement dated January 1, 2000 between PHPI and HSC Health and Wellness, Inc., which is attached hereto as Exhibit N [OMITTED], shall not be amended or terminated without the prior written consent of Buyer. Further, before Closing, the Atlantic Dental Ancillary Care Agreement, which is described in Section 7.2(s) and attached as Exhibit S [OMITTED], and the Provider Agreement, which is described in Section 7.2(t) and attached as Exhibit O [OMITTED] shall not be amended or terminated except as required in Sections 7.2(s) and 7.2(t).

Section 5.23     Disclosed Matters.  The Company shall utilize commercially reasonable efforts to settle and resolve the Orlando Regional Health Systems Claim referenced on Schedule 3.8 [OMITTED] (“Orlando Claim”) and the complaints referenced on Schedule 3.18(e) [OMITTED] and Schedule 3.24 [OMITTED] (“Complaints”) prior to the Closing Date. To the extent that the PHP Group incurs Losses after the Closing Date with respect to the Orlando Claim or any Complaint (unless it is primarily related to the Excluded Business, in such case, it will be paid in full by Newco Group) in excess of $100,000 per Claim or Complaint more than the reserve for such Claim or Complaint on the Closing Balance Sheet, as adjusted by Sections 2.3(h) and 2.3(i), then such Loss shall be deemed a Loss from a breach of any representation and warranty by the Shareholders and subject to the provisions of Article 6.

Section 5.24     Tenet HealthSystems.  Between the date hereof and Closing, PHPI shall use its commercially reasonable efforts and good faith to maintain a contractual relationship with Tenet Health Systems of South Florida (including any of its Affiliates to the extent related to such matter) (“Tenet”) for the Tenet facilities which provide services to the Members. In the event Tenet pursues its Notice of Termination which is attached as Exhibit R [OMITTED], PHPI will use commercially reasonable efforts to contract with comparable hospitals in each of the markets as the Tenet facilities, provide services to Members and at rates similar to the rates the PHP Group currently pays Tenet. With respect to any such contracting, Buyer shall have the right to participate in negotiating Provider Agreements with replacement facilities and to approve any such Provider Agreement. The foregoing provisions of this Section shall not be deemed to affect any of the representations and warranties of the PHP Group made in Section 3.12(a).

ARTICLE VI
INDEMNIFICATION

Section 6.1     Basic Provisions.

(a)    Indemnification by Shareholders. Subject to the limitations set forth in this Article VI, the Company (before Closing) and Shareholders, with each Shareholder (except GAMM Investments, Ltd. which shall have no liability or responsibility under this Section 6.1 whatsoever) responsible for a share of all of Shareholders’ liability under this Section 6.1 equal to the percentage of the Shares owned by each Shareholder as provided in Schedule 3.1 [OMITTED], except that Agent, MBF Holdings I Limited Partnership, MBF Holdings II Limited Partnership, CMF Investments Limited Partnership, AMF Investments Limited Partnership,

MBF Investments Limited Partnership and MBF I Investments Limited Partnership, jointly and severally, shall be liable for 79.92% of such liability representing the ownership of Agent and GAMM Investments, Ltd. (on and after Closing), agree to indemnify, defend and hold Buyer, and the PHP Group, and their respective successors and permitted assigns (collectively, the “Buyer Indemnified Parties”), harmless from and in respect of any and all losses, damages, costs, retrospective rate adjustments by a Payor in lieu of a claim which would be subject to Sections 6.1(a)(i) or (ii) below, and reasonable expenses (including, without limitation, reasonable expenses of investigation and defense fees and disbursements of counsel and other professionals) (collectively, “Losses”), that they may incur (i) arising out of or due to any inaccuracy of any representation or the breach of any warranty, covenant, undertaking or other agreement of Shareholders or the Company contained in this Agreement or the Disclosure Schedule at and as of the Effective Time, to the extent that such Losses (x) relate to or arise out of or are in connection with the assets, businesses, operations, conduct, products and/or employees (including former employees) of the PHP Group, Excluded Subsidiaries or Shareholders, relating to or arising out of or in connection with the operations of the PHP Group or the Business on or before the Closing Date and (y) do not arise out of a breach of Buyer’s representations and warranties in, or a default in the performance of any of Buyer’s covenants under, this Agreement, (ii) arising out of or due to any Excluded Liability or the operation of the Excluded Subsidiaries (with respect to the Excluded Business, (iii) arising out of or due to the Medicare and commercial insurance related litigation and claims and those matters described in Schedule 6.1(a) [OMITTED], the EEOC, discrimination and other civil rights claims, and any related litigation hereafter brought by the Persons listed in Schedule 6.1(a) [OMITTED], and the guarantees listed as items 1, 2 and 3 on Schedule 3.31 [OMITTED], which constitutes part of the Excluded Liabilities or (iv) arising out of any claims by Dissenting Shareholders in excess of Dissenter’s Allocable Consideration; provided, however, neither the Shareholders nor the Newco Group shall have any obligation to indemnify Buyer Indemnified Parties from and Losses arising out of or in connection with (i) the termination of Designated Employees that Buyer elects not to have the PHP Group continue to employ after the Closing Date and (ii) any claims made by employees primarily employed in the Business by the PHP Group, other than those listed in Schedule 6.1(a) [OMITTED], whose employment is terminated at the written request of Buyer (or whose employment continues until the Closing Date but is not otherwise continued by the PHP Group after Closing), and whose employment is not continued by the Newco Group, to the extent such claims are based upon a violation of law relating to age, sex or race discrimination, disability or other civil rights (“Excluded Termination Claims”), provided that such Losses shall reduce the then remaining Basket on a dollar-for-dollar basis, provided that Shareholders shall have no liability to Buyer for Excluded Termination Claims that exceed the Basket. After Closing, Buyer shall be partially secured through access to the Holdback Escrow Collateral for the purpose of providing collateral security from the Losses suffered or incurred pursuant to this Section 6.1(a). Notwithstanding, anything to the contrary contained herein, the Buyer Indemnified Parties sole and exclusive recourse for Losses arising out of or due to any Excluded Liability against Shareholders shall be resort to the funds deposited and remaining as part of the Escrow Amount or any letter of credit issued in lieu thereof and Shareholders shall have no personal liability with respect thereto; provided, however, that the Buyer Indemnified Parties shall have such recourse against Newco Group for Losses arising out of or due to the Excluded Liabilities in the manner set forth in the Separation Agreement. Except with respect to indemnification claims which are made pursuant to Sections 5.3, 6.2 and 5.10(b), Losses related to a breach of covenants hereunder or arising out of any claims by Dissenting Shareholders in excess of Dissenter’s Allocable Consideration, and payments pursuant to Sections 2.3(g), 2.3(h) and 2.3(i), and notwithstanding anything to the contrary contained in this Agreement, in no event shall Shareholders have any liability for any breach or breaches of representations and warranties under this Agreement or the transactions contemplated hereby in excess of $15 million (the “Liability Cap”). Except for Excluded Liabilities and the breach of any covenant by Shareholders or the Company, the Buyer Indemnified Parties’ right to indemnification under this Section 6.1(a) shall be satisfied only by resort to the funds deposited and remaining as part of the Escrow Amount and any letter of credit in lieu thereof, plus any payment from the Escrow Amount pursuant to Sections 2.3(g), 2.3(h) and 2.3(i), plus $5,000,000, plus any payments from the Escrow Amount for any Excluded Liability or for the breach of any covenant by Shareholders or the Company. In this regard, Buyer, in its sole discretion, shall control the priority of claims against the Escrow Amount (and any letter of credit delivered in lieu thereof and in accordance with this Agreement or the Escrow Agreement) so that claims under Section 6.1(a) against the Escrow Amount may take priority over claims for Taxes and other claims against the Escrow Amount, as Buyer shall determine by written notice to Agent and Escrow Agent; provided, however, that except with respect to Excluded Liabilities (for which Buyer shall have the discretion of pursuing (i) the Escrow Amount (or any letter of credit issued in lieu thereof) or (ii) Newco Group as provided in the Separation Agreement), to the extent that there are funds deposited and remaining in the Escrow Amount (or any letter of credit issued in lieu thereof) and a claim by the Buyer Indemnified Parties is settled or otherwise finally resolved in accordance with the terms of this Agreement (including without limitation any claim made pursuant to Section 5.3 or 6.2), the Buyer Indemnified Party must first apply any funds remaining in the Escrow Amount (or any letter of credit issued in lieu thereof), towards the indemnification obligations of Shareholders for such resolved or settled claim before seeking recourse against Shareholders personally.

(b)    Indemnification by Buyer.  Subject to the limitations set forth in this Article VI, Buyer and Parent agree to indemnify, defend and hold the Company (before Closing) and Shareholders (before and after Closing) and their respective successors and permitted assigns (collectively, the “Shareholder Indemnified Parties”), harmless from and in respect of any and all Losses and retrospective rate adjustments by a Payor in favor of the PHP Group related to a period before Closing that they may incur (i) arising out of or due to any inaccuracy of any representation or the breach of any warranty, covenant, undertaking or other agreement of Buyer or Parent contained in this Agreement, or (ii) arising out of any and all actions, suits, claims and administrative or other proceedings of every kind and nature instituted against Shareholders or any member of the Newco Group at any time after the Closing Date to the extent that such Losses (x) relate to or arise out of or in connection with the assets, businesses, operations, conduct, products and/or employees of Buyer or Parent and (y) do not arise out of a breach of Shareholders’ representations and warranties in, or a default in the performance of any of Shareholders’ covenants under, this Agreement.

(c)    Survival of Representations and Warranties; Basket.  The representations and warranties of the parties contained in this Agreement or in any instrument delivered pursuant to this Agreement will survive the Closing for a period of two years except for the representations and warranties in Section 3.14, which shall survive for the applicable statute of limitations, as extended by any actions of Shareholders or their designee, and the representations and warranties of Section 3.1(e), which shall survive for the applicable statute of limitations (the “Survival Period”). All claims under Article V and this Article VI shall toll the Survival Period for such claim while outstanding. Anything to the contrary contained herein notwithstanding, except with respect to claims under Sections 5.3, 5.10(b) or 6.2, Losses related to a breach of covenants hereunder, any Positive or Negative True Up Amount under Section 2.3(h), Non-Medical Claims Positive or Negative True Up Amount under Section 2.3(i) and any Aggregate Consideration adjustments under Section 2.3(g), any claims by Dissenting Shareholders in excess of Dissenter’s Allocable Consideration, and for obligations and Excluded Liabilities assumed by Newco Group pursuant to the Separation Agreement for which there is no “Basket”, a party shall not be entitled to any recovery from the other unless and until the aggregate amount of all claims for Losses for the breach or breaches of representations and warranties of such party exceeds an amount (the “Basket”) equal to Seven Hundred Fifty Thousand Dollars ($750,000), less any Claims charged against the Pre-Closing Basket, not to exceed Two Hundred Fifty Thousand Dollars ($250,000). In the event that the Losses exceed the Basket, then the indemnified party shall be entitled to indemnification only for such Losses in excess of the Basket.

(d)    Notice and Opportunity to Defend.  If an event occurs which a party asserts would give rise to any indemnification obligation pursuant to Section 6.1 the party seeking indemnification (the “Indemnitee”) shall promptly give written notice thereof to the other party obligated to provide indemnification (the “Indemnifying Party”). If such event involves (i) any claim or (ii) the commencement of any action or proceeding by a third Person (including without limitation any claim by a Provider) (collectively, the “Asserted Liability”), the Indemnitee will give such Indemnifying Party prompt written notice of such claim or the commencement of such action or proceeding describing the Asserted Liability in reasonable detail and indicating the amount (estimated, if necessary) for which such party may be liable; provided, however, that the failure to provide prompt written notice as provided herein will relieve the Indemnifying Party of its obligations hereunder only to the extent that such failure materially prejudices the Indemnifying Party hereunder. If any such action is brought against the Indemnitee and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party shall, upon providing prompt written notification thereof within 10 days of receipt of any notice to the Indemnitee, be entitled to participate therein and, to the extent that it wishes, to assume the defense thereof, with counsel reasonably satisfactory to the Indemnitee. After notice from the Indemnifying Party to the Indemnitee of such election to so assume the defense thereof, the Indemnifying Party shall not be liable to the Indemnitee for any legal expenses of other counsel or any other expenses subsequently incurred by the Indemnitee in connection with the defense thereof and the Indemnitee agrees to cooperate fully with the Indemnifying Party and its counsel in the defense against any such Asserted Liability. The Indemnitee shall have the right to participate, at its own expense, in the defense of such Asserted Liability provided that the Indemnifying Party in all instances shall be responsible for directing and controlling the settlement of, or defense against, such action. If the Indemnifying Party elects not to undertake to settle or defend against the Asserted Liability, fails to notify the Indemnitee of its election as herein provided, or does not accept its obligation to indemnify under this Agreement, the Indemnitee may settle, compromise or defend such Asserted Liability in the exercise of its exclusive discretion at the expense of the Indemnifying Party and the

Indemnifying Party shall promptly reimburse the Indemnitee for the amount of all reasonable costs and expenses incurred by the Indemnitee in connection with the settlement of or defense against the Asserted Liability to the extent provided in Section 6.1(a) or (b), as the case may be, including its selection of counsel. If no settlement of the Asserted Liability is entered into, the Indemnifying Party shall promptly reimburse the Indemnitee for the amount of any judgment rendered with respect to such Asserted Liability and all related, bona fide and reasonable expenses incurred by the Indemnitee in defense against such action to the extent recoverable under Section 6.1(a) or (b) as the case may be. Except as specified herein, in no event shall an Indemnifying Party be liable for any settlement effected without its consent, which will not be unreasonably withheld.

(e)    Limitations on Indemnification.  To the extent that Buyer or PHP Group is entitled to receive payment under any insurance policies or from any other source on account of claims arising under this Article VI, including, without limitation, any litigation and claims described on Schedule 6.1(a) [OMITTED], the amount (if any) payable by Shareholders on account of such claims shall be reduced by the amount of such payment, and such amounts shall not be deemed to be Losses hereunder or, if Buyer or the PHP Group shall have already collected on such claim from Shareholders, then Buyer shall repay to Shareholders the amount of such payment, and such amounts shall not be deemed to be Losses hereunder. Notwithstanding anything to the contrary contained in this Agreement, (a) except as provided in the Separation Agreement, the rights and remedies under this Article VI shall be the sole and exclusive rights and remedies of the parties on account of any claims arising out of, or in connection with, this Agreement or any transactions contemplated hereby; (b) no special, incidental, punitive or consequential damages shall be imposed on any party in connection with any indemnification of any or all Indemnified Parties pursuant to this Article VI; and (c) all indemnification payments under this Article VI shall be deemed to be adjustments to the Aggregate Consideration. Except for Taxes which are covered by Section 5.3, the amount of Losses payable by an Indemnifying Party to the Indemnitee shall be determined on an after-tax basis. For example, if a payment of a Loss would constitute income to an Indemnitee, the amount of the payment to the Indemnitee shall be grossed-up or increased so that, after any income Tax on the payment, the payment would equal the amount of the Loss. In determining any Tax benefit to an Indemnitee, the Tax effect of the Loss shall be determined only by reference to the Tax year in which the Loss is properly taken into account for Tax purposes. For example, if a Loss of an Indemnitee is deductible and the amount of the deduction increases a net operating loss of an Indemnitee which existed before such deduction, and such net operating loss can only be carried forward to future Tax years of the Indemnitee, the Tax benefit from the deductibility of the Loss shall considered to be zero even though the Indemnitee may realize Tax benefits from the absorption of the net operating loss carryovers in future Tax years.

(f)    Other Matters.  Neither the Indemnifying Party nor the Indemnitee shall, in the defense of any Asserted Liability, consent to entry of any judgment or enter into any settlement agreement, except with the written consent of the other party, which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to both the Indemnitee and the Indemnifying Party of a release from all liability in respect of such Asserted Liability. The Indemnifying Party and the Indemnitee shall each use all commercially reasonable efforts to cooperate with each other in connection with the settlement of, or the defense against, any

Asserted Liability and make available to the other all books, records and other documents within its control that are reasonably necessary or appropriate for such defense. Notwithstanding anything contained in this Agreement, the Indemnitee shall have the right to pay or settle at any time any Asserted Liability, provided that (as a result thereof, and except where the Indemnifying Party elects not to undertake to settle or defend against the Asserted Liability, fails to notify the Indemnitee of its election, or does not accept its obligation to indemnify under this Agreement) the Indemnitee shall also be deemed to have waived any right to indemnification therefor by the Indemnifying Party.

Section 6.2     Tax Indemnification.  Except as set forth in the last sentence of Section 6.1(a), all claims relating to Taxes shall be governed by Section 5.3. The Parties agree that Newco Group shall have liability for any Spin Off Tax Liability but that any such liability is also covered by Section 5.3.

ARTICLE VII
CONDITIONS

Section 7.1     Conditions to Each Party’s Obligation to Effect the Closing.  The obligations of Shareholders, on the one hand, and Buyer, on the other hand, to consummate the Closing are subject to the satisfaction (or, if permissible, waiver by the party for whose benefit such conditions exist) of the following conditions:

(a)    no court, arbitrator or Governmental Entity shall have issued any order, decree or ruling, or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final, and non-appealable;

(b)    all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated; and

(c)    all other authorizations, approvals or consents of Governmental Entities required to permit the consummation of the transactions contemplated hereby shall have been obtained and be in full force and effect, including the consent of the DOI, AHCA and the Payors to the transfer of control of Company and PHPI.

Section 7.2     Conditions to the Obligations of Buyer.  The obligations of Buyer to consummate the transactions contemplated hereby are subject to the satisfaction (or waiver in whole or in part by Buyer) of the following further conditions:

(a)    Each of the representations and warranties of the Company and Shareholders shall be true and accurate in all material respects as of the date hereof and as of the Closing Date as if made at and as of such time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need to be true and accurate only as of such date or with respect to such period), and giving effect to all limitations as to “materiality” and “Material Adverse Effect” set forth in such representations and warranties, provided, however, the parties shall be obligated to consummate the transactions contemplated hereby if, in the event the representations and warranties of the Company and Shareholders are not true as of the Closing Date but the loss, cost or expense caused by such breach is reserved for as a liability in the Closing Balance Sheet and such breach would not have a Material Adverse Effect on the Business or the PHP Group, taken as a whole, and provided that the Company and Shareholders shall not have breached any representation and warranty under Section 3.1 as to the ownership of Shares, Sections 3.3 and 3.4 as to the ownership of shares of capital stock of PHPI, Section 3.17 with respect to Material Agreements only or Section 3.18(c) with respect to Provider Agreements in which case Buyer shall not be obligated to consummate the transactions contemplated hereby. In the case of any other breach or breaches of representations or warranties by Shareholders or the Company after the date of this Agreement and before the Closing Date that is disclosed to Buyer before Closing in an update to the Disclosure Schedule, if the Loss caused by such disclosed items is equal to or less than $500,000 (the “Pre-Closing Basket”) in the aggregate from all such disclosed items, Buyer shall be obligated to close and to accept such Losses provided that the first $250,000 of such Losses shall reduce the amount of Basket set forth in Section 6.1(c) by such amount. In the event the Losses from all such disclosed items exceed $500,000, or if the Buyer reasonably and in good faith believes the Losses it is reasonably likely to incur from such breach or breaches exceed $500,000 Buyer will provide a detailed schedule of such Losses to the Company, then, in either such case, Buyer, at its option, shall provide written notice to Shareholders and, in the event of such Notice, Buyer and Shareholders shall make a good faith effort to agree to a reduction in the Aggregate Consideration for the Losses in lieu of such termination. If no such agreement is reached within 30 days, either party may terminate this Agreement;

(b)    Shareholders shall have, or shall cause the Company and Newco Group to have, performed and complied in all material respects with all of the terms, covenants, agreements, undertakings, acts, conditions and obligations hereunder required to be performed or complied with by it at or before the Closing Date;

(c)    Buyer shall have received a certificate from Agent dated as of the Closing Date, certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied;

(d)    Buyer shall have received a certificate from each of the Company and each entity Shareholder signed by their respective Secretaries or other proper officer or manager and dated the Closing Date, certifying as to the person executing this Agreement on behalf of the Company or such entity that (a) such person is an officer thereof holding the office or offices specified therein, and (b) that the signature of each such person set forth on such certificate is his or her genuine signature;

(e)    Buyer shall have received duly executed resignations from all of the Company’s and PHPI’s directors and officers effective as of the Closing Date;

(f)    Shareholders shall have delivered to Buyer certificates representing one hundred percent (100%) of the Shares (with the understanding that all certificates representing Dissenting Shares shall have been cancelled at or prior to Closing in accordance with Section 2.3(d)) duly endorsed in blank or accompanied by stock powers duly executed in blank;

(g)    Executives, Newco Group and the Excluded Subsidiaries shall have duly executed and delivered to Buyer the Non-Competition Agreement substantially in the form of Exhibit E [OMITTED];

(h)    Any required consents or approvals of parties to the Material Agreements set forth on Schedule 7.2(h) [OMITTED] with respect to the change in control of the Company shall have been obtained;

(i)    Buyer shall have received from counsel to the Company an opinion in form and substance as set forth in Exhibit F [OMITTED], addressed to Buyer and dated as of the Closing Date;

(j)    Agent and Escrow Agent shall have executed and delivered to Buyer the Escrow Agreement;

(k)    There shall not have occurred any event or occurrence and there shall not have occurred any regulatory change that is reasonably likely to have a Material Adverse Effect on the PHP Group, the Business or the Assets after Closing;

(l)    All of the Options shall have been fully exercised or terminated;

(m)    All of the Preferred Shares shall have been redeemed and retired by Company;

(n)    The Company and PHPI shall be subject to the same statutory surplus, premium reserves, working capital, insolvency insurance, parent company guarantee and deposit requirements to which they are now subject with respect to the Business immediately after Closing;

(o)    Buyer shall have received any required waiver and consent from the DOI and AHCA to permit Buyer to acquire control of the PHP Group;

(p)    The PHP Group shall be released from any guarantee of indebtedness (or shall Newco Group, jointly and severally, shall indemnify and hold Buyer harmless with respect to any such guarantee that is not released before Closing with the PHP Group’s best efforts) or of a contract or lease of any Excluded Subsidiary, Pinellas County or any other Person as set forth on Schedule 7.2(p) [OMITTED] and the Employment Agreements set forth on Schedule 7.2(p) [OMITTED] shall have been terminated or assigned to Newco Group;

(q)    Buyer shall receive an Acknowledgment and Release from each Shareholder and each Shareholder shall have used its commercially reasonable efforts to obtain and deliver an Acknowledgement and Release from the spouse of each Shareholder, if any, in the form attached hereto as Exhibit H [OMITTED] executed in such Shareholder’s or spouse’s individual capacity, which waives and releases any and all claims of any kind or nature whatsoever that such Shareholder or spouse of a Shareholder may now have or hereafter acquire arising from or related to, in any manner, Shareholder’s association or affiliation with or relation to the PHP Group, and to the Shares being conveyed to Buyer pursuant to this Agreement, including, but not limited to, any community property rights;

(r)    Buyer shall receive the Separation Agreement, in the form attached hereto as Exhibit I [OMITTED] as executed by Newco Group and PHP Group (the “Separation Agreement”), the Assignment and Assumption Agreement in the form attached as Exhibit P [OMITTED] as executed by PHPI and CarePlus Health Plans (the “Assignment and Assumption”), the Novation Agreement in the form attached as Exhibit Q [OMITTED] as executed by PHPI, CarePlus Health Plans and Centers for Medicare and Medicaid Services (the “Novation”) and the Redemption Agreement(s) in the form attached as Exhibit M [OMITTED] executed by the Company and each Shareholder participating in such redemption, the Separation Agreement and the Redemption Agreement shall not have been amended or terminated without Buyer’s written consent, and any changes to the Assignment and Assumption and the Novation shall not adversely affect Buyer and shall not have been terminated and closings shall have occurred under the Separation Agreement, the Assignment and Assumption Agreement, the Novation and the Redemption Agreement, in accordance with the terms of such agreements, on or before the Closing Date;

(s)    The Atlantic Dental Ancillary Care Agreement between PHPI and Atlantic Dental, Inc. shall have been amended to provide for (i) a term of five years from the Closing Date, and (ii) termination without cause on one year’s notice by PHPI;

(t)    The provider agreement between PHPI and CarePlus Medical Centers, LLC for the medical clinics operated by Newco Group (including Medicaid clinics hereafter opened or acquired and CarePlus Medical Centers, LLC) shall have been amended to provide for (i) term of five years from the Closing Date, (ii) termination without cause by PHPI on one year’s notice, (iii) the clinics operated by Newco Group shall provide services to up to 36,000 members of the Business, in the aggregate, as determined by PHPI, and (iv) the rates shall be the substantially similar to the rates PHPI pays comparable providers for similar services in similar Florida markets, which rates shall be adjusted at such times as Medicaid rates are adjusted by ACHA;

(u)    Unless otherwise directed by Buyer, the Service Agreements between PHPI and each of MedImpact Healthcare Systems, Inc., Comprehensive Behavioral Care, Inc. (dated July 22, 2000) and Vision Care, Inc. (Ancillary Care Agreement dated March 18, 1998) have been terminated or validly assigned to Newco Group;

(v)    Newco Group shall have duly executed and delivered to Buyer the Administrative Services Agreement attached as Exhibit L [OMITTED];

(w)    The License Agreement attached as Exhibit C [OMITTED] shall have been executed by Newco Group and delivered to Buyer; and

Section 7.3     Conditions to the Obligations of the Company.  The obligations of the Company to consummate the transactions contemplated hereby are subject to the satisfaction (or waiver in whole or in part by the Company) of the following conditions:

(a)    Each of the representations and warranties of Buyer shall be true and accurate in all material respects as of the date hereof and as of the Closing Date as if made at and as of such time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need to be true and accurate only as of such date or with respect to such period, and giving effect to all limitations as “materiality” and “Material Adverse Effect” set forth in such representations and warranties);

(b)    Buyer shall have performed and complied with in all material respects all of the terms, covenants, agreements, undertakings, acts, conditions and obligations hereunder required to be performed or complied with by Buyer at or before the Closing Date;

(c)    The Company shall have received a certificate signed by an executive officer of Buyer, dated as of the Closing Date, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied;

(d)    The Company shall have received a certificate from Buyer, signed by its Secretary and dated as of the Closing Date, certifying as to the person executing this Agreement on behalf of Buyer and providing with respect to the certificate referred to in Section 7.3(c) that (a) such person is an officer thereof holding the office or offices specified therein, and (b) the signature of each such person set forth on such certificate is his or her genuine signature;

(e)    Buyer shall have paid to the Company and Escrow Agent the Aggregate Consideration for the Shares in the manner specified in Section 2.3 of this Agreement and shall have executed and delivered to Shareholders the Escrow Agreement substantially in the form attached as Exhibit B [OMITTED];

(f)    The Company shall have received from counsel to Buyer an opinion in form and substance as set forth in Exhibit G [OMITTED], addressed to the Company and dated as of the Closing Date;

(g)    Buyer and the PHP Group shall have executed and delivered the Non-Competition Agreement related to the Excluded Business for Miami-Dade, Broward and Palm Beach Counties substantially in the form attached as Exhibit J [OMITTED];

(h)    Newco Group shall have received all authorizations, approvals or consents required from any Governmental Entities to permit the transactions contemplated hereby and such authorizations, approvals and consents shall be in full force and effect, including the consent of DOI and the Centers for Medicare & Medicaid Services;

(i)    The License Agreement attached as Exhibit C [OMITTED] shall have been executed by PHPI and delivered to Newco Group; and

(j)    The Company shall have received a certificate from Buyer, signed by its Secretary, and dated as of the Closing Date, certifying with specificity the Losses incurred in connection with the Pre-Closing Basket as determined in Section 7.2(a) hereunder.

ARTICLE VIII
TERMINATION

Section 8.1     Termination.  Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated herein may be abandoned at any time before the Closing Date:

(a)    by the mutual written consent of the Company and Buyer; or

(b)    by either the Company or Buyer:

(i)    if the Closing shall not have occurred on or before December 31, 2002, or January 31, 2003 if the delay was caused by not receiving the approval of a required Governmental Entity; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date, or

(ii)    if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties shall use commercially reasonable efforts to have removed or vacated), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and non-appealable, or

(iii)    if a Governmental Entity has stated in writing that consent to the transactions contemplated by this Agreement will not be granted, or

(iv)    pursuant to Section 7.1(a), or

(v)    pursuant to Section 5.11(b); or

(c)    by the Company if Buyer (x) breaches or fails in any material respect to perform or comply with any of its covenants and agreements contained herein or (y) breaches its representations and warranties in any respect and such breach results in or reasonably could be expected to result in a Material Adverse Effect on Shareholders, the Company, Newco Group, the Business, taken as a whole, or the Excluded Business, taken as a whole, in each case such that the conditions set forth in Section 7.1 or Section 7.3 would not be satisfied; provided, however, that if any such breach is curable by Buyer through the exercise of Buyer’s commercially reasonable efforts then for so long as Buyer shall be so using such efforts to cure such breach, the Company shall not terminate this Agreement pursuant to this Section 8.1(c) except as permitted by Section 8.1(b)(i); or

(d)    by Buyer if the Company (x) breaches or fails in any material respect to perform or comply with any of its covenants and agreements contained herein or (y) breaches its representations and warranties in any respect and such breach results in or reasonably could be expected to result in a Material Adverse Effect, on the Business or the PHP Group taken as a whole or as otherwise provided in Section 7.2(a), in each case such that the conditions set forth in Section 7.1 or Section 7.2 would not be satisfied; provided, however, that if any such breach is curable by the Company through the exercise of the Company’s commercially reasonable efforts then for so long as the Company shall be so using such efforts to cure such breach, Buyer shall not terminate this Agreement pursuant to this Section 8.1(d) except as permitted by Section 8.1(b)(i).

Section 8.2     Procedure and Effect of Termination.  In the event of a valid termination and abandonment of this Agreement by the Company or Buyer pursuant to Section 8.1, notice thereof shall be given to the other party. If the transactions contemplated by this Agreement are validly terminated as provided herein:

(a)    each party will return all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same;

(b)    all confidential information received by either party with respect to the business of any other party or its subsidiaries or Affiliates shall be treated in accordance with the provisions of the Confidentiality Agreement, which shall survive the termination of this Agreement;

(c)    neither party will have any liability under this Agreement to the other except (i) as stated in subparagraphs (a) and (b) of this Section 8.2; (ii) for any willful breach of any provision of this Agreement; and (iii) as provided in the Confidentiality Agreement; and

(d)    if neither Buyer nor the Company is in breach of any material provision of this Agreement, this Agreement shall be void and shall no longer be of any force or effect except as stated in subparagraphs (a) and (b) of this Section 8.2.

Section 8.3     Other Offers.  On and after the date hereof and before the Closing, the Company shall not, directly or indirectly, solicit, encourage, facilitate, entertain, or accept (nor permit any of its officers, directors, employees, agents or Affiliates, directly or indirectly, to solicit, encourage, facilitate, entertain or accept), including by way of furnishing information, any inquiries or proposals for a merger, consolidation, share exchange or similar transaction involving the PHP Group, for the acquisition of the Business or shares of the PHP Group or discuss with or enter into conversations with any Persons concerning such merger, consolidation, share exchange or purchase, acquisition or other similar transaction. Shareholders acknowledge and agree that any remedy at law for breach of the foregoing covenants shall be inadequate, and in addition to any other relief which may be available, Buyer shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages, posting bond or providing security, and without regard to the adequacy of any remedy at law. Except for that certain standstill letter agreement dated June 11, 2002 by and between Company and Parent, as amended (the “Standstill Agreement”), Shareholders represent and warrant that as of the date hereof, there is no standby agreement or backup contract with respect to the sale of the Shares, the Assets or the Business and they have terminated any such discussions with third parties with respect to any such proposed sale.

ARTICLE IX
AGENT

Section 9.1     Appointment of Agent; Power of Attorney.  Each of the Shareholders irrevocably constitutes and appoints Miguel B. Fernandez as Agent to act as such Person’s true and lawful attorney-in-fact and agent and authorizes Agent acting for such Person and in such Person’s name, place and stead, in any and all capacities to do and perform every act and thing required or permitted to be done in connection with the following transactions contemplated by this Agreement and the Escrow Agreement, as fully to all intents and purposes as such Person might or could do in person, including, without limitation: (i) to determine the time and place of Closing, to determine whether the conditions to effect the Merger set forth in Article IX have been satisfied (or to waive such conditions), and to terminate (or not to exercise the right to terminate) this Agreement as provided in Article VIII; (ii) to take any and all action on behalf of the Shareholders from time to time as Agent may deem necessary or desirable to fulfill the interests and purposes of this Article IX to engage agents and representatives (including accountants and legal counsel) to assist in connection therewith and provide for their payment out of the Aggregate Consideration; (iii) to retain such portion of the Aggregate Consideration for payment of expenses relating to the transactions or obligations of the Shareholders arising hereunder after the Closing and to maintain a reserve for a period of time in connection with the payment of such expenses and the maintenance of such reserves (all as determined by Agent in his sole discretion) and to pay any such additional amounts to those Persons who have provided services or other assistance to the Company in achieving its success (in such amounts and to such Persons as determined by Agent in his sole discretion); (iv) to deliver all notices required to be delivered by the Shareholders; and (v) to receive all notices required to be delivered to the Shareholders. Each of the Shareholders grants unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or desirable to be done in connection with the matters described above, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that Agent may lawfully do or cause to be done by virtue hereof. Each of the Shareholders further acknowledges and agrees that upon execution of this Agreement, any delivery by Agent of any waiver, amendment, agreement, opinion, certificate or other documents executed by Agent pursuant to this Article IX, such Person shall be bound by such documents as fully as if such Person had executed and delivered such documents.

Section 9.2     Liability of Agent.  Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Shareholder. Agent shall not be liable to any Shareholder for any action taken or omitted by him hereunder or under any other document hereunder, or in connection therewith, except that Agent shall not be relieved of any liability imposed by law for willful misconduct. Agent shall not be liable to any Shareholder for any apportionment or distribution of payments made by him in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Shareholder to whom payment was due, but not made, shall be to recover from other Shareholders any payment in excess of the amount to which they are determined to have been entitled. Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement. Each of the

Shareholders acknowledges and agrees that Agent shall not be obligated to take any actions and shall be entitled to take such actions as Agent deems appropriate in such Agent’s sole discretion. Buyer and Buyer’s Affiliates recognize that Agent in acting in such capacity solely as a convenience to the parties and that Buyer and Buyer’s Affiliates shall make no claim against him and Agent shall have no liability to Buyer or Buyer’s Affiliates in connection with acting in such capacity, except that Agent shall not be relieved of any liability imposed by law for willful misconduct.

Section 9.3     Actions of Agent.  Each Shareholder agrees that Buyer shall be entitled to rely on any action taken by Agent, on behalf of the Shareholders pursuant to Section 9.1 above (each, an “Authorized Action”), and that each Authorized Action shall be binding on each Shareholder as fully as if such Person had taken such Authorized Action.

Section 9.4     Disbursements to Shareholders.  All of the Aggregate Consideration received by Agent on behalf of the Shareholders hereunder shall, after payments of expenses and maintenance of reserves as provided in accordance with Section 9.1 hereof, be distributed to the Shareholders based upon their respective ownership of the Company immediately prior to the Closing. The Agent may resign at any time upon written notice to the Shareholders; and in such event, or upon the death or permanent disability of the Agent, the Shareholders representing a majority of the ownership interests of the Shares shall forthwith designate a successor Agent.

ARTICLE X
MISCELLANEOUS

Section 10.1     Governing Law and Consent to Jurisdiction.  The laws of the State of Delaware (irrespective of its choice of law principles) shall govern all issues concerning the validity of this Agreement, the construction of its terms and the interpretation and enforcement of the rights and duties of the parties. Each party irrevocably submits to the exclusive jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in Delaware (and the Delaware State and Federal courts having jurisdiction over appeals therefrom) in respect of the transactions contemplated by this Agreement and the other agreements and documents referred to herein and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than in a Federal or state court sitting in the State of Delaware.

Section 10.2     Amendment and Modification.  Subject to applicable law, this Agreement may be amended, modified and supplemented in any and all respects only by written agreement of the parties at any time before the Closing Date with respect to any of the terms contained herein.

Section 10.3     Notices.  All notices, consents and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) on the Business Day (or the next succeeding Business Day if the date of delivery is not a Business Day) when delivered by hand or by Federal Express, UPS or a similar commercial overnight courier with provisions for a receipt; (b) five days after being deposited in any United States Post Office enclosed in a postage prepaid, registered or certified envelope addressed; or (c) on the Business Day (or the next succeeding Business Day if the date of delivery is not a Business Day) when successfully transmitted by telecopier (with a confirming copy of such communication to be sent as provided in clauses (a) or (b) above), to the receiving party at the address or telecopier number set forth below (or at such other address or telecopier number for a party as shall be specified by like notice); provided, however that any notice of change of address or telecopier number shall be effective only upon receipt:

(a)    if to Buyer, the Company (after the Closing) or Parent, to:

AMERIGROUP Corporation
4425 Corporation Lane, Suite 100
Virginia Beach, VA 23462
Telephone: (757) 473-2732
Telecopy No.: (757) 557-6743
Attention: Stanley F. Baldwin, Esq.

with a copy (which shall not constitute notice) to:

Williams Mullen, A Professional Corporation
One Columbus Center, Suite 900
Virginia Beach, VA 23462
Telephone: (757) 499-8800
Telecopy No: (757) 473-0395
Attention: Thomas R. Frantz, Esq.

(b)    if Shareholders or the Company (before the Closing), to:

Miguel Fernandez, Agent
55 Alhambra Plaza
7th Floor
Coral Gables, FL 33134
Telephone: 305-441-9400
Telecopy: 305-441-7915

with a copy (which shall not constitute notice) to:

Akerman, Senterfitt & Eidson, P.A.
One Southeast Third Avenue, 28th Floor
Miami, FL 33131
Telephone: (305) 374-5600
Telecopy: (305) 374-5095
Attention: Teddy D. Klinghoffer, Esq.

Section 10.4     Interpretation.

(a)    The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to article, section, paragraph, exhibit and schedule are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. The words describing the singular number shall include the plural and vice versa, and words denoting any genders shall include all genders. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(b)    The Disclosure Schedule shall be construed with and as an integral part of this Agreement as if the same has been set forth verbatim herein. Any matter disclosed pursuant to the Disclosure Schedule shall be deemed to be disclosed for the purpose indicated on such Schedule (unless readily apparent), and such disclosure shall not be deemed to be an admission or representation as to the materiality of the item so disclosed.

(c)    Headings are for convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.

Section 10.5     Counterparts.    This Agreement may be executed in multiple counterparts, each of which when executed and delivered shall be deemed an original, and all of which shall together be considered one and the same agreement.

Section 10.6     Entire Agreements; Third Party Beneficiaries.    This Agreement (including the documents and the instruments referred to herein), the Confidentiality Agreement, the Standstill Agreement and the Disclosure Schedule (i) constitute the entire agreement of the parties and supersede all prior negotiations, discussions, disclosures, representations and warranties, agreements and understandings, if any, both written and oral, among the parties with respect to the subject matter hereof; and (ii) except as specifically provided herein, is not intended to nor shall it confer, upon any Person other than the parties hereto and their successors and permitted assigns any rights, benefits, claims, or remedies hereunder.

Section 10.7     Severability.    The parties agree that (i) if any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and (ii) they shall negotiate in good faith to reach agreement to replace any provisions that are finally determined to be invalid, void or otherwise unenforceable with other provisions that are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions but are valid and enforceable.

Section 10.8     Service of Process.    Each Party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 10.1 hereof in any such action or proceeding by having copies thereof mailed by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 10.3 hereof. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

Section 10.9     Specific Performance.    Each party acknowledges and agrees that in the event of any breach of this Agreement each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties will (a) waive, in any action for specific performance, the defense of adequacy of a remedy at law, and (b) be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement in any action instituted in accordance with Section 10.1.

Section 10.10     Assignment; Binding Agreement.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by either party (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns. The Buyer, the Company, PHPI and Parent are permitted successors and assigns of each other.

Section 10.11     Expenses.

(a)    Except as otherwise provided herein, all costs and expenses incurred in connection with the transactions contemplated by this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.

(b)    The filing fees required under the Hart-Scott-Rodino Act shall be paid by Buyer.

Section 10.12     Waivers.    Except as otherwise provided in this Agreement, any failure of either party to comply with any obligation, covenant, agreement or condition herein may, to the extent permitted by applicable law, be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 10.13     No Double Recovery.    Notwithstanding anything herein to the contrary, no party shall be entitled to indemnification or reimbursementunder any provision of this Agreement for any amount to the extent such party has been indemnified or reimbursed for such amount under any other provision of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Merger Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

SHAREHOLDERS:

/s/ FREDERICK W. BROWN FREDERICK W. BROWN

/s/ MIGUEL B. FERNANDEZ MIGUEL B. FERNANDEZ

/s/ PETER L. JIMENEZ PETER L. JIMENEZ

COMPANY:	PHP HOLDINGS, INC.

By: /s/ MIGUEL B. FERNANDEZ
Name: Miguel B. Fernandez Title: President

BUYER:	AMERIGROUP FLORIDA, INC.

By: /s/ STANLEY F. BALDWIN
Name: Stanley F. Baldwin
Title: Secretary

PARENT:	AMERIGROUP CORPORATION

By: /s/ STANLEY F. BALDWIN
Name: Stanley F. Baldwin
Title: Secretary

SHAREHOLDERS:	MBF HOLDINGS I LIMITED PARTNERSHIP

By: /s/ PILAR F. GIORGINI
Name: Pilar F. Giorgini
Title: President

MBF HOLDINGS II LIMITED PARTNERSHIP

By: /s/ PILAR F. GIORGINI
Name: Pilar F. Giorgini
Title: President

CMF INVESTMENTS LIMITED PARTNERSHIP

By: /s/ PILAR F. GIORGINI
Name: Pilar F. Giorgini
Title: President

AMF INVESTMENTS LIMITED PARTNERSHIP

By: /s/ PILAR F. GIORGINI
Name: Pilar F. Giorgini
Title: President

MBF INVESTMENTS LIMITED PARTNERSHIP

By:	/s/ PILAR F. GIORGINI
Name: Pilar F. Giorgini Title: President

MBFJ INVESTMENTS LIMITED PARTNERSHIP

By:	/s/ PILAR F. GIORGINI
Name: Pilar F. Giorgini Title: President

GAMM INVESTMENTS, LTD

By:	/s/ MIGUEL B. FERNANDEZ
Name: Miguel B. Fernandez Title:

/s/ JOSEPH P. ABOOD
JOSEPH P. ABOOD

/s/ BARBARA COWLEY
DR. BARBARA R. COWLEY

/s/ ROBERT L. KOEPPEL
ROBERT L. KOEPPEL

ROBERT L. KOEPPEL IRREVOCABLE TRUST FOR ROBERT L. KOEPPEL, JR., DATED MARCH 9, 1999

By:	/s/ RICHARD BERMONT
Name: James I. Kramer and Richard Bermont Title: As Co-Trustees of the above trust

ROBERT L. KOEPPEL IRREVOCABLE TRUST FOR STEVEN G. KOEPPEL, DATED MARCH 9, 1999

By:	/s/ RICHARD BERMONT
Name: James I. Kramer and Richard Bermont Title: As Co-Trustees of the above trust

ROBERT L. KOEPPEL IRREVOCABLE TRUST FOR PEYTON K. LESTER, DATED MARCH 9, 1999

By:	/s/ RICHARD BERMONT
Name: James I. Kramer and Richard Bermont Title: As Co-Trustees of the above trust

ROBERT L. KOEPPEL IRREVOCABLE TRUST FOR KEVIN F. KOEPPEL, DATED MARCH 9, 1999

By:	/s/ RICHARD BERMONT
Name: James I. Kramer and Richard Bermont Title: As Co-Trustees of the above trust

ROBERT L. KOEPPEL IRREVOCABLE TRUST FOR WILLIAM M. KOEPPEL, DATED MARCH 9, 1999

By:	/s/ RICHARD BERMONT
Name: Richard Bermont Title:

ROBERT L. KOEPPEL, TRUSTEE, OR HIS SUCCESSORS OF THE ROBERT L. KOEPPEL REVOCABLE LIVING TRUST DATED DECEMBER 14, 2000

By:	/s/ ROBERT L. KOEPPEL
Name: Robert L. Koeppel Title: Trustee

/s/ CHRISTINA PROENZA
CHRISTINA D. PROENZA

JOEL NEWMAN

CESAR L. ALVAREZ AND KATHLEEN RYAN ALVAREZ AS TENANTS BY THE ENTIRETY

By:	/s/ KATHLEEN RYAN ALVAREZ /s/ CESAR L. ALVEREZ
Name: Title:

/s/ KEREN P. FOSTER
KEREN POE FOSTER

/s/ MARILYN POE LUNSKIS
MARILYN POE LUNSKIS

/s/ WILLIAM F. POE
WILLIAM F. POE

WILLIAM F. POE, AS CUSTODIAN FOR CHARLES E. POE

By:	/s/ WILLIAM F. POE
Name: William F. Poe Title: Trustee

/s/ JANICE POE MITCHELL
JANICE POE MITCHELL

/s/ WILLIAM F. POE, JR.
WILLIAM F. POE, JR.

BCLAN INVESTMENTS, LIMITED PARTNERSHIP

By:	/s/ FRED BROWN
Name: Fred Brown Title: President of General Partner

/s/ BRUCE FRIEMAN
DR. BRUCE FRIEMAN

FROST NEVADA LIMITED PARTNERSHIP

By:	/s/ Phillip Frost, MD
Name: Phillip Frost, MD Title: President of Frost Nevada Corp, General Partner

/s/ MICHAEL POSTLETHWAITE
MICHAEL POSTLETHWAITE

/s/ STEVEN BLAUSHILD STEVEN BLAUSHILD

/s/ STEVEN BLAUSHILD
HERBERT F. REST

/s/ ROGER MEDEL
ROGER MEDEL, M.D.

/s/ JOSE VOLOSIN
JOSE VOLOSIN

/s/ KAREN ROSS
KAREN ROSS

/s/ MAUREEN PARKER
MAUREEN PARKER

/s/ DAISY GOMEZ
DAISY GOMEZ

/s/ ARLENE GRANT
ARLENE GRANT

/s/ TRISH GIVENS
TRISH GIVENS

/s/ LYNN PHELPS
LYNN PHELPS

/s/ STEVE LUKOW
STEVE LUKOW

/s/ TRACIE FAHY
TRACIE FAHY

/s/ MAUREEN LACH
MAUREEN LACH

/s/ S. SCOTT THOMPSON
S. SCOTT THOMPSON

/s/ DARLENE DIAZ
DARLENE DIAZ

EXHIBIT A

SHAREHOLDERS

[Modify to include only those signing this Agreement.]

Miguel B. Fernandez

GAMM Investments, LTD

MBF Holdings I Limited Partnership

MBF Holdings II Limited Partnership

CMF Investments Limited Partnership

AMF Investments Limited Partnership

MBF Investments Limited Partnership

MBFJ Investments Limited Partnership

Steven Blaushild

Robert L. Koeppel

Robert L. Koeppel Irrevocable Trust for Robert L. Koeppel, Jr. dated March 9, 1999

Robert L. Koeppel Irrevocable Trust for Steven G. Koeppel dated March 9, 1999

Robert L. Koeppel Irrevocable Trust for Peyton K. Lester dated March 9, 1999

Robert L. Koeppel Irrevocable Trust for Kevin F. Koeppel dated March 9, 1999

Robert L. Koeppel Irrevocable Trust for William M. Koeppel, dated March 9, 1999

Robert L. Koeppel, Trustee, or his Successors of the Robert L. Koeppel Revocable Living Trust dated December 14, 2000

Christina D. Proenza

Joel Newman

Cesar L. Alvarez and Kathleen Ryan Alvarez as Tenants by the Entirety

Keren Poe Foster

Marilyn Poe Lunskis

William F. Poe

William F. Poe, as Custodian for Charles E. Poe

Janice Poe Mitchell

William F. Poe, Jr.

BCLAN Investments, Limited Partnership

Frederick W. Brown

Dr. Bruce Frieman

Frost Nevada Limited Partnership

Michael Postlethwaite

Peter Jimenez

Herbert F. Rest

Roger Medel, M.D.

Jose Volosin

Karen Ross

Maureen Parker

Daisy Gomez

Arlene Grant

Trish Givens

Lynn Phelps

Steve Lukow

Tracie Fahy

Maureen Lach

Joe Abood

S. Scott Thompson

Darlene Diaz

Dr. Barbara Cowley

EXECUTION COPY

FIRST AMENDMENT TO MERGER AGREEMENT

This First Amendment to Merger Agreement (“Amendment”), dated as of the 30th day of December, 2002, is entered into by and among PHP HOLDINGS, INC., a Florida corporation (the “Company”), AMERIGROUP Florida, Inc., a Florida corporation (“Buyer”), AMERIGROUP Corporation, a Delaware corporation (“Parent”), and certain preferred and common shareholders of the Company listed on the signature pages hereto.

RECITALS

WHEREAS, Company, Buyer, Parent and certain of the Shareholders entered into that certain Merger Agreement dated August 21, 2002 and certain side letters executed by the parties on August 21, 2002 (the “Agreement”); and

WHEREAS, the parties hereto desire to amend such Merger Agreement, upon the terms and subject to the conditions of this Amendment.

AGREEMENT

In consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1.    Capitalized Terms.  Each capitalized term used in this Amendment and not otherwise defined herein shall have the meaning ascribed to it in the Agreement.

2.    Certain Definitions.  The definitions of (i) “Redemption” shall be deleted in its entirety; (ii) “Agreement”, “Closing Book Value”, “Escrow Agent” and “Spin Off Transaction” contained in Section 1.1 of the Agreement shall be deleted in their entirety and replaced with the following; (iii) “Shareholder Distribution” shall be deleted in its entirety; and (iv) “Preferred Consideration,” “Non-Signing Shareholder” and “Shareholder Receivables” shall be added to Section 1.1 of the Agreement as follows:

“Agreement” has the meaning set forth in the preface, as the same may be amended from time to time.

“Closing Book Value” means (A) the PHP Group’s net book value of all of the Assets minus the Assumed Liabilities required to be disclosed on a balance sheet in accordance with GAAP, as of the Closing Date (whether or not positive), as determined on a consolidated basis in accordance with GAAP (specifically including unpaid Taxes, if any, attributable to the period on and before the Closing Date) minus (B) Taxes receivable, goodwill and other intangible assets (other than Receivables, marketable investment securities, deferred tax assets calculated as set forth below, and other current assets reflected on the PHP

Group’s statutory financial statements) and any nonadmitted asset (determined in accordance with Florida law) other than equipment and furniture purchased or

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leased by the PHP Group after June 30, 2001 and described in Section 5.1(h)(ii) and Schedule 1.1 [OMITTED] and, in the case of any equipment and furniture purchased or leased after the date hereof, subject to the limitations of such Section 5.1(h)(ii), the net book value of which shall be included in Closing Book Value, and other than deferred tax assets calculated as set forth below, which shall also be included in determining Closing Book Value, appearing on the PHP Group’s books and included in Assets under clause (A) above. Closing Book Value shall be determined at the end of the Closing Date and after the Spin Off Transaction and distribution of Shareholder Receivables and all other transactions occurring at, on, or before Closing. Each of the cash, cash equivalents, stocks, bonds and securities to be included in Assets and reflected on the Preliminary Closing Balance Sheet shall be shown at no more than the fair market value of such Assets on the Closing Date. Deferred tax assets included in Assets under clause (A) above shall be limited to what would be admitted deferred tax assets calculated in accordance with statutory accounting principles applicable in Florida with respect to HMOs but without applying the 10 percent of statutory capital and surplus limit but shall only include deferred tax assets relating to accrued expenses expected to be realized within one year and prepaid income. Notwithstanding anything to the contrary contained herein, Shareholder Receivables shall not be included in determining Closing Book Value, but shall be distributed to Shareholders by the Company in the Merger in accordance with the provisions of Section 7 hereof.

“Escrow Agent” means Union Planters Bank or any other financial institution as may be mutually acceptable to the parties to the Agreement.

“Non-Signing Shareholders” means any Shareholder (other than a holder of Dissenting Shares) who does not execute the Agreement and this Amendment either directly or pursuant to a power of attorney. To the extent any such Shareholder subsequently executes the Agreement and this Amendment either directly or pursuant to a power of attorney, then such Person shall not be deemed a Non-Signing Shareholder.

“Preferred Consideration” means, for each Preferred Share, the sum of $100, plus any accrued and unpaid dividends on such Preferred Share up to the Closing Date.

“Shareholder Receivables” means (i) up to $29.2 million in (A) promissory notes from certain Shareholders issued to and held by the Company in connection with the Spin Off Transaction which are due and payable on or before the Closing Date, and (B) cash delivered to the Company by any such Shareholder on or prior to the Closing Date in connection with the Spin Off Transaction, (ii) notes from Shareholders in the principal face amount of $2,950,000 plus interest accrued thereon to the extent due to the Company on the Closing Date, and (iii) amounts owed to the Company in connection with the exercise of Options.

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“Spin Off Transaction” means the transfer of the assets and liabilities relating to the Excluded Business to the Newco Group, the sale of 100% of the Newco Group to certain of the Shareholders pursuant to Subscriptions (defined below) and the distribution to Shareholders of the Shareholder Receivables.

3.     Cash, Investments. Section 2.1(d) of the Agreement shall be deleted in its entirety and replaced with the following:

“(d)    Cash, Investments. All cash, cash equivalents and other short-term investments in the Company or PHPI; provided that such cash, cash equivalents and other short-term investments, which together with any additional capital contributions equal to any Deficit required to be made by Buyer on behalf of the Shareholders in accordance with the terms of the Agreement and this Amendment, shall be sufficient (i) to attain statutory net worth, including, without limitation, deposits required of the PHP Group by the State of Florida or otherwise required by Florida statute and regulation or the Medicaid Contract, the Summit Contract or the FHK Contracts to be owned by the PHP Group, and (ii) to attain a Closing Book Value of the Required Net Worth. Such cash (including, without limitation, any additional capital contributions equal to any Deficit required to be made by Buyer in accordance with the provisions hereof) cash equivalents and other short-term investments in the Company and PHPI shall equal or exceed the accrued expenses, payables and other current liabilities as reflected on the Closing Balance Sheet (all without duplication);”

4.     Tangible Personal Property. Section 2.1(e) of the Agreement shall be deleted in its entirety and replaced with the following:

“(e)    Tangible Personal Property. The equipment, office materials and supplies, tools, vehicles, software, computers, fixtures, leasehold improvements, and furniture (and other tangible personal property) primarily used in the conduct of the Business including, without limitation, that listed in Schedule 2.1(e) attached (the “Tangible Personal Property”); provided, that the Computer Science Corporation computer system and the Echo computer system, and their related subsystems, derivatives and software are to be Excluded Assets and the right to data produced by such systems and software will be made available for six (6) months to the PHP Group after Closing;”

5.     Assumed Liabilities. The following sentence shall be added to the end of Section 2.2(a) of the Agreement:

“Notwithstanding any other provision of the Agreement to the contrary, pursuant to the next to the last sentence of Section 2.2(a) of the Agreement, the matters disclosed in Schedule 6.1(a) [OMITTED] shall not constitute Assumed Liabilities and shall constitute Excluded Liabilities which are subject to the provisions of Section

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6.1(a)(iii) to the extent that they are not reserved for on the Closing Balance Sheet or provided for in the true ups pursuant to Sections 2.3(h) and 2.3(i).”

6.     Aggregate Consideration. Section 2.3(b) of the Agreement shall be deleted in its entirety and replaced with the following:

“(b)    Aggregate Consideration. The aggregate consideration payable to the holders of the Shares and the Preferred Shares shall be equal to the sum of: (i) Ninety-Nine Million Five Hundred Thousand Dollars ($99,500,000), subject to the adjustments provided in Sections 2.3(e) and 5.15(a), if applicable (the “Closing Cash Amount”); (ii) Fifteen Million Dollars ($15,000,000) (the “Escrow Amount”); (iii) the Membership Cash Consideration, as calculated pursuant to Section 2.3(f) below, which shall be in an amount of up to Six Million Dollars ($6,000,000); (iv) plus (or minus) the Excess or (Deficit) as adjusted by the Net Worth Adjustment, which may be positive or negative; (v) plus (or minus) the Positive True Up Amount (or the Negative True Up Amount); and (vi) plus (or minus) the Non-Medical Claims Positive True Up Amount (or the Non-Medical Claims Negative True Up Amount), as such shall be reduced from time to time in accordance with the indemnification provisions set forth in Sections 5.3(c), 6.1, and 6.2 of the Agreement or as such may be increased from time to time in accordance with the terms and provisions of the Agreement (the “Aggregate Consideration”). The Aggregate Consideration shall be paid according to the terms and conditions hereof.

7.     Consummation and Effect of Merger. Section 2.3(c) of the Agreement shall be deleted in its entirety and replaced with the following:

“(c)    Consummation and Effect of Merger. The parties shall cause the Merger to be consummated by filing duly executed Articles of Merger (with the completed Plan of Merger annexed thereto) with the Department of State of the State of Florida (the “Department of State”), in such form as Buyer and Agent reasonably determine is required by, and is in accordance with, the relevant provisions of the Corporation Code. The Merger shall become effective at the Statutory Effective Time and the Merger shall have the effect set forth in the Corporation Code. The Company may, at any time after the Statutory Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either the Company or Buyer in order to carry out and effectuate the transactions contemplated by this Agreement. At the Statutory Effective Time by virtue of the Merger and without any action on the part of any of the parties to the Agreement, the following actions will occur:

(i)	each issued and outstanding share of common stock of Buyer shall be converted into one share of common stock, $.01 par value, of the Company (which will be the surviving entity of the Merger);

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(ii)
each issued and outstanding Preferred Share immediately prior to the Statutory Effective Time (except for certificates representing Dissenting Shares) shall automatically be cancelled and cease to exist and shall be converted into the right to receive, in cash (out of the Closing Cash Amount), an amount equal to $100, plus any accrued and unpaid dividends on each Preferred Share up to the Closing Date, in the amounts set forth in Schedule 3.4 [OMITTED];

(iii)
subject to the provisions of Article IX, each issued and outstanding Share immediately prior to the Statutory Effective Time (except for certificates representing Dissenting Shares) shall automatically be cancelled and cease to exist and shall be converted into the right to receive, in cash, an amount equal to the sum of:

(1)
an amount equal to the (i) the difference between the Closing Cash Amount and the Preferred Consideration for all Preferred Shares, divided by (ii) the number of Shares outstanding on the Closing Date (the “Allocated Closing Cash Amount”);

(2)	an amount equal to the Escrow Amount divided by the number of Shares outstanding on the Closing Date (the “Allocated Escrow Amount”);

(3)
an amount equal to a portion of the Membership Cash Consideration, if any, calculated by dividing the amount of the Membership Cash Consideration by the number of Shares outstanding on the Closing Date (the “Allocated Membership Cash Consideration”);

(4)
plus an amount equal to a portion of the Excess calculated by dividing the amount of the Excess, if any, by the number of Shares outstanding on the Closing Date (the “Allocated Excess”) or minus an amount equal to a portion of the Deficit, if any, calculated by dividing the Deficit by the number of Shares outstanding on the Closing Date (the “Allocated Deficit”);

(5)
plus an amount equal to a portion of the Positive True Up Amount, if any, calculated by dividing the Positive True Up Amount by the number of Shares outstanding on the Closing Date (the “Allocated Positive True Up Amount”) or minus an amount equal to a portion of the Negative True Up Amount, if any, calculated by dividing the Negative True Up Amount by the number of Shares outstanding on the Closing Date (the “Allocated Negative True Up Amount”), as applicable;

(6)
plus an amount equal to a portion of the Non-Medical Claims Positive True Up Amount, if any, calculated by dividing the Non-Medical Claims Positive True Up Amount by the number of Shares outstanding on the Closing Date (the “Allocated Positive Non-Medical True Up Amount”) or

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minus an amount equal to a portion of the Non-Medical Claims Negative True Up Amount, if any, calculated by dividing the Non-Medical Claims Negative True Up Amount by the number of Shares outstanding on the Closing Date (the “Allocated Negative Non-Medical True Up Amount”), as applicable;

in each case rounded to the nearest whole cent and as such shall be reduced from time to time in accordance with the indemnification provisions set forth in Sections 5.3(c), 6.1, and 6.2 of the Agreement or as such may be increased from time to time in accordance with the terms and provisions of the Agreement (the “Merger Consideration”);

(iv)
simultaneously and in connection with the Merger, the Shareholder Receivables shall be assigned by the Company to the Agent without recourse on behalf of the Shareholders and each issued and outstanding Share shall also convert into the right to receive from the payors of the Shareholder Receivables an amount equal to the Shareholder Receivables divided by the number of issued and outstanding Shares; and

(v)
each share of the Company’s capital stock held in the treasury of the Company or by a subsidiary of the Company immediately prior to the Statutory Effective Time shall, by virtue of the Merger and without any action on the part of the holders thereof, be canceled and cease to exist and no payment shall be made with respect thereto.”

8.     Dissenting Shares; Waiver of Dissenter’s Rights. Section 2.3(d) of the Agreement shall be deleted in its entirety and replaced with the following:

“(d)  Dissenting Shares; Waiver of Dissenter’s Rights. Notwithstanding any other provision of the Agreement to the contrary, Shares and Preferred Shares that are issued and outstanding immediately prior to the Statutory Effective Time and which are (i) held by shareholders who shall have not voted in favor of the Merger or consented thereto in writing, and (ii) who shall have delivered a written notice of intent to demand payment for such Shares or Preferred Shares in accordance with Section 607.1320(3) of the Corporation Code and otherwise perfected their rights under Section 607.1320 of the Corporation Code (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive any portion of the Aggregate Consideration and shall be deemed cancelled. Such shareholders (the “Dissenting Shareholders”) shall be entitled to only receive payment of the value of such Shares and/or Preferred Shares held by them in accordance with the provisions of the Corporation Code, except that all Dissenting Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Shares and/or Preferred Shares pursuant to relevant provisions of the Corporation Code, shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Statutory Effective Time, for the right to receive, without any interest thereon, such shareholder’s allocated

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share of the Aggregate Consideration. The Company shall comply with Section 607 of the Corporation Code. The Agent shall hold such portion of the Aggregate Consideration that would have been allocable to the Dissenting Shareholders if such shareholders had not dissented as provided above (“Dissenter’s Allocable Consideration”) until such time as the final, unappealable amount of payment is determined for the Dissenting Shareholder’s shares under the Corporation Code, at which time Agent shall distribute such Dissenter’s Allocable Consideration in accordance with the Corporation Code. Each of the Shareholders and holders of Preferred Shares who execute the Agreement or the Amendment hereby waives his, her or its dissenter’s rights under the Corporation Code with respect to the Merger to the extent permitted by law, and agrees to execute to the extent permitted by law, prior to Closing such documents or instruments as may be reasonably requested by the Company or the Buyer to evidence or further effect such waiver.”

9.    The last sentence of Section 2.3(e) shall be deleted in its entirety and replaced with the following two sentences:

“If the Shareholders’ Adjustment Certificate shows a Closing Book Value of more than the Required Net Worth, then the Closing Cash Amount to be delivered at Closing shall be increased by the excess of the Closing Book Value over the Required Net Worth (the “Excess”); provided, however, that to the extent that the Company has in excess of $2,400,000 of cash (the “$2,400,000 Threshold”) on the Closing Date and the Shareholders’ Adjustment Certificate shows an Excess payment is due, then the Excess shall first be paid in cash by the Company to the Shareholders in an amount equal to the cash in the Company in excess of the $2,400,000 Threshold (in no event to exceed the amount of the Excess) and any remaining balance of the Excess shall be paid by Buyer. The Shareholders shall have no liability under this Agreement in the event that the distribution of Excess Cash by Company to Shareholders under Section 2.3(c)(iv) of the Agreement shall cause a regulatory issue for PHPI; provided, however, that if Buyer funds a Deficit under Section 2.1(d) or the other provisions of this Agreement, such Deficit shall reduce Merger Consideration.” Notwithstanding anything to the contrary contained in this Agreement, if the Preliminary Closing Balance Sheet or Closing Balance Sheet is prepared as of the end of the Closing Date and any portion of the Excess paid by the Company is not reflected in either Balance Sheet at such time, in calculating the Excess, Actual Excess or Actual Deficit from such Balance Sheet pursuant to this Section 2.3(e) or Section 2.3(g) of the Agreement, any portion of the Excess paid by Company pursuant to this Section 2.3(e) shall be added to the amount otherwise determined to be the Closing Book Value under this Section 2.3(e) or Section 2.3(g) of the Agreement, as the case may be; it being understood that the intention of this provision is that the Shareholders do not receive more or less consideration by virtue of the fact that a portion of the Excess is being paid by Company instead of Buyer.

10.    No Further Ownership Rights in Stock. Section 2.3(k) of the Agreement shall be deleted in its entirety and replaced with the following:

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“(k)    No Further Ownership Rights in Stock. The consideration paid to the Shareholders and the holders of the Preferred Shares shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company capital stock, and from and after the Statutory Effective Time there shall be no further registration of transfers on the stock transfer books of Company of the shares of Company capital stock which were outstanding immediately prior to the Statutory Effective Time. If, after the Statutory Effective Time, certificates are presented to Company or the Agent for any reason, they shall be cancelled and each Shareholder and holder of Preferred Shares shall receive his, her or its allocated share of the Aggregate Consideration.

11.    Closing. Sections 2.4(b) and (c) of the Agreement shall be deleted in their entirety and replaced with the following:

“(b)    At the Closing, Agent shall, subject to the satisfaction of the conditions set forth in Article VII, deliver or cause to be delivered to Buyer: (i) all stock certificates representing the Shares and the Preferred Shares; (ii) all other documents and certificates required under Article VII of this Agreement to be delivered by Shareholders, the Company or Newco Group to Buyer on or before the Closing Date in connection with the transactions contemplated hereby; and (iii) such consents required under other Contracts to the change of control of the PHP Group, including landlord estoppels, as the Company is able to obtain using commercially reasonable efforts to obtain same with the assistance of Buyer. Obtaining the consents and landlord estoppels referenced in Section 2.4(b)(iii) is not a condition to Closing nor shall it give rise to any liability on the part of Shareholders or the Company whatsoever. No interest will be paid or accrued on any sums payable to holders of certificates. Until surrendered in accordance with the provisions of this Section 2.4(b), each stock certificate evidencing the Shares and the Preferred Shares (other than certificates representing Dissenting Shares) shall represent for all purposes only the right to receive the Aggregate Consideration provided for by this Agreement, without interest. Other than the payment to Agent as provided in Section 2.4(c) below, Buyer shall have no liability or obligation whatsoever with respect to the payment to holders of the Shares and Preferred Shares for any such holder’s allocated share of the Aggregate Consideration.”

“(c)    At Closing, subject to the satisfaction of the conditions set forth in Article VII, (i) the Buyer shall: (A) deliver and pay cash to Agent for the benefit of Shareholders and the holders of Preferred Shares the sum of the Closing Cash Amount, the Membership Cash Consideration plus the portion of the Excess over the amount which the Company pays pursuant to Section 2.3(e) or minus the Deficit, as the case may be; (B) deliver to the Escrow Agent cash in an amount equal to the Escrow Amount, which shall secure the payment of Shareholders’ indemnification obligations hereunder and which shall be held in escrow and disbursed in accordance with the terms of the Escrow Agreement; (C) make a cash contribution in the form of debt or equity (as determined by Buyer) to PHPI in the amount of the Deficit, if any, so that based upon the Shareholders’ Adjustment Certificate, the PHP Group would upon Closing have the Required Net Worth, provided, however that any such contribution shall constitute a Deficit, which

8

shall decrease the Aggregate Consideration in accordance with the terms of the Agreement; and (D) deliver all other documents and certificates required under Article VII and Closing Cash Amount of the Agreement to be delivered by Buyer or Parent to Shareholders or the holders of Preferred Shares at or before the Closing Date in connection with the transactions contemplated hereby; and (ii) the Company shall pay a portion of the Excess as provided in Section 2.3 (e) and shall endorse all notes and other documents evidencing the Shareholder Receivables without recourse and deliver and assign to the Agent for the benefit of the Shareholders the Shareholder Receivables.”

12.    Representations and Warranties of Shareholders. Section 3.4 of the Agreement shall be deleted in its entirety and replaced with the following and a new Section 3.38 of the Agreement shall be added as follows:

“Section 3.4   Capitalization.

(a)    The authorized capital stock of the Company consists of 10,000,000 shares of common stock, par value $0.01 per share, and 393,600 shares of preferred stock, par value $1.00 per share, of which 177,500 are designated Series A, 127,500 are designated Series B and 88,600 are designated Series C. There are 997,121.5 shares of common stock, 116,278.5 shares of Series B Preferred Stock and options to purchase 953,187 shares of common stock issued and outstanding. The Shares and the Preferred Shares, along with any Dissenting Shares, will constitute 100% of the issued and outstanding shares of capital stock of the Company at the Closing Date. All the outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and are owned by the Shareholders, the holders of Preferred Shares and any Dissenting Shareholders. Except as set forth on Schedule 3.4 [OMITTED], there are no existing (i) options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating Shareholders, holders of Preferred Shares or the Company to issue, purchase, transfer or sell any shares of capital stock or other equity interests in the Company or securities convertible into or exchangeable for such shares or equity interests; (ii) contractual obligations of Shareholders or the Company to repurchase, redeem or otherwise acquire any capital stock of the Company; or (iii) voting trusts or similar agreements to which any of the Shareholders or the Company is a party with respect to the voting of the capital stock of the Company.

(b)    Each holder of the Preferred Shares (i) has full power and authority to execute the Agreement and to perform his, her or its obligations hereunder and (ii) holds of record and owns beneficially the number of Preferred Shares set forth next to his, her or its name on Schedule 3.4 [OMITTED] attached to the Agreement, free and clear of any restrictions on transfer, Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. No holder of Preferred Shares is a party to any option, warrant, purchase right, or other contract or commitment that could require any holder of Preferred Shares to sell, transfer, or otherwise dispose of any capital stock of the Company (other than this Agreement). Except as set forth on Schedule 3.4 [OMITTED], no

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holder of Preferred Shares is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Company. The holders of Preferred Shares are conveying all right, title and interest in and to their Preferred Shares to Buyer pursuant to this Agreement. The Redemption Price (as such term is defined in the Company’s Articles of Incorporation) for the issued and outstanding Preferred Shares as of December 31, 2002 is $20,465,016, which includes the accrued and unpaid dividends on each Preferred Shareholder’s Preferred Shares. The Redemption Price for each Preferred Shareholders’ Preferred Shares is set forth on Schedule 3.4 [OMITTED].

(c)    This Agreement constitutes the valid and legally binding obligation of each holder of Preferred Shares, enforceable in accordance with its terms and conditions except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally; and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(d)    Neither the execution and the delivery of this Agreement, nor the consummation of the Merger and the transactions contemplated hereby, will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any holder of Preferred Shares is subject.

3.38    Spin Off Transaction.

(a)    The issuance, sale and delivery of any securities, whether of the Company or a subsidiary of the Company, or any affiliate of the Company or any such subsidiary, whether or not in existence as of the date of this Agreement, directly or indirectly in connection with the Spin Off Transaction, including but not limited to the sale of securities of CarePlus Holdings, LLLP and CPHP Holdings, Inc. by the Company, have been duly authorized by all necessary corporate action on the part of the Company, and such securities, when so issued, sold and delivered against payment therefor will be duly and validly issued, fully paid and nonassessable. Furthermore, all such securities have been offered, issued and sold by the Company or a subsidiary of the Company, or any affiliate of the Company, in compliance with applicable federal and state securities laws.

(b)    The Subscriptions and other documents used in connection with the issuance, sale and delivery of any securities in connection with the Spin Off Transaction did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of circumstances under which they were made.”

13.    Interim Operations of the Company and the PHP Group. Section 5.1(c) of the Agreement shall be deleted in its entirety and replaced with the following:

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“(c)    shall not (i) split, combine or reclassify the Shares or the shares of PHPI; (ii) issue or sell any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, the Shares or the shares of PHPI; or (iii) redeem, purchase or otherwise acquire, directly or indirectly, any of the Shares or the shares of PHPI;”

14.    Tax Matters.  Section 5.3(m) of the Agreement shall be deleted in its entirety and replaced with the following:

“(m)    Shareholder Liability.  Each Shareholder shall be responsible for a share of the total liability to a Buyer Indemnified Party under Section 5.3(c) equal to the percentage of the total Shares owned by such Shareholder on the Closing Date multiplied by the amount of such total liability provided, however, that in no event shall the amount exceed the Aggregate Consideration actually received by such Shareholder (which shall not include Shareholder Receivables). Miguel B. Fernandez personally guarantees the payment to Buyer Indemnified Parties of the indemnity obligations of each Shareholder (subject to any and all limitations provided under the Agreement) under Sections 5.3(c) and 6.2 of the Agreement, which guarantee shall be construed to include the percentage of the total Shares owned by the Non-Signing Shareholders, whether or not the Non-Signing Shareholders are bound by the indemnity obligations of the Agreement, and a Buyer Indemnified Party may recover from Agent any liability of Shareholders to the Buyer Indemnified Party under Section 5.3(c) without first proceeding against particular Shareholders.”

15.    Runout.  The fourth sentence of Section 5.12 shall be deleted in its entirety and replaced by the following:

“Newco Group will provide Buyer with monthly detailed claim files no later than the fifth Business Day of the month following each claims processing period and an officer of CarePlus Health Plans, Inc. shall be available to meet with an authorized representative of Buyer no more than twice a month during normal business hours upon reasonable prior notice to review pending Medical Claims and other claims, including, without limitation, the efforts being made by Newco Group to resolve same and as to Newco Group’s then estimates as to the liability. After Closing, Buyer will make the current Director of Hospital Contracting for the PHP Group, so long as she is an employee thereof, available to Newco Group from time to time during normal business hours upon reasonable prior notice to assist Newco Group with the settlement process of Medical Claims and other claims, including without limitation attending final negotiation meetings with any such Providers.”

16.    Transition.  Section 5.14(b) of the Agreement shall be deleted in its entirety.

17.    Employees; Benefit Plans.  Section 5.15(a) of the Agreement shall be deleted in its entirety and replaced with the following:

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“(a)    Neither Shareholders, the Company nor any Subsidiary shall make any commitments to any of the PHP Group’s employees with respect to their continued employment by the PHP Group after the Closing Date. It is the intention of Buyer to interview the PHP Group employees listed on Schedule 5.15 [OMITTED] for continued employment with the PHP Group after Closing. The Company shall, upon Buyer’s request, assist Buyer as Buyer deems appropriate, in interviewing and retaining or rehiring any of such employees at or after the Closing Date. Buyer notified the Company by October 15, 2002 of those employees on Schedule 5.15 [OMITTED] that Buyer on behalf of the PHP Group will offer to retain after Closing (the “Designated Employees”). Any employees of the PHP Group which Buyer does not offer to retain or who do not accept such offer will be terminated by the PHP Group at or before Closing. All liabilities related to such terminations, except Excluded Termination Claims and claims with respect to terminations of any Designated Employees that Buyer elects not to have the PHP Group continue to employ after Closing Date, will be paid by the PHP Group before Closing or reserved for on the Closing Balance Sheet. The PHP Group shall make available to Buyer the Designated Employees for reasonable training purposes before Closing, as provided in Section 5.6(e)(i)(G). Without any increase in salaries or other compensation except increases and bonuses which the PHP Group elects to award before Closing as provided in Section 5.1, the PHP Group shall use its commercially reasonable efforts to retain the Designated Employees through the Closing. Buyer and the PHP Group shall co-manage the severance of all other employees of the PHP Group who are primarily employed in the Business and whose employment shall not be continued by the PHP Group after Closing. All employees whose employment will not be continued by the PHP Group after Closing and will not be offered employment with Newco Group (the “Terminating Employees”) who remain in the employ of the PHP Group through December 31, 2002 and execute a Separation Agreement and General Release in the form provided to the Company’s counsel on October 15, 2002 (the “Employee Release”) shall be paid severance pay and stay for pay compensation as provided in the Employee Release by the PHP Group at or before Closing and the PHP Group shall pay at or before Closing related employment Taxes and benefits (together with the aforesaid severance pay and stay for pay compensation, the “Terminating Employee Costs”), and the Aggregate Consideration and Closing Cash Amount payable by Buyer under the Agreement shall be increased by one-half of the amount of the Terminating Employee Costs paid by the PHP Group at or before the Closing, which one-half amount is agreed by the parties to be $77,327.18, reduced by the Tax benefit of such costs as determined under Section 5.3(o) of the Agreement.”

18.     Letter of Credit.  Section 5.17 of the Agreement shall be deleted in its entirety and replaced with the following:

  “Section 5.17    Letter of Credit.  Notwithstanding anything to the contrary contained herein, at Closing, but not at any time after Closing, Agent shall be entitled to have a portion of the Holdback Escrow Collateral released to his possession for the benefit of one or more Shareholders, provided that Agent or any such Shareholder shall have provided Escrow Agent with an irrevocable clean standby letter of credit, in the

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form and on terms attached to the Agreement as Exhibit K [OMITTED], in the aggregate dollar amount of up to 88% of the Holdback Escrow Collateral requested by Agent to be released from escrow. Such issuer of the standby letter of credit shall be the Escrow Agent who shall be Union Planters Bank or other United States bank or financial institution having a senior unsecured rating of “AA” or better by a nationally recognized rating agency, and shall serve as collateral for the indemnification obligations of Shareholders hereunder as a portion of the Holdback Escrow Collateral as provided in the Escrow Agreement. At all times the issuer of any letter of credit and the Escrow Agent shall be the same United States bank and/or financial institution.”

19.    CarePlus Health Plan Members. With respect to Section 5.20 of the Agreement, CarePlus Holdings has transferred and assigned the Medicaid membership and Medicaid provider contracts to PHPI as required by Section 5.20 and terminated its Medicaid contract.

20.    Leases.  Section 5.21 of the Agreement shall be deleted in its entirety and replaced with the following:

“Section 5.21 Leases.

(a)    Before the Closing Date, Buyer shall have the right to negotiate with the landlords of the properties listed on Schedule 2.1(k) [OMITTED] with respect to the termination at or after the Closing Date of any of the PHP Group’s leases relating thereto. If Buyer negotiates an early termination of any such leases, the PHP Group shall pay the landlord the cost of the termination (the “Buyout Amount”) at the Closing, in consideration of an agreement to terminate the subject lease with the landlord in a form acceptable to Buyer in its discretion. The Buyout Amount shall be added to the Aggregate Consideration and the Closing Cash Amount paid at Closing. In the event the PHP Group derives a Tax benefit from using the Buyout Amount as a deduction on its Tax returns for the period ending the Closing Date, the Shareholders shall pay the amount of such Tax benefit as determined under Section 5.3(o) to the Buyer upon receipt of such amount in cash from the Internal Revenue Service and the State of Florida.

(b)    That certain Lease Agreement dated December             , 1998, by and between 4400 University Ltd. Partnership, as Landlord, and PHPI, as Tenant, for 4592 North University Drive, Lauderhill, Florida has been terminated and that certain Lease dated December 2, 2001, by and between Coral Gables Associates, as Landlord, and PHPI, as Tenant, for Suites 610-A and 612-B at One Alhambra Place, Coral Gables, Florida, has been assigned to CarePlus Health Plans and the PHP Group has no liability thereon after the Closing Date. On or before the Closing Date, by agreements previously agreed by CPHP Holdings, Inc., CarePlus Health Plans and Buyer, CarePlus Health Plans or CPHP Holdings, Inc., shall enter into (i) a new lease with the landlord (the “New Tampa Lease”) for the 2nd and 3rd floors of 1410 Westshore Boulevard, Tampa, Florida (“Westshore CarePlus Space”), and PHPI shall enter into a Partial Surrender of Premises Consent agreement with the landlord to surrender possession of the Westshore CarePlus Space under the existing lease therefore and (ii) an assignment of the existing sublease (the

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“Existing Gables Sublease”), for the Seventh Floor of the property located at 55 Alhambra Plaza (“Coral Gables Property” and collectively with the Westshore CarePlus Space, the “Properties”). In the event that, during the course of such negotiations, the Newco Group fails to obtain the release of the PHP Group’s obligations and liabilities under the Existing Gables Sublease or the existing lease for the Westshore CarePlus Space (collectively, the “Leases”) on or before the Closing Date, then, in such event, (w) CPHP Holding, Inc., with respect to the Existing Gables Lease and CarePlus Health Plans, with respect to the New Tampa Lease, shall be liable for and make all payments of rent, cost pass throughs and other expenses under the Existing Gables Sublease and the New Tampa Lease, except to the extent any existing cost arises or accrues on or before Closing Date and to the extent it is reserved for as liability on the Closing Balance Sheet, but if required by the landlord and/or sublandlord thereunder, the PHP Group will expressly agree in writing to remain obligated and liable under the Leases following the Closing Date, (x)the Newco Group will use commercially reasonable efforts from and after the Closing Date to obtain the release of the PHP Group’s obligations and liabilities arising subsequent to the Closing Date under the Leases, (y) Newco Group shall not agree to renew or extend the Existing Gables Sublease beyond the lease terms and renewal terms currently provided for thereunder without the prior written approval of the PHP Group, which approval may be withheld in the PHP Group’s sole discretion, and (z) for so long as any member of the PHP Group shall remain so liable under the Leases, CPHP Holding, Inc., and CarePlus Health Plans jointly and severally, shall indemnify the PHP Group for rent, cost pass throughs, other expenses and Losses it shall incur under the Leases as a result of Newco Group’s failure to pay all rent, cost pass throughs, other expenses and Losses arising or accruing after the Closing Date under the Existing Gables Sublease and the New Tampa Lease in accordance with the provisions of Article VI hereof. Miguel B. Fernandez guarantees the payment of the aforesaid indemnification obligations of members of the Newco Group. Schedule 3.15(b) [OMITTED] sets forth the expiration date of each Lease.

(c)    Further, immediately before Closing, the PHP Group shall transfer to the Newco Group the equipment and tangible personal property generally described in Schedule 5.21(c) [OMITTED] attached to this Agreement which are now owned by the PHP Group and now located on the Properties. The PHP Group shall also transfer the personal computers (and related software) for the individuals and departments who will be employed by the Newco Group immediately before the Closing, regardless of location, which tangible personal property is also described in Schedule 5.21(c) [OMITTED] attached to this Agreement. The tangible personal property remaining in the PHP Group after such transfers is designated on Schedule 2.1(e) [OMITTED].

21.    INTENTIONALLY LEFT BLANK

22.    Indemnification.  Section 6.1(a) shall be amended to add the following new clause (v) immediately following “(iv) arising out of any claims by Dissenting Shareholders in excess of Dissenter’s Allocable Consideration” and before “; provided, however,”

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“. . . (v) arising out of or related to the Spin Off Transaction, including but not limited to any statutory right of rescission or claim for other damages under applicable securities laws by one or more purchasers of any securities sold in connection with the Spin Off Transaction, the Shareholder Receivables and distribution thereof, or the Preferred Shares. . ;”

23.    Conditions to the Obligations of Buyer.  Sections 7.2(f), (m), (q), (r) and (v) of the Agreement shall be deleted in their entirety and replaced with the following:

“(f)    Shareholders shall have delivered to Buyer certificates representing one hundred percent (100%) of the Shares and the Preferred Shares (with the understanding that all certificates representing Dissenting Shares shall have been cancelled at or prior to Closing in accordance with Section 2.3(d));”

“(m)    Certain Shareholders shall have executed Subscription Agreements (the “Subscriptions”) and, on or before December 27, 2002, Notes in the form previously provided to counsel for the Buyer evidencing certain Shareholder Receivables, such Subscriptions and Notes for Shareholder Receivables shall have been delivered to Buyer and the closing of all transactions contemplated by the Subscriptions shall have occurred and such Shareholders shall have tendered consideration to acquire 100% of the issued and outstanding equity interests in CPHP Holdings, Inc. and CarePlus Holdings, LLLP, and indirect 100% ownership of all members of Newco Group;”

“(q)    Buyer shall receive an Acknowledgment and Release in the form attached as Exhibit H [OMITTED] (the “Shareholder Release”) from each of Miguel B. Fernandez and his affiliated partnerships, Peter L. Jimenez, Frederick W. Brown, BCLAN Investments Limited Partnership, Joseph P. Abood, Dr. Barbara Cowley, and the Persons listed on Appendix A (collectively, the “Required Shareholders”), and the Company and the Agent shall have used their commercially reasonable efforts to obtain and deliver to Buyer a Shareholder Release from each Shareholder other than the Required Shareholders;”

“(r)    Buyer shall receive the Separation Agreement, in the form attached to the Agreement as Exhibit I as executed by Newco Group and PHP Group (the “Separation Agreement”), the Assignment and Assumption Agreement in the form attached to the Agreement as Exhibit P [OMITTED] as executed by PHPI and CarePlus Health Plans (the “Assignment and Assumption”), and the Novation Agreement in the form attached to the Agreement as Exhibit Q [OMITTED] as executed by PHPI, CarePlus Health Plans and Centers for Medicare and Medicaid Services (the “Novation”), and any changes to the Assignment and Assumption and the Novation shall not adversely affect Buyer and shall not have been terminated and closings shall have occurred under the Separation Agreement, the Assignment and Assumption Agreement and the Novation, in accordance with the terms of such agreements, on or before the Closing Date;”

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24.     Disbursements to Shareholders.   Section 9.4 of the Agreement shall be deleted in its entirety and replaced with the following:

“Section 9.4     Disbursements to Shareholders.   All of the Aggregate Consideration and Shareholder Receivables received by Agent on behalf of the Shareholders and the holders of the Preferred Shares shall, after payments of expenses and maintenance of reserves as provided in accordance with Section 9.1 of the Agreement, be distributed to the Shareholders and the holders of the Preferred Shares based upon their respective ownership of the Company immediately prior to the Closing and in accordance with the terms of the Agreement. The Agent may resign at any time upon written notice to the Shareholders and the holders of the Preferred Shares; and in such event, or upon the death or permanent disability of the Agent, the Shareholders representing a majority of the ownership interests of the Shares shall forthwith designate a successor Agent.”

25.     Exhibits.   Exhibits L and M [OMITTED] of the Agreement shall be deleted in their entirety. Exhibits B, D, F, H, I and K [OMITTED] attached hereto shall replace the original Exhibits B, D, F, H, I, and K attached to the Agreement.

The Company will provide the omitted schedules and exhibits to the Commission upon request.

26.     Covenants of the Parties.

(a)   The parties hereto acknowledge and agree that (i) the Plan of Merger in the form of Exhibit D to the Agreement, shall be replaced with the Plan of Merger attached hereto as Exhibit D [OMITTED] to reflect the terms set forth in this Amendment and (ii) the Separation Agreement in attached to this Amendment as Exhibit I shall replace the Exhibit I attached to the Agreement to reflect that (U) Newco Group will process all Excluded Business medical claim liabilities and any claims for inpatient hospital facility services and other related claims for the period ending on or before the Closing Date in the ordinary course of business and, when possible, the order received, use commercially reasonable efforts to resolve all such Excluded Business claims which are disputed and pay such disputed claims promptly after resolution in a manner consistent with past practices; (V) the Redemption Agreement will no longer be executed; (W) prior to the Closing, certain Shareholders who are accredited investors shall acquire one hundred percent (100%) of the equity interests in CPHP Holdings, Inc. and CarePlus Holdings, LLLP and the purchase price payable by each Shareholder under his, her or its Subscription Agreement shall be paid in full which payment or Note evidencing payment constitutes a Shareholder Receivable; (X) CarePlus Health Plans, Inc. will maintain a reserve for medical claims as determined by the Actuary; (Y) an additional $1,000,000 will be added to the amount of reserves, which amount shall be classified as a claim adjustment expense, for a period of one year after the Closing Date; and (Z) the terms set forth in this Amendment, as applicable to the Newco Group.

(b)   The parties agree: (i) that Exhibit A attached to this Amendment replaces the Exhibit A attached to the Agreement (the “Original Exhibit A”) since the intent of the legend placed on the Original Exhibit A was to identify all Shareholders and provide the parties a mechanism to delete the names of Dissenting Shareholders, (ii) that Schedule 3.1 attached hereto

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replaces the Schedule 3.1 attached to the Agreement, and (iii) to amend Schedule 3.1 attached hereto at the Closing to properly reflect the then-current Shares owned by all Shareholders and to redefine the term “Shares” as the issued and outstanding shares of common stock held by the Shareholders at the time of Closing (the “Final Schedule 3.1”). Notwithstanding any references in the Agreement that apportion the percentage of several liability of Shareholders under the Agreement (including Sections 5.3(m) and 6.1(a)), such liability shall be in the percentages set forth in the Final Schedule 3.1.

(c)   The parties hereto acknowledge and agree that (i) all references to “CMF Investments Limited Partnership” and “MBF Investments Limited Partnership” in the Agreement are intended to refer to, and are hereby changed to, “GMF Investments Limited Partnership” and “MEF Investments Limited Partnership,” respectively and (ii) the reference to “79.92%” in Section 6.1 of the Agreement is intended to refer to, and is hereby changed to, “78.62%”, and is subject to change to equal the aggregate percentage of Shares owned by Agent, GAMM Investments, Ltd., MBF Holdings I Limited Partnership, MBF Holdings II Limited Partnership, GMF Investments Limited Partnership, AMF Investments Limited Partnership, MEF Investments Limited Partnership, MBFJ Investments Limited Partnership and any Affiliates thereof at the Closing.

(d)   To the extent that Buyer Indemnified Parties are entitled to indemnification under the Agreement for claims arising under Section 6.1(a) of the Agreement (which for purposes hereof shall exclude any claims which may be brought under Sections 5.3 or 6.2 of the Agreement) and subject to any and all limitations provided under the Agreement, if it is finally determined by a court of competent jurisdiction that the Non-Signing Shareholders are not liable for their pro rata share of such indemnification obligations because they are not bound by the Agreement under the Corporation Code or otherwise (such pro rata portion of such indemnification obligations referred to as the “Non-Signing Deficiency”), then all Shareholders (other than the Non-Signing Shareholders) shall be required to indemnify the Buyer Indemnified Parties for their pro rata share (which shall be adjusted upward to take into account the fact the Non-Signing Shareholders would not be contributing) of the Non-Signing Deficiency.

(e)   Buyer and Parent agree that the salaries of up to 7 marketing employees retained by the PHP Group at the request of the Buyer or Parent and, except as set forth in the Agreement, costs and expenses incurred by the PHP Group on behalf the Buyer between the period between the execution of the Agreement and the Closing (including, without limitation, costs associated with training, moving and the maintenance of off-site training facilities), in an aggregate amount of $43,401 shall be paid by the PHP Group before Closing and such costs under this Section 25(e) shall be added to Aggregate Consideration and the Closing Cash Amount.

(f)   PHP Group has agreed to permit the Designated Employees to participate in up to 80 hours of the Buyer-sponsored training before Closing and during each such employee’s regular work hours, without any additional cost or expense to the Buyer. Any training required by the Buyer beyond such 80 hours will be conducted on an overtime basis and the PHP Group shall pay such overtime compensation and the related employment Taxes and

17

benefits at or before Closing, and the cost of such overtime pay and related employment taxes and benefits which the parties agree and acknowledge is $8,561, shall be added to the Aggregate Consideration and the Closing Cash Amount so that the Buyer is effectively responsible for any overtime pay resulting from overtime hours in excess of 80 hours spent by the Designated Employees in the Buyer training sessions. Notwithstanding the foregoing, the Parent and Buyer agree not to disrupt, interfere with or adversely affect the Business or the Excluded Business in connection with such training.

(g)   The parties also acknowledge that certain books and records related primarily to the Excluded Business are currently held in storage by PHPI. Notwithstanding anything to the contrary contained in the Agreement or the Separation Agreement, Buyer hereby agrees to allow Newco Group to continue to utilize such storage after the Closing for records related to the commercial insurance line of business and the Pinellas County Indigent Program; provided, however, that such arrangement shall terminate upon a sale of: (i) more than 51% of the outstanding shares of the voting common stock of CPHP Holdings, Inc. or CarePlus Health Plans to nonaffiliates; or (ii) all or substantially all of the assets of CPHP Holdings, Inc., or CarePlus Health Plans to nonaffiliates. PHPI shall have no liability with respect to such record storage except as a bailee under Florida law and the Newco Group shall indemnify and hold harmless PHPI from any liability related to the storage of such books and records except to the extent PHPI does not fulfill its obligations as a bailee under Florida law. Buyer shall bill the Newco Group on a monthly basis and Newco Group shall promptly pay such invoices for any expenses related to the storage of such records. Buyer and PHPI shall afford to the Newco Group reasonable access upon reasonable notice and during normal business hours to such books and records throughout the period that PHPI is holding such books and records in storage. Any such books and records or other information stored by PHPI in accordance with this subsection shall be kept confidential by the parties, unless and only to the extent that disclosure is required by PHPI pursuant to law, legal process or regulatory authority.

(h)   Notwithstanding any provision of the Agreement or GAAP to the contrary, for purposes of determining the Closing Book Value from the Preliminary Closing Balance Sheet and Closing Balance Sheet, $1,000,000 shall be added to Medical Claims liabilities (determined in accordance with GAAP) for excess margins to be added to IBNR claims and shall be carried through and remain in the true-ups for the periods required by Sections 2.3(h) and 2.3(i) of the Agreement.

(i)   The Closing Date will be December 31, 2002, unless otherwise agreed to in writing by the parties.

(j)   As part of the Spin Off Transaction, PHPI shall transfer to CarePlus Health Plans sufficient cash, cash equivalents and other short-term investments so that CarePlus Health Plans shall be in regulatory compliance as a licensed Medicare HMO on the Closing Date; provided, however, that PHPI shall retain sufficient cash, cash equivalents and other short-term investments to comply with the provisions of Section 2.1(d) of the Agreement, as amended by this Amendment. The Company’s cash, cash equivalents and other short-term investments shall not be used to fund CarePlus Health Plans unless the liquid assets of PHPI are insufficient

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to meet the requirements of the prior sentence.

(k)     On the Closing Date, immediately after payment of the Aggregate Consideration, PHPI may, in its discretion, pay a dividend to the Company and/or pay off the outstanding subordinated promissory surplus notes payable to the Company in any amount by which the Closing Book Value exceeds Required Net Worth and the requirements of Section 3(d)(i) and (ii).

27.     No Other Modifications.   Except as expressly amended or modified by the terms hereof or otherwise agreed to by the party against whom enforcement of such amendment or modification is sought, the Agreement shall remain in full force and effect.

28.     Counterparts.   This Amendment may be executed in multiple counterparts, each of which when executed and delivered shall be deemed an original, and all of which shall together be considered one and the same agreement.

29.     Signatures.   Any Shareholder or holder of Preferred Shares who executes this Amendment shall be fully bound by the Agreement (in both capacities, as applicable), whether or not executed by such Person. Agent is executing this Amendment and other closing documents on behalf of various Shareholders as Agent under the Agreement and/or pursuant to powers of attorney granted Agent by various Shareholders, none of the Shareholders for whom Agent is signing have revoked the agency and power of attorney granted Agent and none of them are incompetent or deceased, all to the Agent’s knowledge.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to Merger Agreement to be executed and delivered as of the date first written above.

SHAREHOLDERS:

/s/ FREDERICK W. BROWN FREDERICK W. BROWN

/s/ MIQUEL B. FERNANDEZ MIGUEL B. FERNANDEZ

/s/ PETER L. JIMENEZ PETER L. JIMENEZ

COMPANY:	PHP HOLDINGS, INC.

	By:	/s/ MIQUEL B. FERNANDEZ
Name: Miquel B. Fernandez
Title: President

BUYER:	AMERIGROUP FLORIDA, INC

	By:	/s/ STANLEY F. BALDWIN
Name: Stanley F. Baldwin
Title: Secretary

PARENT:	AMERIGROUP CORPORATION

	By:	/s/ STANLEY F. BALDWIN
Name: Stanley F. Baldwin
Title: Secretary

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SHAREHOLDERS:	MBF HOLDINGS I LIMITED PARTNERSHIP, a Nevada limited partnership

	By:	MBF HOLDINGS, INC., as General Partner

	By:	/s/ PILAR F. GIORGINI
Pilar F. Giorgini, President

MBF HOLDINGS II LIMITED PARTNERSHIP, a Nevada limited partnership

	By:	MBF HOLDINGS, INC., as General Partner

	By:	/s/ PILAR F. GIORGINI
Pilar F. Giorgini, President

GMF INVESTMENTS LIMITED PARTNERSHIP, a Nevada limited partnership

	By:	PFG MANAGEMENT, INC., as General Partner

	By:	/s/ PILAR F. GIORGINI
Pilar F. Giorgini, President

AMF INVESTMENTS LIMITED PARTNERSHIP, a Nevada limited partnership

	By:	PFG MANAGEMENT, INC., as General Partner

	By:	/s/ PILAR F. GIORGINI
Pilar F. Giorgini, President

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MEF INVESTMENTS LIMITED PARTNERSHIP, a Nevada limited partnership

By:	PFG MANAGEMENT, INC., as General Partner

By:	/s/ PILAR F. GIORGINI
Pilar F. Giorgini, President

MBFJ INVESTMENTS LIMITED PARTNERSHIP, a Nevada limited partnership

By:	PFG MANAGEMENT, INC., as General Partner

By:	/s/ PILAR F. GIORGINI
Pilar F. Giorgini, President

GAMM INVESTMENTS, LTD.

By:	GAMM INVESTMENTS, INC., as General Partner

By:	/s/ MIGUEL B. FERNANDEZ
Miguel B. Fernandez, President

/s/ JOSEPH P. ABOOD JOSEPH P. ABOOD

/s/ BARBARA COWLEY DR. BARBARA R. COWLEY

/s/ ROBERT KOEPPEL ROBERT L. KOEPPEL

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:	ROBERT L. KOEPPEL IRREVOCABLE TRUST FOR ROBERT L. KOEPPEL, JR., DATED MARCH 9, 1999

	By:	/s/ RICHARD BERMONT
James I. Kramer and Richard Bermont, as co-trustees

ROBERT L. KOEPPEL IRREVOCABLE TRUST FOR STEVEN G. KOEPPEL, DATED MARCH 9, 1999

	By:	/s/ RICHARD BERMONT
James I. Kramer and Richard Bermont, as co-trustees

ROBERT L. KOEPPEL IRREVOCABLE TRUST FOR PEYTON K. LESTER, DATED MARCH 9, 1999

	By:	/s/ RICHARD BERMONT
James I. Kramer and Richard Bermont, as co-trustees

ROBERT L. KOEPPEL IRREVOCABLE TRUST FOR KEVEN F. KOEPPEL, DATED MARCH 9, 1999

	By:	/s/ RICHARD BERMONT
James I. Kramer and Richard Bermont, as co-trustees

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ROBERT L. KOEPPEL IRREVOCABLE TRUST FOR WILLIAM M. KOEPPEL, DATED MARCH 9, 1999

By:	/s/ RICHARD BERMONT
James I. Kramer and Richard Bermont, as co-trustees

ROBERT L. KOEPPEL, TRUSTEE, OR HIS SUCCESSORS OF THE ROBERT L. KOEPPEL REVOCABLE LIVING TRUST DATED DECEMBER 14, 2000

By:	/s/ ROBERT L. KOEPPEL
Robert L. Koeppel, as trustee

/s/ CHRISTINA PROENZA
CHRISTINA D. PROENZA

/s/ KEREN P. FOSTER
KEREN POE FOSTER

/s/ MARILYN POE LUNSKIS
MARILYN POE LUNSKIS

/s/ WILLIAM F. POE
WILLIAM F. POE

WILLIAM F. POE, AS CUSTODIAN FOR CHARLES E. POE

By:	/s/ WILLIAM F. POE
Name: William F. Poe
Title: Trustee

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/s/ JANICE POE MITCHELL
JANICE POE MITCHELL

/s/ WILLIAM F. POE, JR.
WILLIAM F. POE, JR.

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BCLAN INVESTMENTS, LIMITED PARTNERSHIP

By:	/s/ FRED BROWN
Name:	Fred Brown
Title:	President of General Partner

/s/ BRUCE FRIEMAN DR. BRUCE FRIEMAN

FROST NEVADA INVESTMENTS TRUST

By:	/s/ PHILLIP FROST, MD
Name:	Phillip Frost, MD
Title:	President of Frost Nevada Corp., General Partner

/s/ MICHAEL POSTLETHWAITE MICHAEL POSTLETHWAITE

/s/ STEVEN BLAUSHILD STEVEN BLAUSHILD

/s/ HERBERT F. REST HERBERT F. REST

/s/ ROGER MEDEL ROGER MEDEL, M.D.

/s/ JOSE VOLOSIN JOSE VOLOSIN

/s/ KAREN ROSS KAREN ROSS

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/s/ MAUREEN PARKER MAUREEN PARKER

./s/ DAISY GOMEZ DAISY GOMEZ

/s/ ARLENE GRANT ARLENE GRANT

/s/ TRISH GIVENS TRISH GIVENS

/s/ LYNN PHELPS LYNN PHELPS

/s/ STEVE LUKOW STEVE LUKOW

/s/ TRACIE FAHY TRACIE FAHY

/s/ MAUREEN LACH MAUREEN LACH

/s/ S. SCOTT THOMPSON S. SCOTT THOMPSON

/s/ DARLENE DIAZ DARLENE DIAZ

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Schedule 3.4

Capitalization; Preferred Shares

[OMITTED]

Schedule 5.21(c)

Description of Equipment and Tangible Personal Property

[OMITTED]

Exhibit H

Revised Shareholder Acknowledgment and Release

[OMITTED]

Exhibit D

Revised Plan of Merger

[OMITTED]

Exhibit F

Revised Company’s Opinion

[OMITTED]

Exhibit I

Revised Separation Agreement

[OMITTED]

Exhibit B

Revised Escrow Agreement

[OMITTED]

Exhibit K

Revised Letter of Credit

[OMITTED]

Schedule 3.1

[OMITTED]

The Company will provide the omitted schedules and exhibits to the Commission upon request.

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